As filed with the Securities and Exchange Commission on October 13, 2023.

Registration No. 333-274871

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOFRONTERA INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-3765675
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

120 Presidential Way, Suite 330

Woburn, MA 01801

Telephone: 781-245-1325

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Prof. Dr. Hermann Luebbert

Chairman and Chief Executive Officer

Biofrontera Inc.

120 Presidential Way, Suite 330

Woburn, MA 01801

Telephone: 781-245-1325

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Older, Esq. Andrew J. Terjesen, Esq. McGuireWoods LLP 1251 Avenue of the Americas 20th Floor New York, NY 10020 Telephone: 212-548-2100	Daniel Hakansson Corporate Counsel Biofrontera Inc. 120 Presidential Way, Suite 330 Woburn, MA 01801 Telephone: 781-486-1510	Jonathan R. Zimmerman, Esq. Tyler J. Vivian, Esq. Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 766-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion.

Dated October 13, 2023

Up to 2,300,000 Shares of Common Stock

or

Up to 2,300,000 Pre-Funded Warrants to Purchase Common Stock

Up to 2,300,000 Warrants to Purchase Common Stock

Up to 2,300,000 Shares of Common Stock Underlying the Warrants

Up to 2,300,000 Shares of Common Stock Underlying the Pre-Funded Warrants

We are offering on a best efforts basis up to 2,300,000 shares of our common stock, par value $0.001 (the “Common Stock”) and up to 2,300,000 warrants to purchase up to 2,300,000 shares of our common stock, at a combined offering price of $     per share and accompanying warrant. Each warrant will have an exercise price of $     (between 100% and 120% of the combined public offering price per share and accompanying warrant), will be exercisable immediately and will expire five years from the date of issuance.

We are also offering to those purchasers, if any, whose purchase of shares in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants in lieu of shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock. The combined purchase price of each pre-funded warrant and accompanying warrant will be equal to the combined purchase price per share and accompanying warrant being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full.

For each pre-funded warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. The shares of Common Stock or pre-funded warrants and the accompanying warrants can only be purchased together in this offering, but the securities will be issued separately. The shares of Common Stock issuable from time to time upon exercise of the warrants and the pre-funded warrants are also being offered by this prospectus.

The shares of Common Stock and accompanying warrants and the pre-funded warrants and accompanying warrants, respectively, will be offered at a fixed combined purchase price and are expected to be issued in a single closing. The offer will terminate on November 1, 2023, unless completed sooner or unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We expect this offering to be completed not later than two business days following the commencement of sales in this offering (after the effective date of the registration statement of which this prospectus forms a part), and we will deliver all securities to be issued in connection with this offering delivery versus payment/ receipt versus payment upon receipt by us of investor funds. Accordingly, neither we nor the Placement Agent (as defined below) have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged Roth Capital Partners, LLC (the “Placement Agent”) to act as our sole placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering, and the Placement Agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the Placement Agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. We will bear all costs associated with the offering. See “Plan of Distribution” beginning on page 107 of this prospectus for more information regarding these arrangements.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “BFRI.” On October 3, 2023, the last reported sale price per share of our common stock was $8.49. The actual combined public offering price per share or pre-funded warrant, as the case may be, and accompanying warrant in this offering will be determined between us, the Placement Agent and the investors in this offering at the time of pricing, and may be at a discount to the current market price for our Common Stock. Therefore, the recent market price used throughout this preliminary prospectus as an assumed combined per share and accompanying warrant offering price may not be indicative of the final combined offering price. There is no established public trading market for the warrants to be issued in this offering or the pre-funded warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the warrants issued in this offering or the pre-funded warrants on any national securities exchange or other nationally recognized trading system.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and a “smaller reporting company”, as defined under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Warrant(s)	Per Pre- Funded Warrant and Accompanying Warrant(s)	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds, before expenses, to Biofrontera Inc.(2)	$	$	$

(1) See “Plan of Distribution” for a description of the compensation payable to the Placement Agent.

(2) Because there is no minimum number of securities or amount of proceeds required as a condition to closing of this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” for more information.

We expects the delivery of the securities against payment will be made in New York, New York on or about             , 2023.

Roth Capital Partners

Prospectus dated            , 2023.

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ABOUT THIS PROSPECTUS

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any related free-writing prospectus. We and the Placement Agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares and warrants offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or the possession or distribution of this prospectus or any free-writing prospectus that we may provide to you in connection with the offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and warrants and the distribution of this prospectus outside the United States. See “Plan of Distribution.”

BASIS OF PRESENTATION

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Biofrontera” and similar references refer to Biofrontera Inc. References in this prospectus to the “Biofrontera Group” refer to Biofrontera AG and its consolidated subsidiaries, Biofrontera Pharma GmbH (individually, “Biofrontera Pharma”), Biofrontera Bioscience GmbH (individually “Biofrontera Bioscience”), Biofrontera Neuroscience GmbH, and Biofrontera Development GmbH. References in this prospectus to “Ferrer” refer to Ferrer Internacional S.A. References in this prospectus to Biofrontera’s “Licensors” refer collectively to Biofrontera Pharma, Biofrontera Bioscience and Ferrer. References in this prospectus to “Ameluz Licensor” refer collectively to Biofrontera Pharma and Biofrontera Bioscience. References in this prospectus to “Cutanea” refer to Cutanea Life Sciences, Inc., which was acquired by Biofrontera in 2019.

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Our fiscal year ends on December 31 of each year. References to fiscal years 2021 and 2022 are references to the years ended December 31, 2021 and 2022. Our most recent fiscal year ended on December 31, 2022.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS

We have rights to trademarks and trade names that we use in connection with the operation of our business, including our corporate name, logos, product names and website names. Trademarks and trade names appearing in this prospectus are the property of their respective owners. Solely for your convenience, some of the trademarks and trade names referred to in this annual report are listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor, to such trademarks and trade names.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read and carefully consider the entire prospectus before making an investment decision, especially the information in “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes, which are included in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

We effected a 1-for-20 reverse stock split of our outstanding common stock on July 3, 2023 (the “reverse stock split”). The conversion and/or exercise prices of our issued and outstanding convertible securities, including shares issuable upon exercise of outstanding stock options and warrants have been adjusted accordingly. Unless otherwise indicated, all share amounts and per share amounts set forth in this prospectus, as well as any corresponding exercise price data, give effect to the reverse stock split.

Overview

We are a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (“PDT”) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. In May 2023, the Company began research and development (“R&D”) activities to support PDT growth and will continue to opportunistically invest in these activities going forward. Our research and development program currently aims to improve the capabilities of our BF-RhodoLED® lamps to better fulfill the needs of dermatologists and improve the effectiveness of our commercial team by letting sales representatives carry approved devices with them allowing for easier product demonstrations and evaluations.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with the RhodoLED® lamp series, for PDT (when used together, “Ameluz® PDT”). In the United States, the Ameluz® PDT treatment is used for the lesion-directed and field-directed treatment of actinic keratoses (“AK”) of mild-to-moderate severity on the face and scalp. AKs are premalignant lesions of the skin that can potentially develop into skin cancer (squamous cell carcinoma) if left untreated.1 International treatment guidelines list photodynamic therapy as the highly recommended treatment for AK, especially multiple AKs and the surrounding photodamaged skin.2 We are currently selling Ameluz® for this indication in the U.S. under an exclusive license and supply agreement (“Ameluz LSA”) between Biofrontera, Inc. and the Ameluz Licensors.

AKs are superficial potentially pre-cancerous skin lesions caused by chronic sun exposure that may, if left untreated, develop into a form of potentially life-threatening skin cancer called squamous cell carcinoma. AK is the most frequent indication treated by dermatologists for patients older than 45. Actinic keratoses typically appear on sun-exposed areas, such as the face, bald scalp, arms or the back of the hands, and are often elevated, flaky, and rough in texture, and appear on the skin as hyperpigmented spots. If left untreated, 0.025-16% of AKs can transform into squamous cell carcinoma (SCC) and as such can be regarded as pre-cancerous lesions. AKs are typically treated with cryotherapy, self-applied topical drugs, or PDT and these treatments can be used in combination.

In general, photodynamic therapy is a two-step process:

● the first step is the application of a drug known as a “photosensitizer,” or a pre-cursor of this type of drug, which tends to accumulate in cancerous cells; and

1 Fuchs & Marmur, Dermatol Surg. 2007 Sep; 33(9):1099-101. doi: 10.1111/j.1524-4725.2007.33224.x

2 Werner RN, et al. J Eur Acad Dermatol Venereol. 2015 Nov;29(11):2069-2079. doi:10.1111/jdv.13180.

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● the second step is activation of the photosensitizer by controlled exposure to a selective light source in the presence of oxygen.

During this process, energy from the light activates the photosensitizer. In photodynamic therapy, the activated photosensitizer transfers energy to oxygen molecules found in cells, converting the oxygen into highly reactive oxygen species (“ROS”), which destroys or alters the sensitized cells. Photodynamic therapy can be a highly selective treatment that targets specific cells while minimizing damage to normal surrounding tissues. It also can allow for multiple courses of therapy. Hence the mode of action of photodynamic therapy requires destruction of the altered cells. Temporary local skin reactions and inflammation of the treated area might be expected. The Ameluz® PDT therapy is highly effective with patients experiencing up to 91% clearance after one or two treatments3 with limited or no scarring.4 The therapy also may provide protection from potentially fatal progress of mild or invisible AKs. For patients treated with the combination of Ameluz® and BF-RhodoLED, 91% of those patients achieved 100% clearance twelve weeks after treatment, compared to 22% of patients treated with the vehicle who achieved 100% clearance twelve weeks after treatment., 94.3% of lesions were 100% cleared twelve weeks after treatment with Ameluz® PDT therapy compared to 32.5% of lesions that were 100% cleared twelve weeks after treatment with a placebo. 63% of patients who achieved 100% clearance remained 100% cleared twelve months after the Ameluz® PDT treatment.

AK currently affects approximately 58 million Americans which leads to roughly 13 million treatments annually.5 Cryotherapy is the traditional and most common form of treatment but may not be as effective and may leave scarring and cannot be applied to larger fields; cryotherapy is estimated to be approximately 86% of the market. Topical medications which patients apply to the lesions up to multiple times per day for up to several weeks, constitute approximately 12% of the market. PDT is approximately 2% of the market. The total market size is estimated to be roughly $4 billion for the three therapy types. Our primary competitor in the PDT space is Levulan® and the associated light, Blu-U®. Levulan® is approved for spot-therapy of mild to moderate AK on the face and scalp and AK on the upper extremities

Our goal is to continue expansion in the current PDT market share and focus on converting cryotherapy treatments of more than 14 lesions as a field therapy such as Ameluz® PDT could be more effective. Between the current PDT market and the >14 lesion cryotherapy market, our targeted market is about 11% or $500 million of the total AK market (consisting of the current PDT market at $100 million and the portion of the market attributed to cryotherapy treatments of more than 14 lesions at $500 million, assuming a tube price of $346).6

Our second prescription drug licensed product in our portfolio is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or Streptococcus pyogenes. It is approved for use in the United States in adults and children 2 months and older. We are currently selling Xepi® for this indication in the United States under an exclusive license and supply agreement, as amended (“Xepi LSA”), with Ferrer that was assumed by Biofrontera on March 25, 2019 through our acquisition of Cutanea. There has been limited revenue during the current reporting periods and recent developments with the third-party manufacturer that was providing our supply of Xepi® have resulted in further delays of our commercialization of the product. However, Ferrer is qualifying a new contract manufacturer, Cambrex, which is expected to begin production early 2024.

Impetigo is a common and highly contagious bacterial skin infection caused by bacteria. The bacteria that can cause impetigo include Group A beta-hemolytic streptococcus and Staphylococcus aureus. It occurs most frequently in children 2 to 5 years old, but people of any age can be affected and even more than once. Impetigo causes red sores that most often appear on the face, neck, arms, and legs. These sores can turn into blisters that open and form a yellowish crust. Transmission of the disease is by direct contact and poor hygiene can increase the spread. Although impetigo is a year-round disease, it occurs most often during the warm weather months.7 Although impetigo rarely leads to serious complications, effective treatment with drugs like Xepi® can shorten how long impetigo lasts.

We are a sales organization with focus on commercializing our portfolio of licensed products that are already FDA-approved. Predefined research and development efforts for label extensions in order to optimize the market positioning of the products are the responsibility of the respective licensor and are governed by the respective LSAs.

3 For full prescribing information for Ameluz, please see https://bit.ly/AmeluzPI.

4 Reinhold et al. Br. J. Derm. 2016 Oct; 175(4): 696-705. DOI 10.1111/bjd. 14498.

5 www.skincancer.org/skin-cancer-information/actinic-keratosis.

6 Market data accessible from CMS and IQVIA, 2020.

7 How to Treat Impetigo and Control This Common Skin Infection | FDA

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Under the Ameluz LSA, we hold the exclusive license to sell Ameluz® and the RhodoLED® lamp series comprising the RhodoLED® and the new, more advanced RhodoLED® XL (targeted launch in Q2 2024) in the United States for all indications currently approved by the FDA as well as all future FDA-approved indications identified under the Ameluz LSA.

A summary of our understanding of the Ameluz Licensor’s clinical trials is below:

	Indication /		Clinical Phase			Approval
Product	comments	Pre-clinical	I	II	III	process	Status
Ameluz®	Superficial basal cell carcinoma				●		Clinical Study Report (“CSR”) expected Q3 2024

Ameluz®	Actinic Keratosis		●				Safety study using 3 tubes of Ameluz®; CSR expected Q4 2023

Ameluz®	Moderate to severe acne			●			CSR expected mid 2025

Ameluz®	Actinic Keratosis				●		Trunk & extremities with 1-3 tubes; First patient dosed January 2023; CSR expected mid 2025

Ameluz®	Actinic Keratosis				●		Combination daylight and conventional PDT; Plan to start enrollment in 2024

Ameluz®	Squamous cell carcinoma in situ				●		Plan to start enrollment in 2025

In late October 2021, the new, larger RhodoLED® XL was approved by the FDA in combination with Ameluz® for the treatment of mild and moderate actinic keratoses on the face and scalp, which corresponds to the current approval of Ameluz®. The new PDT-lamp enables the illumination of larger areas, thus allowing the simultaneous treatment of several actinic keratoses distant from each other. The smaller BF-RhodoLED® model will continue to be offered in the U.S. market. Additionally, our licensor has been granted a patent for a pain-reduced PDT procedure that combines daylight and conventional PDT and, if the respective Phase III trial leads to inclusion of the procedure into the Ameluz® label, may provide further patent protection until 2039. Furthermore, the FDA recently approved a new formulation of Ameluz® that lacks propylene glycol and reduces the accumulation of certain contaminants over time. The new formulation will be implemented in all US productions of Ameluz® starting in 2024. A corresponding patent application has been filed which, if granted by the U.S. Patent and Trademark Office, will extend protection of Ameluz® to 2043.

Currently, there are no clinical trials being conducted for Xepi®, and we are unaware of any immediate or near-term plans of Ferrer for a U.S.-market focused development pipeline.

Our Strategy

Our principal objective is to improve patient outcomes by increasing the sales of our licensed products. The key elements of our strategy include the following:

●	expand our sales in the United States of Ameluz® in combination with the RhodoLED® lamp series for the treatment of minimally to moderately thick actinic keratosis of the face and scalp and positioning Ameluz® to be standard of care in the United States through our dedicated sales and marketing infrastructure in the United States;

●	leverage the potential for future approvals and label extensions of our licensed portfolio products that are in the pipeline for the U.S. market through the LSAs with the Licensors; and

●	opportunistically add complementary products or services to our portfolio by acquiring or licensing IP to further leverage our commercial infrastructure and customer relationships

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By executing these three strategic objectives, we will fuel company growth, deepen our trusted relationships in the dermatology community, and above all, help patients live healthier, more fulfilling lives.

Company History and Management Team

We were formed in March 2015 as Biofrontera Inc., a Delaware corporation, and a wholly owned subsidiary of Biofrontera AG, a stock corporation organized under the laws of Germany. On November 2, 2021, we consummated our initial public offering and subsequently we ceased to be deemed a company controlled by Biofrontera AG. As of October 4, 2023, Biofrontera AG holds approximately 29.2% of the outstanding shares of our common stock. With our national commercial team, we generate revenue by selling our licensed products directly to dermatology offices and groups.

Biofrontera Inc. includes its wholly owned subsidiary Bio-FRI GmbH, a limited liability company organized under the laws of Germany. Our subsidiary, Bio-FRI was formed on February 9, 2022, as a German presence to facilitate our relationship with the Ameluz Licensor.

Our management team includes Prof. Dr. Hermann Luebbert as Chairman and Chief Executive Officer and Fred Leffler as Chief Financial Officer.

Summary Risk Factors

Investing in our common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

●	Currently, our sole source of revenue is from sales of products we license from other companies and of those products, Ameluz is the source of most of the revenue. If we fail to comply with our obligations in the agreements under which we license rights from such third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.

●	Certain important patents for our licensed product Ameluz® expired in 2019. Although the process of developing generic topical dermatological products for the first time presents specific challenges that may deter potential generic competitors, generic versions of Ameluz® may enter the market following the recent expiration of these patents. If this happens, we may need to reduce the price of Ameluz® significantly and may lose significant market share.

●	Our business depends substantially on the success of our principal licensed product Ameluz®. If the Ameluz Licensor is unable to successfully obtain and maintain regulatory approvals or reimbursement for Ameluz® for existing and additional indications, our business may be materially harmed.

●	The Ameluz Licensor currently depends on a single unaffiliated contract manufacturer to manufacture Ameluz® and has recently contracted with a second unaffiliated contract manufacturer to begin producing Ameluz®. If the Ameluz Licensor fails to maintain its relationships with these manufacturers or if both of these manufacturers are unable to produce product for the Ameluz Licensor, our business could be materially harmed.

●	If our Licensors or our Licensors’ manufacturing partners, as applicable, fail to manufacture Ameluz®, RhodoLED® lamps, Xepi® or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of the products under license to us or we will be unable to meet market demand, and lose potential revenues.

●	Biofrontera, Inc. has been involved in lawsuits to defend or enforce patents related to our licensed products and they or another licensor may become involved in similar suits in the future, which could be expensive, time-consuming and unsuccessful. As we continue to gain market share, there could be increased attempts at litigation from our competitors.

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●	The COVID-19 global pandemic still affects our business and presents new challenges.

●	We are fully dependent on our collaboration with the Ameluz Licensor for our supply of Ameluz® and RhodoLED® lamps and future development of the Ameluz® product line, on our collaboration with Ferrer for our supply of Xepi® and future development of Xepi® and may depend on the Ameluz Licensor, Ferrer or additional third parties for the supply, development and commercialization of future licensed products or product candidates. Although we have the authority under the Ameluz LSA with respect to the indications that the Ameluz Licensor is currently pursuing with the FDA (as well as certain other clinical studies identified in the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Ameluz Licensor if they are unable or unwilling to perform these functions appropriately, the sourcing and manufacture of our licensed products as well as the regulatory approvals and clinical trials related to our licensed products are currently controlled, and will likely continue to be controlled for the foreseeable future, by our existing and future collaborators. Our lack of control over some of these functions could adversely affect our ability to implement our strategy for the commercialization of our licensed products.

●	Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our licensed products, which could make it difficult for us to sell our licensed products.

●	Healthcare legislative changes may have a material adverse effect on our business and results of operations.

●	We face significant competition from other pharmaceutical and medical device companies and our operating results will suffer if we fail to compete effectively. We also must compete with existing treatments, such as simple curettage and cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

●	We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.

●	There is substantial doubt about our ability to continue as a “going concern.”

●	If we fail to obtain additional financing, we may be unable to support the levels of marketing we currently spend on Ameluz or complete the commercialization of Xepi® and other products we may license.

●	We previously identified a material weakness in our internal control over financial reporting, resulting from control deficiencies related to management’s review of work performed by specialists. If we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

●	As of October 4, 2023, Biofrontera AG beneficially owns approximately 29.2% of our outstanding shares of common stock and will be able to exert significant control over matters subject to stockholder approval, and its interests may conflict with ours or yours in the future.

●

Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.

●	Our stockholder rights plan, or “poison pill,” includes terms and conditions which could discourage a takeover or other transaction that stockholders may consider favorable.

●	Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

●

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

●	Many of the warrants to purchase shares of our common stock are accounted for as a warrant liability and recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

●	The warrants are speculative in nature.

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Our Corporate Information

We were incorporated in March 2015 and commenced operations in May 2016. Our first commercial licensed product launch was in October 2016. Our corporate headquarters are located at 120 Presidential Way, Suite 330, Woburn, Massachusetts 01801. Our telephone number is 781-245-1325. Our principal website address is www.biofrontera-us.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part.

Recent Developments

Preliminary Results for Three and Nine Months Period Ending September 30, 2023

We are in the process of finalizing our results for the quarter ended September 30, 2023. Set forth below are certain preliminary estimates of our results of operations for the quarter and nine months ended September 30, 2023 as compared to our historical results of operations for the corresponding periods ended September 30, 2022. These preliminary estimates of selected financial information set forth below are based only on currently available information and do not present all necessary information for an understanding of our financial condition as of September 30, 2023 or our results of operations for the quarter or nine months ended September 30, 2023. We have provided a range, rather than a specific amount, for the preliminary estimates for this unaudited financial data primarily because our financial closing procedures for the quarter ended September 30, 2023 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates.

All of the preliminary estimated selected results and information set forth below has been prepared by and is the responsibility of management. Marcum LLP has not audited, reviewed, or performed any procedures with respect to the preliminary estimated selected results set forth below. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto. We expect to complete our financial statements for the quarter ended September 30, 2023 subsequent to the completion of this offering. While we are currently unaware of any items that would require us to make adjustments to the selected financial information set forth below, it is possible that we or our independent registered public accounting firm may identify such items as we complete our financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and our financial statements and related notes included in this Registration Statement.

We estimate that for the quarter ended September 30, 2023:

●	our Total revenues, net will be between $8.7 million and $9.0 million, an increase of approximately 101% to 108% compared to $4.3 million for the quarter ended September 30, 2022;

●	our Total operating expenses will be between $13.4 million and $13.7 million, as compared to $8.0 million for the quarter ended September 30, 2022; and

●	our Net loss will be between $5.9 million and $6.2 million, as compared to $2.6 million for the quarter ended September 30, 2022.

We estimate that for the nine months ended September 30, 2023:

●	our Total revenues, net will be between $23.3 million and $23.6 million, representing growth of approximately 25% to 27% as compared to $18.5 million for the nine months ended September 30, 2022;

●	our Total operating expenses will be between $42.2 million and $42.5 million, as compared to $31.5 million for the nine months ended September 30, 2022; and

●	our Net loss will be between $23.2 million and $23.5 million, as compared to $2.1 million for the nine months ended September 30, 2022.

We have deployed 55 RhodoLED lamps in the second quarter of 2023, compared to 18 RhodoLED lamps in the second quarter of 2022. In the nine months period ended September 30, 2023, we deployed 101 lamps, compared to 36 RhodoLED lamps in the corresponding period in 2022, which is a 180% increase over the same period.

In the second quarter of 2023 we sold 18,100 tubes of Ameluz®, compared to 12,700 tubes in the second quarter of 2022. We sold approximately 29,000 tubes of Ameluz® in the third quarter of 2023, compared to approximately 13,000 tubes of Ameluz® in the second quarter of 2022.

We also onboarded 9 new additional territory managers early in the second quarter of 2023, as well as 3 medical science liaisons, and initiated a field reimbursement team.

Amendment to Settlement Agreement

On October 12, 2023, we entered into an amendment (the “Amendment”) to the settlement agreement dated as of April 11, 2023 (the “Settlement Agreement”) among us, Biofrontera AG, a significant stockholder of the Company and certain members of our board of directors.

Pursuant to the Amendment, the search for an additional independent director to be mutually selected by us and Biofrontera AG, which was to occur in 2023, will now take place at a mutually agreed time that is no earlier than January 1, 2024 and no later than September 1, 2024. The candidate will be selected by means of the search process set forth in the Amendment and will be nominated at our 2024 annual meeting to serve as a Class III Director.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

●	we are permitted to provide only two years of audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in any registration statement or report prior to the filing of our first annual report on Form 10-K;

●	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., critical audit matters);

●	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

●	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, or such earlier time that we are no longer an emerging growth company. However, if certain events occur prior to the end of such five-year period, including if we have greater than or equal to $1.235 billion in annual gross revenue, have greater than or equal to $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced requirements with respect to our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus. As a result, the information that we provide to stockholders may be different from the information you may receive from other public companies in which you hold equity.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

We are also a “smaller reporting company” as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates on the last business day of our second fiscal quarter is less than $250.0 million, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and nonvoting common stock held by non-affiliates on the last business day of our second fiscal quarter in that fiscal year is less than $700.0 million.

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The Offering

Issuer	Biofrontera Inc.

Securities offered by us	Up to 2,300,000 shares of Common Stock and up to 2,300,000 accompanying warrants to purchase up to 2,300,000 shares of Common Stock on a “reasonable best efforts” basis. The warrants offered hereby are exercisable immediately, have an exercise price equal to $ (between 100% and 120% of the combined public offering price per share and accompanying warrant), and expire five years after the date of issuance. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the warrants. For more information regarding the warrants, you should carefully read the section titled “Description of Securities and Certificate of Incorporation” in this prospectus.

We are also offering to those purchasers, if any, whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of Common Stock and one warrant to purchase one share of Common Stock), in lieu of units that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock.

Pre-funded warrants offered by us

The combined purchase price of each pre-funded warrant and accompanying warrant will be equal to the price per share and accompanying warrant being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants offered hereby will be immediately exercisable and may be exercised at any time, and from time to time, until all of the pre-funded warrants are exercised in full.

For each pre-funded warrant and accompanying warrant we sell, the number of shares we are offering will be decreased on a one-for-one basis. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the pre-funded warrants. For more information regarding the pre-funded warrants, you should carefully read the section titled “Description of Securities to be Registered” in this prospectus.

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Reasonable best efforts offering	We have agreed to issue and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use their reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” beginning on page 107 of this prospectus.

Common stock outstanding before this offering	1,367,628 shares.

Common stock to be outstanding after this offering if the maximum number of shares are sold	Up to 3,667,628 shares (assuming the sale of the maximum number of shares of common stock in this offering, at the assumed combined public offering price of $6.72, the closing sale price of our shares of common stock on Nasdaq on October 13, 2023, and no sale of any pre-funded warrants but excluding the number of shares of common stock issuable upon exercise of warrants sold in this offering)

Common stock to be outstanding after this offering if 10% of the maximum number of shares are sold	Up to 1,597,628 shares (assuming the sale of 10% of the maximum number of shares of common stock in this offering, at the assumed combined public offering price of $6.72, the closing sale price of our shares of common stock on Nasdaq on October 13, 2023, and no sale of any pre-funded warrants but excluding the number of shares of common stock issuable upon exercise of warrants sold in this offering)

Common stock to be outstanding after this offering if 25% of the maximum number of shares are sold	Up to 1,942,628 shares (assuming the sale of 25% of the maximum number of shares of common stock in this offering, at the assumed combined public offering price of $6.72, the closing sale price of our shares of common stock on Nasdaq on October 13, 2023, and no sale of any pre-funded warrants but excluding the number of shares of common stock issuable upon exercise of warrants sold in this offering)

Common stock to be outstanding after this offering if 50% of the maximum number of shares are sold	Up to 2,517,628 shares (assuming the sale of 50% of the maximum number of shares of common stock in this offering, at the assumed combined public offering price of $6.72, the closing sale price of our shares of common stock on Nasdaq on October 13, 2023, and no sale of any pre-funded warrants but excluding the number of shares of common stock issuable upon exercise of warrants sold in this offering)

Common stock to be outstanding after this offering if 75% of the maximum number of shares are sold	Up to 3,092,628 Shares (assuming the sale of 75% of the maximum number of shares of common stock in this offering, at the assumed combined public offering price of $6.72, the closing sale price of our shares of common stock on Nasdaq on October 13, 2023, and no sale of any pre-funded warrants but excluding the number of shares of common stock issuable upon exercise of warrants sold in this offering)

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Use of proceeds

We expect that net proceeds to the Company from this offering will be approximately $       , based on a combined public offering price of $        per share and accompanying warrant, after deducting placement agent fees and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering of common stock by the Company for general corporate purposes, including working capital and continued investments in our growth strategies. See “Use of Proceeds” on page 50 for more information.

Lock-up agreements	We and our directors and executive officers have agreed, subject to certain exceptions, not to sell, transfer or dispose of any shares of our common stock, or securities convertible into, exchangeable or exercisable for any shares of our common stock for a period of days after the completion of this offering without the prior written consent of the Placement Agent.

Risk factors	See “Risk Factors” beginning on page 13 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol for common stock	“BFRI”

The number of shares of common stock to be outstanding after this offering is based on 1,367,628 shares of our common stock outstanding as of October 13, 2023. The number of shares of common stock to be outstanding after this offering excludes:

●	shares of our common stock issuable upon exercise of the warrants, including pre-funded warrants, if any, sold in this offering;
●	20,182 shares of our common stock as of October 13, 2023, underlying the Unit Purchase Options issued in connection with our initial public offering and the November 2021 Private Placement;
●	152,301 shares of our common stock available for future issuance under our 2021 Omnibus Incentive Plan as of October 13, 2023; and
●	459,856 shares of our common stock issuable, as of October 13, 2023, upon exercise of the outstanding warrants sold as part of our initial public offering and subsequent private placements.

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Summary Financial Data

The following tables present our summary financial data. We have derived the summary statements of operations data for the fiscal years ended December 31, 2022 and 2021 and the summary balance sheet data as of December 31, 2022 and 2021 from our audited financial statements included in this prospectus. We have derived the summary statements of operations data for the six months ended June 30, 2023 and 2022 and the summary balance sheet data as of June 30, 2023 from our unaudited financial statements included in this prospectus. You should read this data together with our financial statements and related notes included in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. Our historical results for any prior period are not necessarily indicative of our future results. The summary financial data in this section are not intended to replace our financial statements and related notes included in this prospectus.

Statement of Operations Data:

(U.S. dollars in thousands except share	Year ended December 31,		Six months ended June 30,
and per share data)	2022	2021	2023	2022
Product revenues, net	$28,541	$24,043	$14,544	$14,177
Related party revenues	133	57	36	31
Total revenues, net	28,674	24,100	14,580	14,208
Operating expenses:
Cost of revenues, related party	14,618	12,222	7,319	7,377
Cost of revenues, other	567	520	167	327
Selling, general and administrative	35,137	36,512	21,254	17,285
Selling, general and administrative, related party	733	697	119	441
Restructuring costs	—	752	—	—
Research and development	—	—	11	—
Change in fair value of contingent consideration	(3,800)	(1,402)	(100)	(1,900)
Total operating expenses	47,255	49,301	28,770	23,530
Loss from operations	(18,581)	(25,201)	(14,190)	(9,322)
Other income (expense)
Change in fair value of warrant liabilities	19,017	(12,801)	1,403	14,082
Warrant inducement expense	(2,629)	—	—	—
Change in fair value of investment related party	1,747	—	(4,424)	—
Interest expense, net	(195)	(344)	(114)	(71)
Other income (expense), net	33	689	30	52
Total other income (expense)	17,973	(12,456)	(3,105)	14,063
Income (loss) before income taxes	(608)	(37,657)	(17,295)	4,741
Income tax expenses	32	56	20	30
Net income (loss)	$(640)	$(37,713)	$(17,315)	$4,711

Income (loss) per share
Basic	$(0.61)	$(85.63)	$(12.73)	$5.24
Diluted	(0.61)	$(85.63)	$(12.73)	$5.22

Weighted-average common shares outstanding:
Basic	1,056,988	440,412	1,359,894	898,444
Diluted	1,056,988	440,412	1,359,894	902,209

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Balance Sheet Data:

	As of June 30, 2023
(U.S. dollars in thousands except share and per share data)	Actual	As adjusted(1)(2)
Cash and cash equivalents(3)	$4,453	$
Investment, related party	5,935
Accounts receivable, net	2,193
Other receivables, related party	4,001
Inventories, net	14,785
Prepaid expenses and other current assets	929
Non-current assets	4,609
Total assets	$36,905	$
Accounts payable	1,243
Accounts payable, related parties	4,657
Acquisition contract liabilities, net	7,121
Operating lease liabilities	489
Accrued expenses and other current liabilities	10,736
Line of credit	1,106
Long-term liabilities	4,380
Total liabilities	$29,732
Total stockholders’ equity	$7,173

(1) The as adjusted data reflect the sale of                shares in this offering at a combined public offering price of $     per share and accompanying warrant, after deducting placement agent fees and estimated offering expenses.

(2) A $1.00 increase (decrease) in the assumed combined public offering price of $         per share and accompanying warrant, would increase (decrease) cash and cash equivalents and total stockholders’ equity by approximately $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting placement agent fees and estimated offering expenses payable by us.

(3)	The Company considers all highly liquid investments purchased with an original maturity of three or less months at the time of purchase to be cash equivalents.

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Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the non-GAAP measures of Adjusted Operating Expenses and Adjusted General & Administrative (“G&A”) are useful in evaluating our operating performance. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Adjusted Operating Expenses is a supplemental measure of operating expenses that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to operating expenses, as determined in accordance with GAAP. We define Adjusted Operating Expenses as total operating expenses adjusted for cost of goods sold, non-recurring expenses (legal expenses and restructuring costs) and non-cash expenses.

Adjusted G&A is a supplemental measure of selling, general and administrative expenses that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to selling, general and administrative expenses, as determined in accordance with GAAP. We define Adjusted G&A as selling, general and administrative expenses adjusted for sales and marketing expenses, non-recurring expense (legal expenses and restructuring costs) and non-cash expenses.

We use Adjusted Operating Expenses and Adjusted G&A to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. We believe Adjusted Operating Expenses and Adjusted G&A are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metric eliminates the effects of variability of inventory, sales and marketing expenses. legal expenses and restructuring costs, which may fluctuate for reasons unrelated to overall operating performance.

Adjusted Operating Expenses and Adjusted G&A have limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these imitations, Adjusting Operating Expenses and Adjusted G&A should not be considered as replacements for total operating expenses and selling, general and administrative expense, each as determined by GAAP, or as a measure of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.

Non-GAAP Reconciliation: Adjusted Operating Expenses and Adjusted SG&A

	Year Ended December 31,		Six Months Ended June 30,
	2021	2022	2023
Total operating expenses	49.3	47.3	28.8
Less: COGS	(12.7)	(15.2)	(7.5)
Less: Legal Expenses	(11.3)	(1.2)	(2.2)
Less: Restructuring	(0.8)	-	(0.5)
Less: Non-cash	0.8	1.4	(1.0)
Adjusted Operating Expenses	25.3	32.3	17.6

Selling, General & Administrative expenses	36.6	32.1	21.3
Less: Sales & Marketing	(16.7)	(17.0)	(11.3)
Less: Legal Expenses	(11.3)	(1.2)	(2.2)
Less: Restructuring	(0.8)	-	(0.5)
Less: Non-cash	0.8	1.4	(1.0)
Adjusted G&A	8.7	15.3	6.2

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Common Stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, results of operations and financial condition and the industry in which we operate are subject to various risks. We have listed below (in order of importance or probability of occurrence) the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. New risks may emerge from time to time, and it is not possible for us to predict all potential risks or to assess the likely impact of all risks. You should read this summary together with the more detailed description of each risk factor contained below. Some of these material risks include:

Risks Related to the License and Supply Agreements and our Licensed Products

●	Currently, our sole source of revenue is from sales of products we license from other companies and of those products, Ameluz is the source of most of the revenue. If we fail to comply with our obligations in the agreements under which we license rights from such third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.
●	Certain important patents for our licensed product Ameluz® expired in 2019. Although the process of developing generic topical dermatological products for the first time presents specific challenges that may deter potential generic competitors, generic versions of Ameluz® may enter the market following the recent expiration of these patents. If this happens, we may need to reduce the price of Ameluz® significantly and may lose significant market share.
●	Our business depends substantially on the success of our principal licensed product Ameluz®. If the Ameluz Licensor is unable to successfully obtain and maintain regulatory approvals or reimbursement for Ameluz® for existing and additional indications, our business may be materially harmed.
●	The Ameluz Licensor currently depends on a single unaffiliated contract manufacturer to manufacture Ameluz® and has contracted with a second unaffiliated contract manufacturer to begin producing Ameluz®. If the Ameluz Licensor fails to maintain its relationships with these manufacturers or if both of these manufacturers are unable to produce product for the Ameluz Licensor, our business could be materially harmed.
●	If our Licensors or our Licensors’ manufacturing partners, as applicable, fail to manufacture Ameluz®, RhodoLED® lamps, Xepi® or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of the products under license to us or we will be unable to meet market demand, and lose potential revenues.
●	Biofrontera Inc. has been involved in lawsuits to defend or enforce patents related to our licensed products and they or another licensor may become involved in similar suits in the future, which could be expensive, time-consuming and unsuccessful. As we continue to gain market share, there could be increased attempts at litigation from our competitors.

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Risks Related to Our Business and Strategy

●	The COVID-19 global pandemic still affects our business and presents new challenges.
●	Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our licensed products, which could make it difficult for us to sell our licensed products.
●	We are fully dependent on our collaboration with the Ameluz Licensor for our supply of Ameluz® and RhodoLED® lamps and future development of the Ameluz® product line, on our collaboration with Ferrer for our supply of Xepi® and future development of Xepi® and may depend on the Ameluz Licensor, Ferrer or additional third parties for the supply, development and commercialization of future licensed products or product candidates. Although we have the authority under the Ameluz LSA with respect to the indications that the Ameluz Licensor is currently pursuing with the FDA (as well as certain other clinical studies identified in the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Ameluz Licensor if they are unable or unwilling to perform these functions appropriately, the sourcing and manufacture of our licensed products as well as the regulatory approvals and clinical trials related to our licensed products are currently controlled, and will likely continue to be controlled for the foreseeable future, by our existing and future collaborators. Our lack of control over some of these functions could adversely affect our ability to implement our strategy for the commercialization of our licensed products.
●	Healthcare legislative changes may have a material adverse effect on our business and results of operations.
●	We face significant competition from other pharmaceutical and medical device companies and our operating results will suffer if we fail to compete effectively. We also must compete with existing treatments, such as simple curettage and cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.
●	The U.S. market size for Ameluz® for the treatment of actinic keratosis may be smaller than we have estimated.
●	If our Licensors face allegations of noncompliance with the law and encounter sanctions, their reputation, revenues and liquidity may suffer, and our licensed products could be subject to restrictions or withdrawal from the market.
●	Even if our Licensors obtain regulatory approvals for our licensed products and product candidates, or approvals extending their indications, they may not gain market acceptance among hospitals, physicians, health care payors, patients and others in the medical community.
●	A recall of our licensed drug or medical device products, or the discovery of serious safety issues with our licensed drug or medical device products, could have a significant negative impact on us.
●	Our licensed medical device product, the RhodoLED® lamp, is subject to extensive governmental regulation, and failure to comply with applicable requirements could cause our business to suffer.
●	We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may be unable to successfully implement our business strategy.
●	Our business and operations would suffer in the event of system failures, cyber-attacks or a deficiency in our cyber-security.
●	The results of our research and development efforts are uncertain and there can be no assurance they will enhance the commercial success of our products.

Risks Related to Our Financial Position and Capital Requirements

●	There is substantial doubt about our ability to continue as a “going concern.”
●	We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.
●	If we fail to obtain additional financing, we may be unable to pursue our plans for strategic growth, including completing the commercialization of Xepi® and may need to adjust growth plans for Amulez.
●	Our existing and any future indebtedness could adversely affect our ability to operate our business.
●	The valuation of our equity investments is subject to volatility.

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Risks Related to Corporate Governance, Including Being a Public Company

●	We previously identified a material weakness in our internal control over financial reporting, resulting from control deficiencies related to management’s review of work performed by specialists. If we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.
●	We have incurred, and will continue to incur, increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
●	As a result of becoming a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.
●	We are an emerging growth company and smaller reporting company we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies or smaller reporting companies will make our common stock less attractive to investors.

Risks Related to the Offering and the Ownership of Our Common Stock

●	As of October 4, 2023, Biofrontera AG beneficially owns 29.2% of our outstanding shares of common stock and will be able to exert significant control over matters subject to stockholder approval and its interests may conflict with ours or other stockholders in the future.
●	Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.
●	Our stockholder rights plan, or “poison pill,” includes terms and conditions which could discourage a takeover or other transaction that stockholders may consider favorable.
●	Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.
●	Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Risks Related to the License and Supply Agreements and Our Licensed Products

Currently, our sole source of revenue is from sales of products we license from other companies. If we fail to comply with our obligations in the agreements under which we license rights from such third parties, or if the license agreements are terminated for other reasons, we could lose license rights that are important to our business.

We are a party to license agreements with Biofrontera Pharma and Biofrontera Bioscience (for Ameluz® and the RhodoLED® lamp series) and with Ferrer (for Xepi®) and expect to enter into additional licenses in the future. Our existing license agreements impose, and we expect that future license agreements will impose, on us various development, regulatory diligence obligations, payment of milestones or royalties and other obligations. If we fail to comply with our obligations under our license agreements, or we are subject to a bankruptcy or insolvency, the licensor may have the right to terminate the license. In the event that any of our existing or future important licenses were to be terminated by the licensor, we would likely need to cease further commercialization of the related licensed product or be required to spend significant time and resources to modify the licensed product to not use the rights under the terminated license. In the case of marketed products that depend upon a license agreement, we could be required to cease our commercialization activities, including sale of the affected product. For a summary of the terms of the license agreements, see “Business-Commercial Partners and Agreements”.

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Disputes may arise between us and any of our Licensors regarding intellectual property subject to such agreements, including:

●	the scope of rights granted under the agreement and other interpretation-related issues;
●	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;
●	our right to sublicense patent and other rights to third parties;
●	our diligence obligations with respect to the use of the licensed intellectual property, and what activities satisfy those diligence obligations;
●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our Licensors and us, should any such joint creation occur;
●	our right to transfer or assign the license; and
●	the effects of termination.

These, or other disputes over intellectual property that we have licensed may prevent or impair our ability to maintain our current arrangements on acceptable terms or may impair the value of the arrangement to us. Any such dispute, or termination of a necessary license, could have a material adverse effect on our business, financial condition and results of operations.

Certain important patents for our licensed product Ameluz® expired in 2019. Although the process of developing generic topical dermatological products for the first time presents specific challenges that may deter potential generic competitors, generic versions of Ameluz® may enter the market following the recent expiration of these patents. If this happens, we may need to reduce the price of Ameluz® significantly and may lose significant market share.

The patent family that protected the technology relating to nanoemulsion of 5-aminolevulinic acid, the active ingredient in Ameluz®, against copying by competitors expired on November 12, 2019. This patent family included U.S. Patent No. 6,559,183, which, prior to its expiration, served as a material, significant and possibly the only barrier to entry into the U.S. market by generic versions of Ameluz®. Although the process of developing generic topical dermatological products presents specific challenges that may deter potential generic competitors, Patent No. 6,559,183 no longer prevents generic versions of Ameluz® from entering the U.S. market and competing with Ameluz®. If generic competitors do enter the market, this may cause a significant drop in the price of Ameluz® and, therefore, a significant drop in our profits. We may also lose significant U.S. market share for Ameluz®.

The Ameluz Licensor holds another patent family protecting the technology relating to nanoemulsions for which they have been issued patents in various jurisdictions and which expire in December 2027. A corresponding U.S. patent application has been filed by the Ameluz Licensor but is still pending. We cannot guarantee that this U.S. patent will be issued or, if issued, will adequately protect us against copying by competitors.

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Our business depends substantially on the success of our principal licensed product Ameluz®. If the Ameluz Licensor is unable to successfully obtain and maintain regulatory approvals or reimbursement for Ameluz® for existing and additional indications, our business may be materially harmed.

Although the Ameluz Licensor has received marketing approval in the United States for Ameluz® for lesion- and field-directed treatment of actinic keratosis in combination with photodynamic therapy using the BF-RhodoLED® lamp series, there remains a significant risk that we will fail to generate sufficient revenue or otherwise successfully commercialize the product in the United States. The success of our product will depend on several factors, including:

●	successful completion of further clinical trials by the Ameluz Licensor;
●	receipt by the Ameluz Licensor of further regulatory approvals, including for the marketing of Ameluz® for additional indications;
●	the contract manufacturing facility maintaining regulatory compliance;
●	compliance with applicable law for our sales force and marketing efforts;
●	the contract manufacturing facility manufacturing sufficient quantities in acceptable quality;
●	the Ameluz Licensor sourcing sufficient quantities of raw materials used to manufacture our licensed products;
●	continued acceptable safety and effectiveness profiles for our licensed products;
●	the Ameluz Licensor obtaining and maintaining patent and trade secret protection and regulatory exclusivity; and
●	the Ameluz Licensor protecting its intellectual property rights.

If the Ameluz Licensor does not achieve one or more of these factors in a timely manner, or at all, we could experience significant delays or an inability to successfully commercialize our licensed products, which would materially harm our business and we may not be able to earn sufficient revenue and cash flows to continue our operations.

Because the Ameluz Licensor received approval from the FDA to market in the United States Ameluz® in combination with photodynamic therapy using the BF-RhodoLED® lamp, any new lamp we may license would require new approval from the FDA. We cannot assure you that the Biofrontera Group will develop any new lamps (beyond the BF-RhodoLED® XL lamp which was approved by the FDA on October 21, 2021) or obtain any such new approval.

The Ameluz Licensor currently depends on a single unaffiliated contract manufacturer to manufacture Ameluz® and has contracted with a second unaffiliated contract manufacturer to begin producing Ameluz®. If the Ameluz Licensor fails to maintain its relationships with these manufacturers or if both of these manufacturers are unable to produce product for the Ameluz Licensor, our business could be materially harmed.

Pursuant to the Ameluz LSA, the Ameluz Licensor supplies us with Ameluz®. The Ameluz Licensor currently depends on a single unaffiliated contract manufacturer located in Switzerland to manufacture Ameluz®, Glaropharm AG, and has signed an agreement with a second unaffiliated contract manufacturer located in Germany, Pharbil Waltrop GmbH, to begin to supply it with Ameluz® to ensure stability of the supply chain. If the Ameluz Licensor fails to maintain its relationships with both of these manufacturers or if the Ameluz Licensor fails to maintain its relationship with its current manufacturer and the second manufacturer has not yet completed the necessary steps to begin manufacturing Ameluz®, the Ameluz Licensor may be unable to obtain an alternative manufacturer of Ameluz® that could deliver the quantity of the product at the quality and cost levels that we require. Even if an acceptable alternative manufacturer could be found, we would expect long delays in transitioning the manufacturing from the existing manufacturer to a new manufacturer. Problems of this kind could cause us to experience order cancellations and loss of market share. The failure of either manufacturer to supply the Ameluz Licensor with Ameluz® that satisfies quality, quantity and cost requirements in a timely manner could impair our ability to deliver Ameluz® to the U.S. market and could increase costs, particularly if the Ameluz Licensor is unable to obtain Ameluz® from alternative sources on a timely basis or on commercially reasonable terms. In addition, each manufacturer is regulated by the country in which it is located and by the FDA and must comply with applicable laws and regulations. Finding a suitable replacement of these particular partners would therefore be extremely difficult for the Ameluz Licensor. If the Ameluz Licensor lost these manufacturers, this could have a material adverse effect on our business, prospects, financial condition and/or results of operations. If the suppliers fail to comply, this could harm our business.

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If our Licensor or our Licensors’ manufacturing partners, as applicable, fail to manufacture Ameluz®, RhodoLED® lamps, Xepi® or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of the products under license to us or we will be unable to meet market demand, and lose potential revenues.

Pursuant to the applicable LSA, our Licensors supply us with the licensed product that we sell in the U.S. market. The manufacture of the products we license requires significant expertise and capital investment. Currently, all commercial supply for each of our commercial licensed products are manufactured by single unaffiliated contract manufacturers. Our Licensors would each need to spend substantial time and expense to replace their respective contract manufacturer if such contract manufacturer failed to deliver products in the quality and quantities we demand or failed to meet any regulatory or cGMP requirements. Our Licensors take precautions to help safeguard their respective manufacturing facilities, including acquiring insurance and performing on site audits. However, vandalism, terrorism or a natural or other disaster, such as a fire or flood, could damage or destroy manufacturing equipment or the inventory of raw material or finished goods, cause substantial delays in operations, result in the loss of key information, and cause additional expenses. Our Licensors’ insurance may not cover losses related to our licensed products in any particular case. In addition, regardless of the level of insurance coverage, damage to our Licensors’ facilities may have a material adverse effect on our business, financial condition and operating results.

Furthermore, while our Licensors take reasonable precautions to ensure the successful production of our commercially licensed products, their contract manufacturers may experience a myriad of business difficulties (i.e., workforce instability, supply chain issues, erosion of customer base, etc.) that could impact their financial solvency. Ferrer’s manufacturer of Xepi® (Teligent, Inc.) filed for Chapter 11 bankruptcy on October 14, 2021, and on February 23, 2022 Teligent, Inc. filed a motion to convert their bankruptcy into a Chapter 7 liquidation. Ferrer is in the process of qualifying a new third-party manufacturer in North America. The process will require significant time and expense, including the time it will take the new contract manufacturer to reach a level of production to meet our commercial needs. Although we have inventory of Xepi® on hand, we do not expect it will be enough to complete the commercialization of Xepi® in accordance with the originally planned timeline. If there are any significant delays to, or changes in, our plans for the completion of the commercialization of Xepi®, this could have a material adverse effect on our business, prospects, financial condition and/or results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Key factors affecting our performance -Supply Chain” in this prospectus.

Our Licensors’ manufacturing partners must comply with federal, state and foreign regulations, including FDA regulations governing cGMP enforced by the FDA through its facilities inspection program and by similar regulatory authorities in other jurisdictions where we do business. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. For the medical device products we license, our Licensors are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our medical device products.

Our Licensors’ facilities or our Licensors’ contract facilities, as applicable, have been inspected by the FDA for cGMP compliance. If our Licensors’ or our Licensors’ contract manufacturers, as applicable, do not successfully maintain cGMP compliance for these facilities, commercialization of our licensed products could be prohibited or significantly delayed. Even after cGMP compliance has been achieved, the FDA or similar foreign regulatory authorities at any time may implement new standards or change their interpretation and enforcement of existing standards for manufacture, packaging, testing of or other activities related to our licensed products. For our licensed commercialized medical device product, the FDA audits compliance with the through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may conduct inspections or audits at any time. Similar audit rights exist in Europe and other foreign jurisdictions. Any failure to comply with applicable cGMP, QSR and other regulations may result in fines and civil penalties, suspension of production, product seizure or recall, imposition of a consent decree, or withdrawal of product approval, and would limit the availability of our product. Any manufacturing defect or error discovered after products have been produced and distributed also could result in significant consequences, including adverse health consequences, injury or death to patients, costly recall procedures, re-stocking costs, warning letters, Form 483 reports, civil monetary penalties, product liability, damage to our reputation and potential for product liability claims. If our Licensors are required to find a new manufacturer or supplier, the process would likely require prior FDA and/or equivalent foreign regulatory authority approval and would be very time consuming. An inability to continue manufacturing adequate supplies of our licensed products at any contract facilities could result in a disruption in the supply of our licensed products. Delay or disruption in our ability to meet demand may result in the loss of potential revenue.

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In addition, we are subject to regulations in various jurisdictions, including the Federal Drug Quality and Security Act and the Drug Supply Chain Security Act in the United States, which require us to develop electronic systems to serialize, track, trace and authenticate units of our licensed products through the supply chain and distribution system. Compliance with these regulations may result in increased expenses for our company or impose greater administrative burdens on our organization, and failure to meet these requirements could result in fines or other penalties.

Failure to comply with all applicable regulatory requirements may subject our company to operating restrictions and criminal prosecution, monetary penalties and other disciplinary actions, including, sanctions, warning letters, product seizures, recalls, fines, injunctions, suspension, shutdown of production, revocation of approvals or the inability to obtain future approvals, or exclusion from future participation in government healthcare programs. Any of these events could disrupt our company’s business and, consequently, have a material adverse effect on our revenue, profitability and financial condition.

If our Licensors’ efforts to protect the proprietary nature of their intellectual property related to our licensed products are not adequate, we may not be able to compete effectively in our market.

Our Licensors rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to the products we license from them. Any disclosure to or misappropriation by third parties of their confidential proprietary information could enable competitors to quickly duplicate or surpass their technological achievements, thus eroding our competitive position in our market.

In addition, the patent applications that they own may fail to result in issued patents in the United States. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, their patents and patent applications may not adequately protect their intellectual property or prevent others from designing around their claims. If the breadth or strength of protection provided by the issued patents and patent applications our Licensors hold with respect to our licensed products is threatened, it could threaten our ability to commercialize our licensed products. Further, if our Licensors encounter delays in their clinical trials, the period of time during which we could market our licensed products under patent protection would be reduced. Since patent applications in the United States are confidential for a period of time after filing, we cannot be certain that our Licensors were the first to file any patent application related to the products we license. Furthermore, for applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third party or instituted by the U.S. Patent and Trademark Office, or USPTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. For applications containing a claim not entitled to priority before March 16, 2013, there is greater level of uncertainty in the patent law with the passage of the America Invents Act (2012) which brings into effect significant changes to the U.S. patent laws that are yet untried and untested, and which introduces new procedures for challenging pending patent applications and issued patents. A primary change under this reform is creating a “first to file” system in the United States. This will require us to be cognizant going forward of the time from invention to filing of a patent application.

In addition to the protection afforded by patents, our Licensors may rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although our Licensors may require their employees to assign their inventions to us to the extent permitted by law, and may require our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States or the EU. As a result, our Licensors may encounter significant problems in protecting and defending their intellectual property in the United States, in the EU and in other countries. If they are unable to prevent unauthorized material disclosure of their intellectual property to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

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Third party claims of intellectual property infringement may affect our ability to sell our licensed products and may also prevent or delay our Licensors’ product discovery and development efforts.

Our commercial success depends in part on our Licensors avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO, or oppositions and other comparable proceedings in foreign jurisdictions. Recently, following U.S. patent reform, new procedures including inter partes review and post grant review have been implemented. This reform includes changes in law and procedures that are untried and untested and will bring uncertainty to the possibility of challenge to our patents in the future. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which our Licensors are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our licensed products may give rise to claims of infringement of the patent rights of others.

Third parties may assert that we or our Licensors are employing their proprietary technology without authorization. There may be third party patents of which we or our Licensors are currently unaware with claims to materials, formulations, devices, methods of manufacture or methods for treatment related to the use or manufacture of the products we license. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our licensed products or product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our licensed technologies infringes upon such patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our licensed products, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of the formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to commercialize the product unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we or our Licensors are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our licensed products may be impaired or delayed, which could in turn significantly harm our business.

Parties making claims against us or our Licensors may seek and obtain injunctive or other equitable relief, which could effectively block our ability to sell our licensed products and to further commercialize our licensed products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we or our Licensors may need to obtain licenses from third parties to advance their research or allow commercialization of the products we license. We or our licensors may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further commercialize our licensed products, which could harm our business significantly.

In March 2018, DUSA Pharmaceuticals, Inc., or DUSA, brought a lawsuit against Biofrontera AG and its subsidiaries, including us, before the District Court of Massachusetts (18-cv-10568-RGS) alleging patent infringement and other claims related to sales practices.

On November 29, 2021, before the trial began, we entered into a confidential settlement and release agreement with the respect to the DUSA Litigation with DUSA. See “Commitments and Contingencies-Legal proceedings” in Note 24 to the audited financial statements as of and for the years ended December 31, 2022 and 2021 as included in this prospectus.

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While Biofrontera AG has agreed to pay a portion of the settlement, we remain jointly and severally liable to DUSA for the full settlement amount, meaning that in the event Biofrontera AG does not pay all or a portion of the amount it owes under the Agreement, DUSA could compel us to pay Biofrontera AG’s share. If either we or Biofrontera AG violates the terms of the settlement agreement, this could nullify certain aspects of the settlement and we may lose certain benefits of the settlement and be liable for a greater amount. If we become liable for more than our agreed share of the aggregate settlement amount, either of these events could have a material adverse effect on our business, prospects, financial condition and/or results of operations. As of June 30, 2023, the Company has a receivable of $3.7 million due from Biofrontera AG for its share of the settlement amount.

On September 13, 2023, Biofrontera was served with a complaint filed in United Stated District Court for the District of Massachusetts by DUSA, Sun Pharmaceutical Industries, Inc., and Sun Pharmaceutical Industries LTD in which DUSA alleges breach of contract, violation of the Lanham Act, and unfair trade practices. All claims stem from allegations that Biofrontera has promoted its Ameluz product in a manner that is inconsistent with its approved FDA labeling.

Though this complaint was originally filed in the U.S. District Court for the District of Massachusetts, this matter has been transferred by agreement of the parties to the U.S. District Court for the District of New Jersey.

The Company denies the Plaintiffs’ claims and intends to defend these matters vigorously. Based on the Company’s assessment of the facts underlying the above claims, the uncertainty of litigation and the preliminary stage of the case, the Company cannot estimate the possibility of a material loss, nor the potential range of loss that may result from this action. If the final resolution of the matter is adverse to the Company, it could have a material impact on the Company’s financial position, results of operations, or cash flows.

The Biofrontera Group has been involved in lawsuits to defend or enforce patents related to our licensed products and they or another licensor may become involved in similar suits in the future, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe upon the patents for our licensed products. To counter infringement or unauthorized use, we or our Licensors may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our Licensors’ patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings, could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim or counterclaim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Interference or derivation proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome in any patent related litigation could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States or the EU.

Furthermore, because of the substantial amount of discovery that could be required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities.

The trade secrets of our Licensors are difficult to protect.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our Licensors’ trade secrets and other proprietary information and may not adequately protect their intellectual property.

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Our success depends upon the skills, knowledge and experience of our Licensors’ scientific and technical personnel, consultants and advisors as well as our partners, Licensors and contractors. Because drug development is a highly competitive technical field, our Licensors may rely in part on trade secrets to protect their proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality agreements with our Licensors, corporate partners, employees, consultants and other advisors. These agreements typically require that the receiving party keep confidential and not disclose to third parties all confidential information developed by the receiving party or made known to the receiving party during the course of the receiving party’s relationship.

Our Licensors’ trade secrets also could be independently discovered by their competitors, in which case, they would not be able to prevent use of such trade secrets by their competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. There exists a risk that we or our Licensors may not be able to detect when misappropriation of trade secrets has occurred or where a third party is using such trade secrets without our or their knowledge. The failure to obtain or maintain meaningful trade secret protection could adversely affect the competitive position of our licensed products.

Our subsidiary and certain third-party employees and our licensed patents are subject to foreign laws.

All employees of our wholly owned subsidiary, Bio-FRI GmbH, and a majority of the employees of Biofrontera AG, the parent company of the Ameluz Licensor, work in Germany and are subject to German employment law. Ideas, developments, discoveries and inventions made by such employees and consultants are subject to the provisions of the German Act on Employees’ Inventions, which regulates the ownership of, and compensation for, inventions made by employees. We face the risk that disputes can occur between Biofrontera AG and its employees or former employees pertaining to alleged non-adherence to the provisions of this act that may impact our license depending on whether Biofrontera AG prevails or fails in any such dispute. There is a risk that the compensation Biofrontera AG provided to employees who assign patents to them may be deemed to be insufficient and Biofrontera AG may be required under German law to increase the compensation due to such employees for the use of the patents. In those cases where employees have not assigned their interests to Biofrontera AG, Biofrontera AG may need to pay compensation for the use of those patents. If Biofrontera AG is required to pay additional compensation or face other disputes under the German Act on Employees’ Inventions, the impact on our license could adversely affect our results of operations.

Our international dealings with our Licensors may pose currency risks, which may adversely affect our operating results and net income.

Our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. In general, we conduct our business with our Licensors and any third-party vendors in the local currency of the country in which such licensor or vendor operates. We do not manage our foreign currency exposure in a manner that would eliminate the effects of changes in foreign exchange rates. Therefore, changes in exchange rates between these foreign currencies, the dollar and the euro will affect our selling, general and administrative, related party, and the recorded levels of assets and liabilities held in a foreign currency and could result in exchange losses in any given reporting period.

Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our results of operations.

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Risks Related to Our Business and Strategy

The COVID-19 global pandemic still affects our business and presents new challenges.

Since the beginning of 2020, COVID-19 has become a global pandemic. As a result of the measures implemented by governments around the world, our business operations have been directly affected. In particular, we experienced a significant decline in demand for our licensed products as a result of different priorities for medical treatments emerging, thereby causing a delay of actinic keratosis treatment for most patients. Our revenue was directly affected by the global COVID-19 pandemic starting in mid-March of 2020. From that point on, rising infection rates and the resulting American Academy of Dermatology’s official recommendation to care for patients through remote diagnosis and treatment (telehealth) led to significantly declining patient numbers and widespread, albeit temporary, physician practice closures. As COVID-19 vaccines started to roll-out to the general public in March 2021, we experienced an increase in patients willing to undergo treatment for actinic keratosis. In the fourth quarter of 2021 continuing through 2022, we again saw a seasonally strong increase in sales, indicating a revenue recovery from the global COVID-19 pandemic. We are optimistic that our business will continue to thrive throughout 2023 as a result of the COVID-19 PHE sunsetting on May 11, 2023. However, the ultimate extent of the impact of any epidemic, pandemic, outbreak, or other public health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic, outbreak, or other public health crisis and actions taken to contain or prevent the further spread, including the effectiveness of vaccination and booster vaccination campaigns, among others. Accordingly, we cannot predict the extent to which our business, financial condition and results of operations will continue to be affected. We remain focused on maintaining a strong balance sheet, liquidity and financial flexibility and continue to monitor developments as we deal with the disruptions and uncertainties from a business and financial perspective relating to COVID-19 and variants thereof.

We are fully dependent on our collaboration with the Ameluz Licensor for our supply of Ameluz® and RhodoLED® lamps and future development of the Ameluz® product line, on our collaboration with Ferrer for our supply of Xepi® and future development of Xepi® and may depend on the Ameluz Licensor, Ferrer or additional third parties for the supply, development and commercialization of future licensed products or product candidates. Although we have the authority under the Ameluz LSA with respect to the indications that the Ameluz Licensor is currently pursuing with the FDA (as well as certain other clinical studies identified in the Ameluz LSA) in certain circumstances to take over clinical development, regulatory work and manufacturing from the Ameluz Licensor if they are unable or unwilling to perform these functions appropriately, the sourcing and manufacture of our licensed products as well as the regulatory approvals and clinical trials related to our licensed products are currently controlled, and will likely continue to be controlled for the foreseeable future, by our existing and future collaborators. Our lack of control over some of these functions could adversely affect our ability to implement our strategy for the commercialization of our licensed products.

We do not own or operate manufacturing facilities for clinical or commercial manufacture of any of our licensed products. We outsource all manufacturing and packaging of our licensed products to our Licensors, who may in turn contract with third parties to provide these services. We have no direct control over the manufacturing process of our licensed products. This lack of control may increase quality or reliability risks and could limit our ability to quickly increase or decrease production rates. See “-If our Licensors’ manufacturing partners fail to manufacture Ameluz®, RhodoLED® lamps, Xepi® or other marketed products in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current good manufacturing practice, or cGMP, or other applicable manufacturing regulations, we may face a bar to, or delays in, the commercialization of the products under license to us or we will be unable to meet market demand, and lose potential revenues” for more information on the risks related to the manufacture of our licensed products. Although under the Ameluz LSA we are entitled to enter into a direct agreement with the Ameluz Licensor’s supplier under certain circumstances, this is only with respect to the indications that the Ameluz Licensor is currently seeking from the FDA (as well as certain other clinical studies identified in the Ameluz LSA) and there is no guarantee that we will be able to do so under terms similar to the Ameluz Licensor’s existing agreement or without delays or difficulties, each of which could have an adverse impact on our business or results of operations.

We currently do not have the ability to conduct any clinical trials. Under the Ameluz LSA and the Xepi LSA, our Licensors’ control clinical development as well as the regulatory approval process for our licensed products. Our lack of control over the clinical development and regulatory approval process for our licensed products could result in delays or difficulties in the commercialization of our licensed products and/or affect the development of future indications for our licensed products. Although under the Ameluz LSA we are entitled to take over clinical trial and regulatory work under certain circumstances with respect to the indications that the Ameluz Licensor is currently seeking from the FDA (as well as certain other clinical studies identified in the Ameluz LSA) and subtract the cost of the trials from the transfer price of Ameluz®, there is no guarantee that we will be able to do so without delays or difficulties that could have an adverse impact on our business or results of operations and we do not have that right with respect to indications for Ameluz® that we may desire the Ameluz Licensor to pursue in the future.

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In addition, under the Ameluz LSA and the Xepi LSA, we are not obligated or tasked with the duty to defend the intellectual property related to our licensed products and rely on our Licensors to defend the relevant intellectual property. This lack of control may increase the litigation risks and could limit our ability to utilize the relevant intellectual property. See “-If our Licensors’ efforts to protect the proprietary nature of their intellectual property related to our licensed products are not adequate, we may not be able to compete effectively in our market” for more information on the risks related to the defense of the intellectual property related to our licensed products.

Biofrontera AG is a significant stockholder of the Company and, as a result of its control of the manufacture, clinical development and regulatory approval of Ameluz® may exert greater influence on the Company relative to the percentage of its ownership of the Company’s outstanding common stock. See “-Risks Related to Our Securities and Ownership of Our Common Stock- As of October 4, 2023, Biofrontera AG beneficially owns 29.2% of our stock after the completion of the initial public offering and will be able to exert significant control over matters subject to stockholder approval, and its interests may conflict with ours or other stockholders’ in the future” for more information on the risks related to Biofrontera AG’s beneficial ownership of the Company’s common stock.

Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our licensed products, which could make it difficult for us to sell our licensed products.

Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which products they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including the government or third-party payor’s determination that use of a product is:

●	a covered benefit under its health plan;
●	safe, effective and medically necessary;
●	reasonable and appropriate for the specific patient;
●	cost-effective; and
●	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time consuming and costly process that could require our Licensors to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our licensed products. Our Licensors may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement or a particular reimbursement amount. If reimbursement of future products or extended indications for existing licensed products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Healthcare legislative changes may have a material adverse effect on our business and results of operations.

In the United States and certain other countries, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our licensed products profitably. In particular, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 revised the payment methodology for many products under Medicare in the United States, which has resulted in lower rates of reimbursement. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 the (“PPACA” or collectively, the “ACA”), was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. On January 20, 2017, President Donald Trump signed an executive order stating that the administration intended to seek prompt repeal of the Affordable Care Act, and, pending repeal, directed by the U.S. Department of Health and Human Services and other executive departments and agencies to take all steps necessary to limit any fiscal or regulatory burdens of the Affordable Care Act. On January 28, 2021, President Joseph R. Biden, Jr. signed the Executive Order on Strengthening Medicaid and stated his administration’s intentions to reverse the actions of his predecessor and strengthen the Affordable Care Act. As part of this Executive Order, the Department of Health and Human Services, United States Treasury, and the Department of Labor are to review all existing regulations, orders, guidance documents, policies, and agency actions to consider if they are consistent with ensuring both coverage under the Affordable Care Act and if they make high-quality healthcare affordable and accessible to Americans. On March 11, 2021, President Joseph R. Biden Jr. signed into law the American Rescue Plan Act of 2021 to further strengthen Medicaid and the ACA and on April 5, 2022, President Joseph R. Biden Jr. signed the Executive Order on Continuing to Strengthen Americans’ Access to Affordable, Quality Health Coverage in which he celebrated the significant progress across the U.S. in making healthcare more affordable and accessible. In this Executive Order, President Joseph R. Biden Jr. directed agencies “with responsibilities related to Americans’ access to health coverage” to “review agency actions to identify ways to continue to expand the availability of affordable health coverage.” The continued expansion of the government’s role in the U.S. healthcare industry may further lower rates of reimbursement for pharmaceutical products. While we are unable to predict the likelihood of changes to the Affordable Care Act or other healthcare laws which may negatively impact our profitability, we continue to closely monitor all changes.

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President Biden intends, as his predecessor did, to take action against drug prices which are considered “high.” The most likely time to address this would be in the reauthorization of the Prescription Drug User Fee Act (“PDUFA”) in 2022 as part of a package bill. Drug pricing continues to be a subject of debate at the executive and legislative levels of U.S. government. The American Rescue Plan Act of 2021 signed into law by President Biden on March 14, 2021 includes a provision that will eliminate the statutory cap on rebates drug manufacturers pay to Medicaid beginning in January 2024. With the elimination of the cap, manufacturers may be required to compensate states in an amount greater than what the state Medicaid programs pay for the drug. Additionally, the Inflation Reduction Act of 2022 contains substantial drug pricing reforms, including the establishment of a drug price negotiation program within the U.S. Department of Health and Human Services that would require manufacturers to charge a negotiated “maximum fair price” for certain selected drugs or pay an excise tax for noncompliance, the establishment of rebate payment requirements on manufacturers of certain drugs payable under Medicare Parts B and D to penalize price increases that outpace inflation, and requires manufacturers to provide discounts on Part D drugs. Substantial penalties can be assessed for noncompliance with the drug pricing provisions in the Inflation Reduction Act of 2022. The Inflation Reduction Act of 2022 could have the effect of reducing the prices we can charge and reimbursement we receive for our products, if approved, thereby reducing our profitability, and could have a material adverse effect on our financial condition, results of operations and growth prospects. The effect of Inflation Reduction Act of 2022 on our business and the pharmaceutical industry in general is not yet known.

Following the passage of the Inflation Reduction Act of 2022, President Biden signed The Executive Order on Lowering Prescription Drug Costs for Americans, effective October 14, 2022. This Executive Order is intended to drive down prescription drug costs and attempts to make use of HHS’s Center for Medicare and Medicaid Innovation (“Innovation Center”). The Innovation Center tests health care payment and delivery models with the goal of improving health care quality and ensuring the efficiency of health care delivery. This Executive Order further requires that HHS consider utilizing the Innovation Center’s testing to identify payment and delivery models that would “lower drug costs and promote access to innovative drug therapies for beneficiaries enrolled in Medicare and Medicaid programs, including models that may lead to lower cost-sharing for commonly used drugs and support value-based payment that promotes high-quality care.”

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that additional federal, state and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for our products, once approved, or additional pricing pressures. Additionally, third-party payors, including governmental payors, managed care organizations and private health insurers, are increasingly challenging the prices charged for medical products and services and examining their cost effectiveness. The continuing efforts of governments, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

●	the demand for our licensed products,
●	if our Licensors obtain regulatory approvals;
●	our ability to set a price or obtain reimbursement that we believe is fair for our licensed products;
●	our ability to generate revenues and achieve or maintain profitability; and
●	the level of taxes that we are required to pay.

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Any denial or reduction in reimbursement from Medicare or other programs or governments may result in a similar denial or reduction in payments from private payors, which may adversely affect our future profitability.

To date, we have a relatively short history of sales of our licensed products in the United States.

We have limited relatively short history of sales of our licensed products to date. The Biofrontera Group, including Biofrontera as a wholly owned subsidiary of Biofrontera AG at the time, launched the commercialization of Ameluz® and the RhodoLED® lamp for actinic keratosis in the United States in October 2016 and we have a limited history of marketing our licensed products in the United States. In addition, we began marketing the drug Xepi® in the United States following our acquisition of Cutanea in March 2019 and have a limited history of marketing Xepi® in the United States. While our licensed products have gained acceptance in the markets we serve, our licensed products may never generate substantial revenue or profits for us. We must establish a larger market for our licensed products and build that market through marketing campaigns to increase awareness of, and confidence by doctors in, our licensed products. We expect this to continue to be even more challenging in the near term as a result of current measures and regulations implemented by governments worldwide in an attempt to control the COVID-19 pandemic, which may lead to declining demand in some of our markets in the foreseeable future for our licensed products as different priorities for medical treatments emerge, thereby causing a delay of actinic keratosis treatment for most patients. If we are unable to expand our current customer base and obtain market acceptance of our licensed products, our operations could be disrupted and our business may be materially adversely affected. Even if we achieve profitability, we may not be able to sustain or increase profitability.

Competing products and future emerging products may erode sales of our licensed products.

Reimbursement issues affect the economic competitiveness of our licensed products as compared to other therapies. See “-Insurance coverage and medical expense reimbursement may be limited or unavailable in certain market segments for our licensed products, which could make it difficult for us to sell our licensed products.”

Our industry is subject to rapid, unpredictable and significant technological change and intense competition. Our competitors may succeed in developing, acquiring, or licensing on an exclusive basis, products that are safer, more effective or more desirable than our licensed products. Many of our competitors have substantially greater financial, technical and marketing resources than we have. In addition, several of these companies have significantly greater experience than we or our Licensors do in developing products, conducting preclinical and clinical testing, obtaining regulatory approvals to market products for health care, and marketing healthcare products.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries.

We cannot guarantee that new drugs or future developments in drug technologies will not have a material adverse effect on our business. Increased competition could result in price reductions, lower levels of government or other third-party reimbursements, failure to achieve market acceptance and loss of market share, any of which could adversely affect our business, results of operations and financial condition. Further, we cannot give any assurance that developments by our competitors or future competitors will not render our technologies obsolete or less advantageous.

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We face significant competition from other pharmaceutical and medical device companies and our operating results will suffer if we fail to compete effectively. We also must compete with existing treatments, such as simple curettage and cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

The pharmaceutical and medical device industry is characterized by intense competition and rapid innovation. Our competitors may be able to develop other products that are able to achieve similar or better results for the treatment of actinic keratosis. We expect that our future competitors will include mostly established pharmaceutical companies, such as Sun Pharma (DUSA) and Galderma. Most of our competitors have substantially greater financial, technical and other resources, such as larger research and development staffs and experienced marketing and manufacturing organizations and well-established sales forces. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries.

Our competitors may succeed in developing, acquiring or licensing products that are more effective or less costly than our licensed products and product candidates. In addition, our licensed products compete with other therapies, such as simple curettage and, particularly in the United States, cryotherapy, which do not involve the use of a drug but have gained significant market acceptance.

If we are not able to compete effectively with the competitors and competing therapies, we may lose significant market share in the relevant markets, which could have a material adverse effect on our revenue, results of operations and financial condition.

If we are unable to maintain effective marketing and sales capabilities or enter into agreements with third parties to market and sell our licensed products, we may be unable to generate revenue growth.

In order to grow the market for our licensed products, especially a newer licensed product like Xepi®, we must continue to build our marketing, sales and distribution capabilities in the United States. The development and training of our sales force and related compliance plans to market our licensed products are expensive and time consuming and can potentially delay the growth of sales of our licensed products. In the event we are not successful in expanding our marketing and sales infrastructure, we may not be able to successfully grow the market our licensed products, which would limit our revenue growth.

The U.S. market size for Ameluz® for the treatment of actinic keratosis may be smaller than we have estimated.

The public data regarding the market for actinic keratosis treatments in the United States may be incomplete. Therefore, some of our estimates and judgments are based on various sources which we have not independently verified and which potentially include outdated information, or information that may not be precise or correct, potentially rendering the U.S. market size for treatment of actinic keratosis with Ameluz® smaller than we have estimated, which may reduce our potential and ability to increase sales of Ameluz® and revenue in the United States. Although we have not independently verified the data obtained from these sources, we believe that such data provide the best available information relating to the present market for actinic keratosis treatments in the United States, and we often use such data for our business and planning purposes.

If our Licensors face allegations of noncompliance with the law and encounter sanctions, their reputation, revenues and liquidity may suffer, and our licensed products could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of the law could require our Licensors to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from our licensed products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from our product sales, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

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Even if our Licensors obtain regulatory approvals for our licensed products, or approvals extending their indications, they may not gain market acceptance or become widely accepted among hospitals, physicians, health care payors, patients and others in the medical community.

In May 2016, Biofrontera Bioscience received approval from the FDA to market in the United States. Ameluz® in combination with photodynamic therapy using the BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. We launched the commercialization of Ameluz® and the BF-RhodoLED® lamp for actinic keratosis in the United States in October 2016. Even with regulatory approval, Ameluz® may not receive wide acceptance among hospitals, physicians, health care payors, patients and others in the medical community. In addition, Xepi® received approval from the FDA in 2017 and may not gain market acceptance over time. Market acceptance of any of our licensed products depends on a number of factors, including:

●	the clinical indications for which they are approved, including any restrictions placed upon the product in connection with its approval, such as patient registry or labeling restriction;
●	the product labeling, including warnings, precautions, side effects, and contraindications that the FDA or other regulatory authorities approve;
●	the potential and perceived advantages of our product candidates over alternative products or therapies;
●	relative convenience and ease of administration;
●	the effectiveness and compliance of our sales and marketing efforts;
●	acceptance by major operators of hospitals, physicians and patients of our licensed products or candidates as a safe and effective treatment;
●	the prevalence and severity of any side effects;
●	product labeling or product insert requirements of the FDA or other regulatory authorities;
●	any Risk Evaluation and Mitigation Strategy that the FDA might require for our drug product candidates;
●	the timing of market introduction of our licensed product or product candidates as well as competitive products;
●	the perceived advantages of our licensed products over alternative treatments;
●	the cost of treatment in relation to alternative products; and
●	the availability of adequate reimbursement and pricing by third party payors and government authorities, including any conditions for reimbursement required by such third-party payors and government authorities.

If our licensed products and product candidates are approved, and/or receive label extensions, but fail to achieve market acceptance among physicians, patients, payors, or others in the medical community in the United States, we will not be able to generate significant revenues, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

With respect to our licensed products, we may be subject to healthcare laws, regulation and enforcement. Our failure to comply with those laws could have a material adverse effect on our results of operations and financial condition.

We may be subject to additional healthcare regulation and enforcement by the U.S. federal government and by authorities in the United States. Such U.S. laws include, without limitation, state and federal anti-kickback, federal false claims, privacy, security, financial disclosure laws, anti-trust, Physician Payment Sunshine Act reporting, fair trade regulation and advertising laws and regulations. Many states and other jurisdictions have similar laws and regulations, some of which are broader in scope. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, but not limited to, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal, state or other healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

Increased Health and Human Services, Office of Inspector General (OIG), scrutiny on the sale of products through specialty pharmacies or through physician practices by means of direct investigation or by issuance of unfavorable Opinion Letters which may curtail or hinder the sales of our licensed products based on risk of enforcement upon ourselves or our buyers. The OIG continues to make modifications to existing Anti-Kickback Statute, or AKS, safe harbors which may increase liability and risk for our company as well as adversely impact sales relationships. On November 20, 2020, OIG issued the final rule for Safe Harbors under the Federal AKS. This new final rule creates additional safe harbors including ones pertaining to patient incentives. OIG is able to modify safe harbors as well as regulatory compliance requirements which could impact out business adversely.

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The majority of states also have statutes or regulations similar to these federal laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer. In addition, some states have laws that require pharmaceutical companies to adopt comprehensive compliance programs. Certain states also mandate the tracking and require reporting of gifts, compensation, and other remuneration paid by us to physicians and other health care providers.

In September 2010, OIG issued a Special Advisory Bulletin to notify drug manufacturers that OIG intended to pursue enforcement actions against drug manufacturers that failed to submit timely average manufacturer price, or AMP, and average sales price, or ASP, information. The Medicaid Drug Rebate Program requires manufacturers to enter into and have in effect a national rebate agreement with the Secretary of Health and Human Services in order for Medicaid payments to be available for the manufacturer’s covered outpatient drugs. Companies with such rebate agreements are required to submit certain drug pricing information to CMS, including quarterly and monthly pricing data. There has been an increased level of federal enforcement against drug manufacturers that have failed to provide timely and accurate pricing information to the government. Since September 2010, OIG has settled 13 cases against drug manufacturers relating to drug price reporting issues, totaling approximately $18.5 million. We expect continued enforcement directed at companies that fail to make accurate and timely price reports. If we were found to make the required pricing disclosures, we could incur significant expense and delay.

A recall of our licensed drug or medical device products, or the discovery of serious safety issues with our licensed drug or medical device products, could have a significant negative impact on us.

The FDA and other relevant regulatory agencies have the authority to require or request the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. Manufacturers may, under their own initiative, recall a product. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of our licensed products would divert managerial and financial resources and have an adverse effect on our and our Licensors’ reputation, financial condition and operating results, which could impair our or our Licensors’ ability to market, sell or produce our licensed products in a cost-effective and timely manner.

Further, under the FDA’s medical device reporting, or MDR, regulations, our Licensors are required to report to the FDA any event which reasonably suggests that our licensed product may have caused or contributed to a death or serious injury or in which our licensed product malfunctioned and, if the malfunction of the same or similar device marketed by us were to recur, would likely cause or contribute to death or serious injury. The FDA also requires reporting of serious, life-threatening, unexpected and other adverse drug experiences and the submission of periodic safety reports and other information. Product malfunctions or other adverse event reports may result in a voluntary or involuntary product recall and other adverse actions, which could divert managerial and financial resources, impair our and our Licensors’ ability to market, sell or manufacture our licensed products in a cost-effective and timely manner and have an adverse effect on our reputation, financial condition and operating results.

Any adverse event involving our licensed products could result in future voluntary corrective actions, such as recalls or customer notifications, or regulatory agency action, which could include inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of our Licensors’ time and capital, distract our Licensors’ management from operating their business and may harm our and our Licensors’ reputation and financial results as well as threaten our marketing authority for such products.

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Our licensed medical device product, the RhodoLED® lamp, is subject to extensive governmental regulation, and failure to comply with applicable requirements could cause our business to suffer.

The medical device industry in the United States is regulated extensively by governmental authorities, principally the FDA and corresponding state agencies. The regulations are very complex and are subject to rapid change and varying interpretations. Regulatory restrictions or changes could limit our ability to carry on or expand our operations or result in higher than anticipated costs or lower than anticipated sales. The FDA and other U.S. governmental agencies regulate numerous elements of our and our Licensors’ business, including:

●	product design and development;
●	pre-clinical and clinical testing and trials;
●	product safety;
●	establishment registration and product listing;
●	distribution;
●	labeling, manufacturing and storage;
●	pre-market clearance or approval;
●	advertising and promotion;
●	marketing, manufacturing, sales and distribution;
●	relationships and communications with health care providers;
●	adverse event reporting;
●	market exclusivity;
●	servicing and post-market surveillance; and
●	recalls and field safety corrective actions.

We are working to commercialize a new lamp, the “RhodoLED® XL,” which was approved by the FDA on October 21, 2021 and allows use of Ameluz® on more distant Actinic Keratosis lesions. Management believes that this new lamp, could provide new business growth opportunities for our company. In the United States, according to FDA guidance, products for PDT, such as Ameluz® gel and its corresponding lamp(s), must be approved as combination products that cover both the drug and the lamp. In May 2016, the Biofrontera Group (which included Biofrontera prior to our initial public offering) received approval from the FDA to market in the United States Ameluz® in combination with photodynamic therapy using the BF-RhodoLED® lamp for lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. The applicable office of the FDA has determined that if the Ameluz Licensor develops a new lamp to be used with Ameluz®, beyond the existing approved RhodoLED® lamp series, the Ameluz Licensor must seek a new approval utilizing the “New Drug Application” procedure. As part of a drug/device combination, the lamp is by definition classified as a class III medical device and as such requires a premarket approval, or PMA, by the FDA. A new lamp will also require changes in the “Prescribing Information” of the drug. If the Ameluz Licensor develops this new lamp, once the Ameluz Licensor’s PMA application is submitted to the FDA as part of this approval process, it may take more than six months, plus, if needed, time required to answer questions or provide additional data. Prior to submission, the Ameluz Licensor will need to perform final tests on the lamp prototype, including technical tests by a certified laboratory and a usability study. During the process, there is a risk that the FDA might ask for additional tests or even clinical trials, and there is no assurance that the Ameluz Licensor will be able to satisfy the FDA’s requests for additional tests or trials in a timely manner, or at all, and there is no assurance that the Ameluz Licensor will be able to develop this new lamp, or obtain approval to use it in the United States for PDT treatment of actinic keratosis in combination with Ameluz®.

The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

●	the Biofrontera Group’s inability to demonstrate that its products are safe and effective for their intended uses or substantially equivalent to a predicate device;
●	the data from the Biofrontera Group’s clinical trials may not be sufficient to support clearance or approval; and
●	the manufacturing process or facilities we use may not meet applicable requirements.

In addition, the FDA and other regulatory authorities may change their respective clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our licensed products under development or impact our ability to modify our currently cleared or approved products on a timely basis.

Any delay in, or failure to receive or maintain, clearance or approval for such products under development that we expect to license could prevent us from generating revenue from these products or achieving profitability. Additionally, the FDA and comparable foreign regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny of us, could dissuade some customers from using our licensed products and adversely affect our reputation and the perceived safety and efficacy of our licensed products.

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Failure to comply with applicable regulations could jeopardize our ability to sell our licensed products and result in enforcement actions against our Licensors such as fines, civil penalties, injunctions, warning letters, Form 483 reports, recalls of products, delays in the introduction of products into the market, refusal of the FDA or other regulators to grant future clearances or approvals, and the suspension or withdrawal of existing approvals by the FDA or other regulators. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and operating results.

As a result of our current IT infrastructure and German-based subsidiary, we are subject to governmental regulation and other legal obligations in the EU and European Economic Area, or EEA, related to privacy, data protection and data security and, as a result of our sales in California, the California Consumer Privacy Act (CCPA). Our actual or perceived failure to comply with such obligations could harm our business.

We are subject to diverse laws and regulations relating to data privacy and security in the EU and eventually in the EEA, including Regulation 2016/679, known as the GDPR. The GDPR applies extraterritorially and implements stringent operational requirements for controllers and processors of personal data. New global privacy rules are being enacted and existing ones are being updated and strengthened. We are likely to be required to expend capital and other resources to ensure ongoing compliance with these laws and regulations.

Complying with these numerous, complex and often changing regulations is expensive and difficult. Failure by us, any partners, our service providers, or our employees or contractors to comply with the GDPR could result in regulatory investigations, enforcement notices and/or fines of up to the higher of €20 million or up to 4% of our total worldwide annual revenue. In addition to the foregoing, a breach of privacy laws or data security laws, particularly those resulting in a significant security incident or breach involving the misappropriation, loss or other unauthorized use or disclosure of sensitive or confidential patient or consumer information, could have a material adverse effect on our business, reputation and financial condition.

As a data controller, we are accountable for any third-party service providers we engage to process personal data on our behalf. We attempt to mitigate the associated risks by performing security assessments and due diligence of our vendors and requiring all such third-party providers with data access to sign agreements and obligating them to only process data according to our instructions and to take sufficient security measures to protect such data. There is no assurance that these contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, storage and transmission of such information. Any violation of data or security laws by our third-party processors could have a material adverse effect on our business and result in the fines and penalties outlined above.

Where we transfer personal data of EU citizens or anyone residing in the EU out of the EU and EEA, we do so in compliance with the relevant data export requirements from time to time. There is currently ongoing litigation challenging the commonly used transfer mechanism, the EU Commission approved model clauses. On July 16, 2020, the Court of Justice of the European Union, or CJEU, issued a judgment which annulled, without granting a grace or transition period, the European Commission’s Decision (EU) 2016/1250 of July 12, 2016 on the adequacy of the protection provided by the U.S. Privacy Shield (a mechanism for complying with data protection requirements when transferring personal data from the EU to the United States). Accordingly, such framework is not a valid mechanism to comply with EU data protection requirements when transferring personal data from the European Union to the United States. To the extent that we were to rely on the EU-U.S. Privacy Shield Framework, we will not be able to do so in the future, which could increase our costs and limit our ability to process personal data from the EU. The same decision also cast doubt on the viability of one of the primary alternatives to the U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses, as a vehicle for such transfers in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the Standard Contractual Clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer. At present, there are few, if any, viable alternatives to the Standard Contractual Clauses, and the law in this area remains dynamic. These changes may require us to find alternative bases for the compliant transfer of personal data outside the EEA and we are monitoring developments in this area.

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The GDPR is directly applicable in each EU Member State, however, it provides that EU Member States may introduce further conditions, including limitations which could limit our ability to collect, use and share personal data (including health and medical information), or could cause our compliance costs to increase, ultimately having an adverse impact on our business. The GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects (in a concise, intelligible and easily accessible form) how their personal information is to be used, imposes limitations on retention of personal data; defines for the first time pseudonymized (i.e., key-coded) data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. In addition to the foregoing, a breach of the GDPR could result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, as well potential civil claims including class action type litigation where individuals suffer harm.

On January 1, 2020, California enacted the California Consumer Privacy Act, or CCPA, which, among other things, requires new disclosures to California consumers and affords such consumers new abilities to opt out of certain sales of personal information. This Act also applies to any information of certain patients that a drug company may possess. It remains unclear what, if any, modifications will be made to this legislation or how it will be interpreted in the years to come. The effects of the CCPA potentially are significant, however, and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. As a general matter, compliance with laws, regulations, and any applicable rules or guidance from self-regulatory organizations relating to privacy, data protection, information security and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to acquire customers, and otherwise adversely affect our business, financial condition and operating results. Noncompliance with CCPA could result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, as well potential civil claims including class action type litigation where individuals suffer harm. Since its enactment, four (4) additional states - Colorado, Connecticut, Utah, and Virginia - have enacted comprehensive consumer data privacy laws similar to the CCPA, indicating a potential trend that may continue to spread across the U.S.

We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may be unable to successfully implement our business strategy.

Our ability to compete in the highly competitive pharmaceutical industry depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel with specialized scientific and technical skills. We are highly dependent on our management, scientific, medical and operations personnel, including Prof. Dr. Hermann Lübbert, our Executive Chairman and Chief Executive Officer and Fred Leffler, our Chief Financial Officer. The loss of the services of any of our executive officers or other key employees and our inability to find suitable replacements could potentially harm our business, prospects, financial condition or results of operations.

Despite our efforts to retain valuable employees, members of our management team may terminate their employment with us on short notice. Although we have, or are in the process of negotiating, employment agreements with our key employees, these employees could leave our employment at any time, with certain notice periods. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel and sales representatives.

Many of the other biotechnology and pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They may also provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we can offer. If we are unable to continue to attract and retain high quality personnel, our ability to commercialize our licensed products will be limited.

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Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices in the United States as well as in any other jurisdictions where we conduct our business. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions, inability to obtain product approval and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and any precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We will need to grow the size of our organization and we may experience difficulties in managing this growth.

As of December 31, 2022, we had 81 employees. In the longer term, as our development and commercialization plans and strategies develop, and as we continue operating as a public company, we expect to need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

●	identifying, recruiting, integrating, maintaining and motivating existing or additional employees; and
●	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize and market our licensed products will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities. If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to commercialize our licensed products and, accordingly, may not achieve our commercialization goals.

Due to our ongoing assessment of the size of the required sales force, we may be required to hire substantially more sales representatives to adequately support the commercialization and marketing of our licensed products or we may incur excess costs as a result of hiring more sales representatives than necessary. We may be competing with companies that currently have extensive and well-funded marketing and sales operations.

Our business and operations would suffer in the event of system failures, cyber-attacks or a deficiency in our cyber-security.

Despite the implementation of security measures, our internal computer systems and those of our current and future contract and research organizations, or CROs, and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. While we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our licensed products and product candidates could be delayed.

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If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our licensed products.

We face an inherent risk of product liability as a result of the clinical testing of our licensed products and face an even greater risk if we commercialize our licensed products on a larger scale. For example, we may be sued if our licensed products allegedly cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing; defects in design; a failure to warn of dangers inherent in the product, negligence, strict liability; and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our licensed products and product candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	costs to defend litigation and other proceedings;
●	a diversion of management’s time and our resources;
●	decreased demand for our licensed products;
●	injury to our reputation;
●	withdrawal of clinical trial participants;
●	initiation of investigations by regulators;
●	product recalls, withdrawals or labeling, marketing or promotional restrictions;
●	loss of revenue;
●	substantial monetary awards to trial participants or patients;
●	exhaustion of any available insurance and our capital resources;
●	the inability to commercialize our licensed products; and
●	a decline in our share price.

We currently maintain product liability insurance. If such insurance is not sufficient, or if we are not able to obtain such insurance at an acceptable cost in the future, potential product liability claims could prevent or inhibit the commercialization of our licensed products and the products we license in the future. A successful claim could materially harm our business, financial condition or results of operations. Additionally, we cannot guarantee that continued product liability insurance coverage will be available in the future at acceptable costs.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on our business.

We do business with Licensors in a number of countries throughout the world. We are committed to doing business in accordance with applicable anti-corruption laws. We are subject, however, to the risk that our officers, directors, employees, agents and collaborators may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and the European Union Anti-Corruption Act, as well as trade sanctions administered by the U.S. Office of Foreign Assets Control and the U.S. Department of Commerce. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties or curtailment of operations in certain jurisdictions and might adversely affect our results of operations. In addition, actual or alleged violations could damage our reputation and ability to do business.

Our licensed products will be subject to ongoing regulatory requirements and we may face future development, manufacturing and regulatory difficulties.

Our licensed drug products Ameluz® and Xepi® and any other drug products we license or acquire will be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping, submission of safety and other post-market approval information, importation and exportation. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements and the requirements of other similar regulatory authorities, including ensuring that quality control and manufacturing procedures conform to cGMP requirements.

Accordingly, we rely on our Licensors to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. Our Licensors will also be required to report certain adverse reactions and production problems, if any, to the FDA and other similar regulatory authorities and to comply with certain requirements concerning advertising and promotion for our licensed products and potential products.

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If a regulatory authority discovers previously unknown problems with a product, such as adverse events of unanticipated or unacceptable severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product, including requiring withdrawal of the product from the market. If our licensed products or potential products fail to comply with applicable regulatory requirements, a regulatory authority may, among other actions against our Licensors or applicable third parties:

●	issue warning letters or Form 483 (or similar) notices requiring our Licensors or applicable third parties to modify certain activities or correct certain deficiencies;
●	require product recalls or impose civil monetary fines;
●	mandate modifications to promotional materials or require our Licensors to provide corrective information to healthcare practitioners;
●	require our Licensors or applicable third parties to enter into a consent decree or permanent injunction;
●	impose other administrative or judicial civil or criminal actions, including monetary or other penalties, or pursue criminal prosecution;
●	withdraw regulatory approval;
●	refuse to approve pending applications or supplements to approved applications filed by our Licensors;
●	impose restrictions on operations, including costly new manufacturing requirements; or
●	seize or detain products.

To the extent that such adverse actions impact our rights under our license and supply agreements or otherwise restrict our ability to market our licensed products, they could adversely impact our business and results of operation.

Generic manufacturers may launch products at risk of patent infringement.

If other manufacturers launch products to compete with our licensed products or product candidates in spite of our Licensors’ patent position, these manufacturers would likely erode our market and negatively impact our sales revenues, liquidity and results of operations.

The results of our research and development efforts are uncertain and there can be no assurance they will enhance the commercial success of our products.

We believe that we will need to incur additional research and development expenditures to improve the capabilities of our BF-RhodoLED® lamps to better fulfill the needs of dermatologists and may also incur research and development expenditures to develop new products. The products we are developing and may develop in the future may not be technologically successful. At this time, we have limited internal research and development personnel, which makes us dependent on consulting relationships.

In addition, the length of our product development cycle may be greater than we originally expected, and we may experience delays in product development. If our resulting products are not technologically successful, they may not achieve market acceptance or compete effectively with our competitors’ products and services.

Risks Related to Our Financial Position and Capital Requirements

There is substantial doubt about our ability to continue as a “going concern.”

In connection with our assessment of going concern considerations under applicable accounting standards, the Company’s management has determined that our growth plans, upcoming inventory purchases and a final settlement payment to DUSA Pharmaceuticals, Inc. create substantial doubt exists about our ability to continue as a going concern through approximately one year from the date the audited consolidated financial statements included in this prospectus were issued. The viability of the Company is dependent on its ability to continue to execute its growth plan and raise additional capital or find alternative methods of financing to fund its operations in 2023. As of September 30th 2023, our unaudited cash was approximately $3.2M. There can be no guarantee that the actions presently being taken by the Company will be successful in raising additional capital or finding alternative methods of financing. If the Company is not successful in these endeavors, it would likely have a material adverse effect on the Company’s business, results of operations and financial condition.

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We have a history of operating losses and anticipate that we will continue to incur operating losses in the future and may never sustain profitability.

We have incurred losses in each year since inception. Our net loss for the fiscal years ended December 31, 2022 and December 31, 2021 was $0.6 million and $37.7 million, respectively, and our net loss for the six months period ended June 30, 2023 was $17.3 million. As of June 30, 2023, we had an accumulated deficit of $96.8 million.

Our ability to become profitable depends on our ability to further commercialize our principal licensed product Ameluz®. Even if we are successful in increasing our licensed product sales, we may never achieve or sustain profitability. In the long term, we anticipate increasing our sales and marketing expense as we attempt to exploit the regulatory approvals to market Ameluz® in the United States for the photodynamic therapy treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. There can be no assurance that our sales and marketing efforts will generate sufficient sales to allow us to become profitable. Moreover, because of the numerous risks and uncertainties associated with commercializing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if ever.

We will likely engage in additional equity or debt financing in the future, which could dilute the voting rights of stockholders and the value of their shares. If we are unable to achieve profitability over time or to obtain additional equity or debt financing in such a scenario, this would have a material adverse effect on our financial condition.

If we fail to obtain additional financing, we may be unable to pursue our plans for strategic growth, including completing the commercialization of Xepi® and may need to adjust growth plans for Amulez.

Our operations have consumed substantial amounts of cash since inception. Going forward, we expect that we will require significant funds in order to pursue our plans for strategic growth, including completing the commercialization of the drug Xepi®, the rights to which we acquired in March 2019 through our purchase of Cutanea, and the subsequent merger of Biofrontera and Cutanea.

During the year ended December 31, 2022, we received an aggregate of $14 million, including $9.4 million from a private placement, net of issuance costs, and $4.6 million from warrants exercised for common stock. We believe with the funds available from these transactions and availability under a working capital line of credit, that we will have sufficient funds to support the operating, investing, and financing activities of the Company through at least twelve months from the date of the issuance of the audited consolidated financial statements included in this prospectus. However, changing circumstances may cause us to consume capital significantly faster than currently anticipated, and we may need to spend more money than currently expected because of circumstances beyond our control. In addition, if we choose to take significant steps towards the realization during the current fiscal year of longer-term goals for our strategic growth, we may need to raise additional capital through debt or equity financing in order to complete those steps during the current fiscal year. Our future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:

●	the effects of competing technological and market developments;
●	the cost and timing of completion of commercial-scale manufacturing activities;
●	the cost of establishing or maintaining sales, marketing and distribution capabilities for Ameluz® photodynamic therapy or other licensed products or potential products in the United States; and
●	the impact of COVID-19 on our licensor’s clinical trials, the timing of regulatory approvals obtained by our Licensors, demand for our licensed products, our ability to market and sell our licensed products and other matters.

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We cannot be certain that additional funding for any purpose will be available to us on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts and on terms acceptable to us, we may have to significantly delay, scale back or discontinue the commercialization of our licensed products or other plans for strategic growth. We also could be required to license our rights to our licensed products and product candidates to third parties on unfavorable terms. In addition, any equity financing would likely result in dilution to holders of our securities, and any debt financing would likely involve significant cash payment obligations and include restrictive covenants that may restrict our ability to operate our business.

Any of the above events could prevent us from realizing business opportunities or prevent us from growing our business or responding to competitive pressures, which could have a material adverse effect on our business, prospects, financial condition and/or results of operations and could cause the price of our shares to decline.

Our existing and any future indebtedness could adversely affect our ability to operate our business.

Under the Share Purchase and Transfer Agreement dated March 25, 2019 (as amended, the “Share Purchase Agreement”), by and among Biofrontera Newderm LLC, Biofrontera AG, Maruho Co., Ltd. and Cutanea, pursuant to which Biofrontera Newderm Inc. LLC, a wholly owned subsidiary of Biofrontera Inc., acquired Cutanea from Maruho Co., Ltd., we are required to repay to Maruho Co., Ltd., $3.6 million on December 31, 2022 and $3.7 million on December 31, 2023 in start-up costs that Maruho Co., Ltd. paid to us, in connection with such acquisition (not to exceed $7.3 million in the aggregate).

We have filed for arbitration against Maruho with the International Chamber of Commerce (“ICC”) regarding issues with Maruho’s contract manufacturer that were not disclosed at the time of the Agreement and therefore are evaluating the repayment of the $7.3 million of start-up costs. The arbitration notes that Maruho breached the agreement with Cutanea due to the undisclosed manufacturing issues and seeks damages as well as a declaration that we are not obligated to repay Maruho. We are currently engaging in settlement negotiations with Maruho. Any consideration that we provide to Maruho as a result of such settlement negotiations could have a material adverse effect on our business, financial condition and results of operations.

In addition, on May 8, 2023, we entered into a Loan and Security Agreement (the “Loan Agreement”) with MidCap, providing us with a revolving line of credit in the aggregate principal amount of up to $6.5 million, subject to a borrowing base and an availability block. The Loan Agreement allows us to request advances thereunder and to use the proceeds of such advances for working capital purposes until the maturity date of May 8, 2026. The Loan Agreement is secured by a lien on substantially all of the assets of the Company, subject to customary exceptions. Advances under the Loan Agreement shall bear interest at the 30-Day Adjusted Term SOFR Rate, set monthly on the first day of the month based on 30-Day Term SOFR plus a spread adjustment of 15 basis points and subject to a floor of 2.25%, plus 4.00% calculated and charged monthly in arrears. In the event of a called event of default, a default interest rate of 3.00% percent shall be added to the aforementioned rate. Under the terms of the Loan Agreement, amounts available for advances would be subject to a borrowing base, which is a formula based on certain eligible receivables and inventory , and a block on such availability in the amount of $650,000 (the “Availability Block”). The Loan Agreement also includes an Unused Line Fee Rate of 0.375% of the Credit Limit (as defined in the Loan Agreement) less all outstanding advances, which shall be paid on a monthly basis. The Loan Agreement also provides for the issuance of letters of credit with a $250,000 sublimit. We do not currently have any letters of credit outstanding.

Our indebtedness could have significant adverse consequences, including:

●	requiring us to dedicate a portion of our cash to the payment of interest and principal, reducing money available for working capital, capital expenditure, product development and other general corporate purposes;
●	increasing our vulnerability to adverse changes in general economic, industry and market conditions;
●	increasing the risk of dilution to the holders of our shares in the event any of these bonds are exercised for or converted into our ordinary shares;
●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete, including changes arising as a result of the COVID-19 pandemic; and
●	placing us at a competitive disadvantage to competitors that are better capitalized than we are.

We may not have sufficient funds and may be unable to arrange for additional financing to pay the amounts due under our existing debt obligation to Maruho Co. Ltd. under the terms of such Share Purchase Agreement, and which must be repaid if certain profits from the sale of Cutanea products the Biofrontera Group agreed to share with Maruho are less than the amount of such start-up costs.

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We may also engage in debt financing in the future. Failure to make payments or comply with covenants under such debt could result in an event of default and acceleration of amounts due. If an event of default occurs and the lender or lenders accelerate the amounts due, we may not be able to make accelerated payments, and such lenders could file suit against us to collect the amounts due under such obligations or pursue other remedies. In addition, the covenants under such debt obligations could limit our ability to obtain additional debt financing. If we are unable to satisfy such debt obligations it could have material adverse effect on our business, prospects, financial condition and/or results of operations.

The valuation of our equity investments is subject to volatility.

The market valuation of our equity investments, especially as it relates to our investment in Biofrontera AG which is publicly traded, may experience substantial price volatility which, when accounted for under GAAP, could have a material adverse effect on our financial condition and results of operations. Refer to Note 6, Investments in Equity Securities, to our consolidated financial statements for information on our equity investments. As of June 30, 2023, our investment in Biofrontera AG, a foreign publicly held company and significant shareholder, had a balance of $5.9 million. Our shares of Biofrontera AG are carried in our consolidated balance sheets at fair value based on the closing price of the shares owned on the last trading day of the reporting period. Those investments can be negatively affected by market and economic factors including liquidity, credit deterioration, financial results, interest rate fluctuations, or other factors. Although we intend to liquidate our investment in Biofrontera AG within the next twelve months, we cannot guarantee that we will able to do so within that timeframe. As a result, as long as we hold these equity investments, future fluctuations in their value could result in significant losses and could have a material adverse impact on the Company’s financial condition and results of operations.

Risks Related to Corporate Governance, Including Being a Public Company

We previously identified a material weakness in our internal control over financial reporting, resulting from control deficiencies related to management’s review of work performed by specialists. If we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the audit of our financial statements as of and for the year ended December 31, 2021, we identified a material weakness in our internal control over financial reporting. The material weakness we identified pertains to management’s review of work performed by specialists; as the Company’s management review control over information provided to and produced by a third-party specialist was not sufficiently precise to identify errors in the valuation of an intangible asset. Specifically, as part of the initial valuation of an intangible asset in connection with the Cutanea acquisition we failed to identify a computational error within the valuation model for the Xepi® intangible asset. In addition, in 2021 an error in the valuation of the same intangible asset was identified relating to insufficient information being provided to the third-party specialist in connection with an impairment assessment.

We have taken steps to enhance our internal control environment and continue to address the underlying cause of the material weakness with the implementation of additional controls including those designed to strengthen our review and validation of the work product from third-party service providers. As of December 31, 2022, the steps we have taken to date were determined to be sufficient to remediate this material weakness. As a result, management has concluded that the material weakness was fully remediated as of December 31, 2022.

If we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, our stock price.

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We have incurred, and will continue to incur, increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, or the Sarbanes Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. If, notwithstanding our efforts to comply with new or changing laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. Further, failure to comply with these laws, regulations and standards may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members to serve on our board of directors or committees or as members of senior management. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

As a result of becoming a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal controls over financial reporting for the fiscal year ended December 31, 2022. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal controls over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an emerging growth company, as defined in the JOBS Act. At such time as we are required to obtain auditor attestation, if we then have a material weakness, we would receive an adverse opinion regarding our internal control over financial reporting from our independent registered public accounting firm. We will be required to disclose significant changes made in our internal control procedures on a quarterly basis.

We have already begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 and anticipate we will be able to complete our evaluation, testing and any required remediation in a timely fashion. Our compliance with Section 404 will require that we incur additional legal, accounting and other compliance expense and expend significant management efforts. We currently do not have an internal audit group, and although we have accounting and finance staff with appropriate public company experience and technical accounting knowledge, we may need to hire additional consultants or staff to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting are effective. For example, in connection with the audits of our financial statements as of and for the years ended December 31, 2021 and 2020, we identified a material weakness in our internal control over financial reporting. See “-We previously identified a material weakness in our internal control over financial reporting, resulting from control deficiencies related to management’s review of work performed by specialists. If we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.”

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We cannot assure you that the measures we have taken to date, and are continuing to implement, will be sufficient to avoid additional material weaknesses or significant deficiencies in our internal controls over financial reporting in the future. Any failure to maintain effective internal controls over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of shares of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also negatively impact our ability to access to the capital markets.

In addition, effective disclosure controls and procedures enable us to make timely and accurate disclosure of financial and non-financial information that we are required to disclose. As a public company, if our disclosure controls and procedures are ineffective, we may be unable to report our financial results or make other disclosures accurately on a timely basis, which could cause our reported financial results or other disclosures to be materially misstated and result in the loss of investor confidence and cause the market price of our securities.

We are an emerging growth company and a smaller reporting company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies or smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that have not made this election.

For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the closing of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three fiscal years; or (iv) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of common stock held by non-affiliates exceeds $250 million as of the prior the end of our second fiscal quarter ending December 31st of each year, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior to the end of our second fiscal quarter ending December 31st of each year. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

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Risks Related to this Offering and Ownership of Our Common Stock

This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

As of October 13, 2023, Biofrontera AG beneficially owns 29.2% of our outstanding shares of common stock and will be able to exert significant control over matters subject to stockholder approval, and its interests may conflict with ours or other stockholders in the future.

As of October 13, 2023, Biofrontera AG beneficially owns in the aggregate approximately 29.2% of our outstanding voting stock and will continue to exert significant influence on the company. In addition, Biofrontera AG’s beneficial ownership would be further reduced by the exercise of any of the 459,856 outstanding warrants issued in connection with our initial public offering and private placements. However, it would likely continue to have a significant portion (and perhaps even a majority) of the voting power in a shareholder meeting. As a result, Biofrontera AG will have the ability to significantly influence us through this ownership position. Biofrontera AG may be able to determine all matters requiring stockholder approval. For example, Biofrontera AG may be able to control elections of directors, amendments of our organizational documents, our financing and dividend policy and approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Moreover, because of the significant ownership position held by Biofrontera AG and our classified board structure, new investors may not be able to effect a change in the Company’s business or management, and therefore, stockholders would be subject to decisions made by management and Biofrontera AG.

Biofrontera AG’s interests may differ from our interests and the interests of our other stockholders, and therefore actions Biofrontera AG takes with respect to us, as a significant shareholder, including under the Ameluz LSA, may not be favorable to us or our public stockholders. For a discussion of the risks related to our license agreement with Biofrontera AG, see “Risks Related to the License and Supply Agreements and Our Licensed Products.”

Furthermore, Biofrontera AG is a public company with a comparatively low amount of shares that are regularly traded and several shareholders who each hold a significant stake in Biofrontera AG. Any of these shareholders may exert their influence on Biofrontera AG by voting in favor of proposals that are in their individual interest or electing members to Biofrontera AG’s supervisory board who could act to align Biofrontera AG’s actions with the interests of such shareholders. Under German law, company management must obtain the consent of the supervisory board for certain actions. Since 2017, several legal actions have been filed by one of Biofrontera AG’s significant shareholders opposing resolutions passed at the shareholders’ meetings, including actions for annulment and rescission of resolutions related to financing transactions undertaken by Biofrontera AG and they could seek to cause Biofrontera AG to take actions as our significant shareholder that no longer support our strategy as set forth in this prospectus and may be contrary to the interests of our other stockholders.

If Biofrontera AG sells a controlling interest in our company to a third party in a private transaction, you may not realize any change-of-control premium on shares of our common stock and we may become subject to the control of a presently unknown third party.

Although Biofrontera AG holds less than the majority of the voting power of our common stock, it may still exert a controlling influence over us, since many shares of our common stock are held by retail investors who may not vote at shareholder meetings. The ability of Biofrontera AG to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock held by our other stockholders, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to Biofrontera AG on its private sale of our common stock. Additionally, if Biofrontera AG privately sells its controlling equity interest in our company, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. In addition, if Biofrontera AG sells a controlling interest in our company to a third party, our indebtedness may be subject to acceleration, and our other commercial agreements and relationships, including any remaining agreements with Biofrontera AG, could be impacted, all of which may adversely affect our ability to run our business as described herein and may have a material adverse effect on our business, financial condition and results of operations.

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If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution.

The offering price of our common stock is substantially higher than the net tangible book value per share of our common stock, which has a historical book value per share of $     and on an as adjusted basis was $         per share of our common stock as of June 30, 2023. Based on the assumed public offering price of $6.72 per share, which is the last reported sale price of our common stock on The Nasdaq Capital Market on October 13, 2023, you will experience immediate dilution of $1.64 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed public offering price. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of common stock outstanding. Furthermore, you may experience additional dilution if warrants, options or other rights to purchase our common stock that are outstanding or that we may issue in the future are exercised or converted or we issue additional shares of our common stock at prices lower than our net tangible book value at such time. See “Dilution.”

There is no public market for the pre-funded warrants or the warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or the warrants offered hereby on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the pre-funded warrants and the warrants offered hereby will be limited.

The pre-funded warrants and warrants are speculative in nature.

The pre-funded warrants and warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $           (between 100% and 120% of the combined public offering price of $      per share and accompanying warrant(s)) and holders of pre-funded warrants may exercise their right to acquire the common stock and pay an exercise price of $0.0001. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. Furthermore, each warrant will expire five years from the original issuance date. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of the pre-funded warrants and the warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your pre-funded warrants and/or warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrant. Upon exercise of your pre-funded warrant and/or warrant, you will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

Provisions of our outstanding warrants could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our certificate of incorporation and our bylaws, certain provisions of our outstanding warrants could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of our outstanding warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

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Our share price may be volatile, and you may be unable to sell your shares and/or warrants at or above the offering price.

The market price of our common stock is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

●	the success of existing or new competitive products or technologies;
●	regulatory actions with respect to Ameluz®, the BF-RhodoLED® lamp (and its successors) or Xepi® or our competitors’ products;
●	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;
●	announcements of innovations by us, our Licensors or our competitors;
●	overall conditions in our industry and the markets in which we operate;
●	market conditions or trends in the biotechnology industry or in the economy as a whole;
●	addition or loss of significant healthcare providers or other developments with respect to significant healthcare providers;
●	changes in laws or regulations applicable to Ameluz®, the BF-RhodoLED® lamp (and its successors) or Xepi®;
●	actual or anticipated changes in our growth rate relative to our competitors;
●	announcements by us, our Licensors or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	issuance of new or updated research or reports by securities analysts;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	disputes or other developments related to the patents covering our licensed products, and our Licensors’ ability to obtain intellectual property protection for our licensed products;
●	security breaches;
●	litigation matters;
●	announcement or expectation of additional financing efforts;
●	sales of our common stock by us or our stockholders;
●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
●	the expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and
●	general economic and market conditions.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation. This risk is especially relevant for biopharmaceutical companies, which have experienced significant stock price volatility in recent years. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Future sales of our common stock in the public market could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We had 1,367,628 shares of common stock outstanding as of October 4, 2023, of which 967,628 shares are freely tradable without restrictions or further registration required under the Securities Act. The remaining 400,000 shares are currently unregistered and held by Biofrontera AG.

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Warrants are exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of October 4, 2023, we have a total of 459,856 outstanding warrants which may each be exercised for one share of our common stock. All of the shares issuable upon exercise of the warrants have been registered on effective registration statements and therefore, when issued, will be freely tradable without restriction or further registration required under the Securities Act. Any shares of our common stock issued upon exercise of outstanding warrants will result in dilution to the then existing holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our company may change their recommendations regarding our company, and our stock price could decline.

Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

●	variations in the level of expenses related to our marketing efforts;
●	any litigation, including intellectual property infringement lawsuits related to our licensed products, in which we may become involved;
●	regulatory developments affecting Ameluz®, the BF-RhodoLED® lamp (and its successors) or Xepi®;
●	our execution of any licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements;
●	the timing of milestone payments under our existing license agreements; and
●	the level of underlying demand for Ameluz® and Xepi® and customers’ buying patterns.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.

Future sales of our common stock in the public market could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on 1,367,628 shares of common stock outstanding as of October 13, 2023, upon the closing of the sale of our common stock being offered in this offering, assuming the sale of the maximum number of shares offered hereby, we will have 3,667,628 shares of common stock outstanding, of which 3,267,628 are freely tradable without restriction or further registration required under the Securities Act (the remaining 400,000 shares are currently unregistered and held by Biofrontera AG).

All of the common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act.

In addition, we have a total of 459,856 outstanding warrants which may each be exercised for one share of our common stock. All of the shares issuable upon exercise of the warrants have been registered on effective registration statements and therefore, when issued, will be freely tradable without restriction or further registration required under the Securities Act.

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Future sales and issuances of our common stock or rights to purchase our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the stock price of our common stock to decline.

In the future, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue common stock to employees, consultants and directors pursuant to our equity incentive plans. If we sell common stock, convertible securities or other equity securities in subsequent transactions, or common stock is issued pursuant to equity incentive plans or the Unit Purchase Option, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

We will have broad discretion in the use of proceeds of this offering designated for working capital and general corporate purposes.

Our management will have broad discretion over the use and investment of the net proceeds of this offering. Accordingly, investors in this offering have only limited information concerning our management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of proceeds. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.

We have never declared or paid any dividends on our common stock and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources” in this prospectus.

Our stockholder rights plan, or “poison pill,” includes terms and conditions which could discourage a takeover or other transaction that stockholders may consider favorable.

On October 24, 2022, stockholders of record at the close of business on that date received a dividend of one right (a “Right”) for each outstanding share of common stock. Each Right entitles the registered holder to purchase one one-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock of the Company (the “Preferred Stock”), at a price of $5.00 per one thousandth of a share of Preferred Stock, subject to adjustment (the “Exercise Price”). The Rights are not exercisable until the Distribution Date (as defined below). The description and terms of the Rights are set forth in the Stockholder Rights agreement between the Company and Computershare Trust Company, N.A., as rights agent, dated as of October 13, 2022, as amended by Amendment No. 1 to the Stockholder Rights Agreement, dated as of April 26, 2023.

The Rights Agreement imposes a significant penalty upon any person or group that acquires 20% or more (but less than 50%) of our then-outstanding common stock without the prior approval of our board of directors. A person or group that acquires shares of our common stock in excess of the applicable threshold, subject to certain limited exceptions, is called an “Acquiring Person.” Any rights held by an Acquiring Person are void and may not be exercised. A person or group who beneficially owned 20% or more of our outstanding Common Stock prior to the first public announcement of the adoption of the Rights Agreement will not trigger the Rights Agreement so long as they do not acquire beneficial ownership of any additional shares of Common Stock at a time when they still beneficially own 20% or more of such Common Stock.

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The Rights will not be exercisable until the earlier of ten days after a public announcement by us that a person or group has become an Acquiring Person and ten business days (or a later date determined by our board of directors) after a person or group begins a tender or an exchange offer that, if completed, would result in that person or group becoming an Acquiring Person (the earlier of such dates being herein referred to as the “Distribution Date”). At any time after a person becomes an Acquiring Person, the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Common Stock at an exchange ratio of one share of Common Stock for each Right, subject to adjustment as specified in the Rights Agreement. Notwithstanding the foregoing, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the Common Stock of the Company.

The Rights will expire at the earlier of (a) June 30, 2026 or (b) the first day after the Company’s 2025 annual meeting, if stockholder approval has not been obtained prior to such date, the Rights will expire at such time, in each case, unless previously redeemed or exchanged by the Company.

The Rights have certain anti-takeover effects, including potentially discouraging a takeover that stockholders may consider favorable. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contains provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

In addition, we are subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law, or the DGCL. Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers, employees or our stockholders;

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●	any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws (as either may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and
●	any action asserting a claim against us that is governed by the internal-affairs doctrine.

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Consequently, the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Our amended and restated certificate of incorporation will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act. The Supreme Court of the State of Delaware has held that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the provision should be enforced in a particular case, application of the provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

By becoming a stockholder in our Company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees and result in increased costs for investors to bring a claim. If a court were to find the exclusive forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

●	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

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●	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
●	we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;
●	the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
●	we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Many of the warrants to purchase shares of our common stock are accounted for as a warrant liability and recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

Under U.S. GAAP, we are required to evaluate the outstanding warrants to purchase our common stock to determine whether they should be accounted for as a warrant liability or as equity. At each reporting period (1) the accounting treatment of the warrants will be reevaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the warrants will be re-measured and the change in the fair value of the liability will be recorded as other income (expense) in our consolidated statement of operations. Such accounting treatment may adversely affect the market price of our securities. In addition, changes in the inputs and assumptions for the valuation model we use to determine the fair value of such liability may have a material impact on the estimated fair value of the warrant liability. As a result, our financial statements and results of operations will fluctuate quarterly, based on various factors, such as the share price of our common stock, many of which are outside of our control. If our share price is volatile, we expect that we will recognize non-cash gains or losses on our warrants or any other similar derivative instruments in each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

The warrants issued in connection with our initial public offering, the (“IPO Warrants”) were accounted for as equity as these instruments meet all of the requirements for equity classification under ASC 815-40. (See Note 19. Stockholders’ Equity)

The warrants issued in connection with the private placement offerings (completed on December 1, 2021 and May 16, 2022), as well as the Inducement Warrants issued on July 26, 2022 were accounted for as liabilities as these warrants provide for a redemption right in the case of a fundamental transaction which fails the requirement of the indexation guidance under ASC 815-40 (collectively “PIPE Warrants”). The resulting warrant liabilities are re-measured at each balance sheet date until their exercise or expiration, and any change in fair value is recognized in the Company’s consolidated statement of operations. Refer to Note 4. Fair Value Measurements.

As of the date of this prospectus, 459,856 Warrants remain outstanding. See Note 19. Stockholders’ Equity in our audited financial statements for the fiscal year ended December 31, 2022 included in this prospectus for more information on the Warrants.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims for breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including timely delivery of shares and indemnification for breach of contract.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “believe”, “anticipate”, “intend”, “expect”, “target”, “goal”, “estimate”, “plan”, “assume”, “may”, “will”, “predict”, “project”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. Factors that could cause such differences include, but are not limited to:

●	our ability to achieve and sustain profitability;
●	our ability to compete effectively in selling our licensed products;
●	changes in our relationship with our Licensors’
●	our Licensors’ ability to manufacture our licensed products;
●	our ability to expand, manage and maintain our direct sales and marketing organizations, including our ability to obtain the financing to develop our marketing strategy, if needed;
●	our actual financial results may vary significantly from forecasts and from period to period;
●	our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing;
●	market risks regarding consolidation in the healthcare industry;
●	the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third-party payors for procedures using our products significantly declines;
●	our Licensors’ ability to adequately protect the intellectual property and operate their business without infringing upon the intellectual property rights of others;
●	our ability to market, commercialize, achieve market acceptance for and sell our licensed products;
●	the fact that product quality issues or product defects may harm our business;
●	any product liability claims;
●	our ability to regain compliance with Nasdaq continued listing standards’
●	our ability to transition to being a public company’
●	the progress, timing and completion of our Licensors’ research, development and preclinical studies and clinical trials for our licensed products and our Licensors’ ability to obtain the regulatory approvals necessary for the marketing of our licensed products in the United States;
●	any impact of extraordinary events, including those resulting from the sunsetting of the COVID-19 Public Health Emergency (“PHE”) on May 11, 2023; and
●	those risks listed in “Risk Factors” in this prospectus.

Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed with the SEC, and the documents attached as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $          assuming the sale of all securities offered hereby at the combined public offering price of $        per share and accompanying warrant, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants and no exercise of the warrants issued in connection with this offering. However, this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. For example, if we sell only 10%, 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $      , $      , $         or $     , respectively. We will only receive additional proceeds from the exercise of the warrants issuable in connection with this offering if such warrants are exercised at their exercise price of $      (between 100% and 120% of the combined public offering price per common share and accompanying warrant) and the holders of such warrants pay the exercise price in cash upon such exercise.

We currently estimate that we will use the net proceeds from this offering for general corporate purposes, including working capital and continued investments in our growth strategies as described in “Summary—Our Strategy.” Our expected use of proceeds from this offering represents our current intentions based on our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering. We may use a portion of the proceeds to pursue selective strategic investment and acquisition opportunities to expand and support our business growth. Although we have no specific agreements, commitments, or understandings with respect to any such activity or acquisition, we evaluate these opportunities and engage in related discussions with other companies or their shareholders from time to time.

The amounts and timing of our actual expenditures will depend on numerous factors, such as the status of our sales and marketing efforts, the timing and success of any future clinical trials and preclinical studies, as well as subsequent regulatory submissions for our licensed products, each overseen by the Licensors, the feasibility of any acquisitions or other investments, the amounts of proceeds actually raised in this offering and the amount of cash generated by our operations. Because we operate in a very dynamic and highly competitive industry, the actual use of proceeds may differ substantially from the ranges indicated above. Our management will have broad discretion to allocate the net proceeds from this offering.

Pending the use of the net proceeds from this offering, we may invest them in short-term and medium-term interest-bearing instruments.

Each $1.00 increase (decrease) in the assumed combined public offering price of $          per share and accompanying warrant (which is the last reported sale price of our common stock on The Nasdaq Capital Market on         , 2023) would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated offering expenses payable by us.

Each 1,000,000 share increase (decrease) in the number of shares offered by us in this offering would increase (decrease) the net proceeds to us from this offering by approximately $       million, assuming that the price per share for the offering remains at $      (which is the last reported sale price of our common stock on The Nasdaq Capital Market on         , 2023), and after deducting the estimated offering expenses payable by us.

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CAPITALIZATION

The following table sets forth the cash and capitalization as of June 30, 2023, as follows:

●	on an actual basis;
●	on an as adjusted basis to reflect the issuance and sale by us of shares and accompanying warrant(s) in this offering at an assumed combined public offering price of $ per share and accompanying warrant (which is the last reported sale price of our common stock on The Nasdaq Capital Market on , 2023), after deducting the estimated offering expenses payable by us.

The as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, which are included in this prospectus.

	As of June 30, 2023
	Actual	As adjusted
(in thousands, except share data)
Cash and cash equivalents	$4,453	$

Equity
Common stock, par value $0.001 per share; 15,000,000 shares authorized, 1,367,628 shares issued and outstanding, actual; 15,000,000 shares authorized, shares issued and outstanding, as adjusted	27
Additional paid-in capital	103,980
Accumulated deficit	(96,834)

Total capitalization	$7,173	$

Each $1.00 increase or decrease in the assumed combined public offering price of $6.72 per share and accompanying warrant (which is the last reported sale price of our common stock on The Nasdaq Capital Market on October 13, 2023) would increase or decrease each of cash and cash equivalents, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $2.14 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated placement agent fees and estimated offering expenses payable by us.

Each 1,000,000 share increase or decrease in the number of shares offered by us in this offering would increase or decrease each of cash and cash equivalents, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $6.25 million, assuming that the combined price per share and accompanying warrant for the offering remains at $6.72 (which is the last reported sale price of our common stock on The Nasdaq Capital Market on October 13, 2023), and after deducting the estimated placement agent fees and estimated offering expenses payable by us.

The information in the table above excludes:

●	152,301 shares of our common stock available for future issuance under our 2021 Omnibus Incentive Plan as of October 13, 2023;
●	20,182 shares of our common stock as of October 13, 2023, underlying the Unit Purchase Options issued in connection with our initial public offering and the November 2021 Private Placement;
●	2,300,000 shares of our common stock issuable upon exercise of the pre-funded warrants and warrants sold in this offering based upon the sale of all of the securities offered hereby, and 230,000 shares, 575,000 shares, 1,150,000 shares, and 1,725,000 shares, assuming the sale of 10%, 25%, 50%, and 75% of the maximum amount, respectively; and
●	459,856 shares of our common stock issuable as of October 13, 2023, upon exercise of the outstanding warrants sold as part of our initial public offering and the November 2021 Private Placement.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

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DILUTION

If you invest in our shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of June 30, 2023 was $4.35 million, or $3.18 per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the 1,367,628 shares of our common stock outstanding as of June 30, 2023.

After giving further effect to our issuance and sale of  2,300,000 shares in this offering at an assumed combined public offering price of $6.72  per share and accompanying warrant (which is the last reported sale price of our common stock on The Nasdaq Capital Market on October 13, 2023) and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023, would have been $18.65 million, or $5.08 per share of common stock. This amount represents an immediate increase in as adjusted net tangible book value of $1.90 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $1.64 per share to new investors purchasing shares of common stock. If we sell only 10%, 25%, 50%, or 75% of the maximum amount offered at the assumed combined public offering price of $6.72 per share and accompanying warrant (based upon the last reported sale of our common stock on Nasdaq on October 13, 2023) and after deducting estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2023 would have been approximately $4.74 million, or approximately $2.97 per common share, approximately $7.06 million, or approximately $3.63 per common share, approximately $10.92 million, or approximately $4.34 per common share, or approximately $14.79 million, or approximately $4.78 per common share, respectively. We determine dilution by subtracting the as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock that is part of the unit offered by this prospectus.

The following table illustrates this dilution assuming the sale of all securities offered hereby:

Assumed public offering price per share of common stock		$6.72
Historical net tangible book value (deficit) per share as of June 30, 2023	$3.18

As adjusted net tangible book value per share after this offering
		$5.08
Dilution per share to new common stock investors in this offering		$1.64

The following table illustrates this dilution assuming the sale of 10% of the securities offered hereby:

Assumed public offering price per share of common stock		$6.72
Historical net tangible book value (deficit) per share as of June 30, 2023	$3.18

As adjusted net tangible book value per share after this offering		$2.97

Dilution per share to new common stock investors in this offering		$3.75

The following table illustrates this dilution assuming the sale of 25% of the securities offered hereby:

Assumed public offering price per share of common stock		$6.72
Historical net tangible book value (deficit) per share as of June 30, 2023	$3.18

As adjusted net tangible book value per share after this offering		$3.63

Dilution per share to new common stock investors in this offering		$3.09

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The following table illustrates this dilution assuming the sale of 50% of the securities offered hereby:

Assumed public offering price per share of common stock		$6.72
Historical net tangible book value (deficit) per share as of June 30, 2023	$3.18

As adjusted net tangible book value per share after this offering		$4.34

Dilution per share to new common stock investors in this offering		$2.38

The following table illustrates this dilution assuming the sale of 75% of the securities offered hereby:

Assumed public offering price per share of common stock		$6.72
Historical net tangible book value (deficit) per share as of June 30, 2023	$3.18

As adjusted net tangible book value per share after this offering		$4.78

Dilution per share to new common stock investors in this offering		$1.94

A $1.00 increase in the assumed public offering price of $6.72 per share and accompanying warrants(s) (which is the last reported sale price of our common stock on The Nasdaq Capital Market on October 13, 2023) would increase the as adjusted net tangible book value per share after this offering by approximately $0.93, and dilution in as adjusted net tangible book value per share to new investors by approximately $0.58, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated offering expenses payable by us.

A $1.00 decrease in the assumed public offering price of $6.72 per share and accompanying warrant(s) (which is the last reported sale price of our common stock on The Nasdaq Capital Market on October 13, 2023) would decrease the as adjusted net tangible book value per share after this offering by approximately $0.93, and dilution in as adjusted net tangible book value per share to new investors by approximately $0.58, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated offering expenses payable by us.

The number of shares of common stock to be outstanding after the completion of this offering excludes:

●	2,300,000 shares of our common stock issuable upon exercise of the pre-funded warrants and warrants sold in this offering based upon the sale of all of the securities offered hereby, and 230,000 shares, 575,000 shares, 1,150,000 shares, and 1,725,000 shares, assuming the sale of 10%, 25%, 50%, and 75% of the maximum amount, respectively;
●	152,301 shares of our common stock available for future issuance under our 2021 Omnibus Incentive Plan as of October 13, 2023;
●	459,856 shares of our common stock issuable as of October 13, 2023 upon exercise of the outstanding warrants sold as part of our initial public offering and the private placements; and
●	20,182 shares of our common stock as of October 13, 2023, underlying the Unit Purchase Options issued in connection with our initial public offering and the November 2021 Private Placement.

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Management’s Discussion and Analysis of Financial Condition

and Results of Operations

The following section contains statements that are not statements of historical fact and are forward-looking statements within the meaning of the federal securities laws. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievement to differ materially from anticipated results, performance, or achievement, expressed or implied in such forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Such statements include statements regarding the timeline for regulatory review and approval of our products, the availability of funding sources for continued development of such products, and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward-looking statements.

We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Overview

Biofrontera Inc. (the “Company” or “Biofrontera”) includes its wholly owned subsidiary Bio-FRI GmbH (“Bio-FRI” or “subsidiary”). Our subsidiary, Bio-FRI was formed on February 9, 2022, as a German presence to facilitate our relationship with Biofrontera Pharma GmbH and Biofrontera Bioscience GmbH, our Ameluz Licensor.

We are a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with the BF-RhodoLED® lamp series, for photodynamic therapy, or PDT (when used together, “Ameluz® PDT”). In the United States, the PDT treatment is used for the lesion-directed and field-directed treatment of actinic keratoses (“Ak”) of mild-to-moderate severity on the face and scalp. Aks are premalignant lesions of the skin that can potentially develop into skin cancer (squamous cell carcinoma) if left untreated. International treatment guidelines list photodynamic therapy as the highly recommended treatment for Ak, especially multiple Aks and the surrounding photodamaged skin.1We are currently selling Ameluz® for this indication in the U.S. under the Ameluz License and Supply Agreement (“LSA”).

Our second prescription drug licensed product in our portfolio is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or Streptococcus pyogenes. It is approved for use in the United States in adults and children 2 months and older. We are currently selling Xepi® for this indication in the United States under an exclusive license and supply agreement, as amended (“Xepi LSA”), with Ferrer that was assumed by Biofrontera on March 25, 2019 through our acquisition of Cutanea Life Sciences, Inc. (“Cutanea”).

1

Werner RN, Stockfleth E, Connolly SM, et al. Evidence- and consensus-based (S3) Guidelines for the Treatment of Actinic Keratosis - International League of Dermatological Societies in cooperation with the European Dermatology Forum - Short version. J Eur Acad Dermatol Venereol. 2015;29(11):2069-2079. doi:10.1111/jdv.13180.

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Our principal objective is to increase the sales of our licensed products in the United States. The key elements of our strategy include the following:

●	expanding our sales in the United States of Ameluz® in combination with the BF-RhodoLED® lamp for the treatment of minimally to moderately thick actinic keratoses of the face and scalp and positioning Ameluz® to be the standard of care in the United States by growing our dedicated sales and marketing infrastructure in the United States;

●	leveraging the potential for future approvals and label extensions of our portfolio products that are in the pipeline for the U.S. market through the LSAs with our Licensors; and

●	opportunistically adding complementary products or services to our portfolio by acquiring or licensing IP to further leverage our commercial infrastructure and customer relationships.

We devote a substantial portion of our cash resources to the commercialization of our licensed products, Ameluz® and the BF-RhodoLED® lamp series. We have financed our operating and capital expenditures through cash proceeds generated from our product sales, our line of credit, and proceeds received in equity financings.

We believe that important measures of our results of operations include product revenue, operating income (loss) and adjusted EBITDA (a non-GAAP measure as defined below). Our sole source of product revenue is sales of products that we license from certain related and unrelated companies. Our long-term financial objectives include consistent revenue growth and expanding operating margins. Accordingly, we are focused on licensed product sales expansion to drive revenue growth and improve operating efficiencies, including effective resource utilization, information technology leverage, and overhead cost management.

Key factors affecting our performance

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods, and our results of operations may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting our results of operations.

Seasonality

Because traditional photodynamic therapy treatments using a lamp are performed more frequently during the winter, our revenue is subject to some seasonality and has historically been higher during the first and fourth quarters than during the second and third quarters.

COVID-19

The COVID-19 global pandemic still affects our business and presents challenges particularly regarding our supply chain. Although, we are optimistic that our business will continue to thrive throughout 2023 and beyond, the ultimate extent of the impact of any epidemic, pandemic, outbreak, or other public health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic, outbreak, or other public health crisis and actions taken to contain or prevent the further spread, including the effectiveness of vaccination and booster vaccination campaigns, among others. Accordingly, we cannot predict the extent to which our business, financial condition and results of operations will continue to be affected. We remain focused on maintaining a strong balance sheet, liquidity and financial flexibility and continue to monitor developments as we deal with the disruptions and uncertainties from a business and financial perspective relating to COVID-19 and variants thereof.

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Supply Chain

While our Licensors take reasonable precautions to ensure the successful production of our commercially licensed products, their contract manufacturers may experience a myriad of business difficulties (i.e., workforce instability, supply chain issues, erosion of customer base, etc.) that could impact their financial solvency. In December 2021, we were notified by Ferrer of third-party manufacturing delays for the Xepi® product. Although we have inventory of Xepi® on hand, we expect a delay in further shipments of Xepi® for the next 3 to 6 months. Despite these delays, our total revenues will not be significantly impacted since the majority of our revenues are from sales of Ameluz®. We continue to monitor the impacts of the supply chain on our business and are focused on ensuring the stability of the supply chains for Ameluz® and BF-RhodoLED®.

Components of Our Results of Operations

Product Revenue, net

We generate product revenues through the third-party sales of our licensed products Ameluz®, BF-RhodoLED® lamps and Xepi® covered by our exclusive LSAs with our Licensors. Revenues from product sales are recorded net of discounts, rebates and other incentives, including trade discounts and allowances, product returns, government rebates, and other incentives such as patient co-pay assistance. Revenue from the sales of our BF-RhodoLED® lamp and Xepi® are relatively insignificant compared with revenues generated through our sales of Ameluz®.

The primary factors that determine our revenue derived from our licensed products are:

●	the level of orders generated by our sales force;

●	the level of prescriptions and institutional demand for our licensed products; and

●	unit sales prices.

Related Party Revenues

We also generate insignificant related party revenue in connection with an agreement with Biofrontera Bioscience GmbH to provide BF-RhodoLED® lamps, associated services for the clinical trials performed by Biofrontera Bioscience GmbH and accounting services provided to Biofrontera AG.

Cost of Revenues, Related Party

Cost of revenues, related party, is comprised of purchase costs of our licensed products, Ameluz® and BF-RhodoLED® lamps from Biofrontera Pharma GmbH and insignificant inventory adjustments due to scrapped, expiring and excess products.

On October 8, 2021, we entered into an amendment to the Ameluz LSA under which the price we pay per unit will be based upon our sales history. As a result of this amendment, the purchase price we pay the Ameluz Licensor for Ameluz® will be determined in the following manner:

●	fifty percent of the anticipated net price per unit until we generate $30 million in revenue from sales of the products we license from the Ameluz Licensor during a given Commercial Year (as defined in the Ameluz LSA);

●	forty percent of the anticipated net price per unit for all revenues we generate between $30 million and $50 million from sales of the products we license from the Ameluz Licensor; and

●	thirty percent of the anticipated net price per unit for all revenues we generate above $50 million from sales of the products we license from the Ameluz Licensor.

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Cost of Revenues, Other

Cost of revenues, other, is comprised of purchase costs of our licensed product, Xepi®, third-party logistics and distribution costs including packaging, freight, transportation, shipping and handling costs, inventory adjustment due to expiring Xepi® products, as well as sales-based Xepi® royalties.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist principally of costs associated with our sales force, commercial support personnel, personnel in executive and other administrative functions, as well as medical affairs professionals. Other selling, general and administrative expenses include marketing, trade, and other commercial costs necessary to support the commercial operation of our licensed products and professional fees for legal, consulting and accounting services. Selling, general and administrative expenses also include the amortization of our intangible asset and our legal settlement expenses.

Selling, General and Administrative Expenses, Related Party

Selling, general and administrative expenses, related party, primarily relate to the services provided by our significant stockholder, Biofrontera AG, for accounting consolidation, IT support, and pharmacovigilance. These expenses were charged to us based on costs incurred plus 6% in accordance with the 2016 Services Agreement. During 2021, we entered into the Services Agreement which provides for the execution of statements of work that supersede the applicable provisions of the 2016 Services Agreement. The Services Agreement enables us to continue relying on Biofrontera AG and its subsidiaries for various services it has historically provided to us, including IT and pharmacovigilance support for as long as we deem necessary. We currently have statements of work in place regarding IT, regulatory affairs, medical affairs, pharmacovigilance, and Investor Relations services, and are continuously assessing the other services historically provided to us by Biofrontera AG to determine 1) if they will be needed, and 2) whether they can or should be obtained from other third-party providers. During 2022, we hired additional IT personnel and developed our IT infrastructure, enabling us to commence work on our IT separation from Biofrontera AG. During 2023, we have migrated most of our significant IT services from Biofrontera AG to third party providers.

Restructuring Costs

We restructured the business of Cutanea and incurred restructuring costs through 2021, which were subsequently reimbursed by Maruho Co., Ltd, (“Maruho”). Restructuring costs primarily relate to Aktipak® discontinuation, and personnel costs related to the termination of certain   Cutanea employees.

Change in Fair Value of Contingent Consideration

In connection with the Cutanea acquisition, we recorded contingent consideration related to the estimated profits from the sale of Cutanea products to be shared equally with Maruho. The fair value of such contingent consideration was determined to be $6.5 million on the acquisition date of March 25, 2019 and is re-measured at each reporting date until the contingency is resolved.

Change in Fair Value of Warrant Liabilities

Common stock warrants issued in conjunction with private placement financing transactions are accounted for as liabilities in accordance with ASC 815-40.

The warrant liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within the consolidated statements of operations.

Warrant Inducement Expense

The warrant inducement expense represents the accounting fair value of consideration issued to induce conversion of the 2021 Purchase Warrant. On July 26, 2022, the Company entered into the Inducement Letter, in which the Company agreed to lower the exercise price of the 2021 Purchase Warrant and issue a new warrant (the “Inducement Warrant”) in exchange for $4.6 million in proceeds (see Note 19 Stockholders’ Equity within our consolidated financial statements for details).

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The warrant inducement expense was determined using the Black-Scholes option pricing model and was calculated as the difference between the fair value of the 2021 Purchase Warrant prior to, and immediately after, the reduction in the exercise price on the date of repricing in addition to the fair value of the Inducement Warrant issued.

Change in Fair Value of Investment, Related Party

Our investments are comprised of equity securities in shares of Biofrontera AG, which are initially recorded at cost, plus transaction costs, and subsequently measured at fair value, based on quoted market prices, with the gains and losses reported in the Company’s consolidated statement of operations. For the investments held in foreign currencies, the change in fair value attributable to changes in foreign exchange rates is included in gains and losses in the consolidated statement of operations.

The Company may sell its equity securities in response to changes in interest rates, risk/reward characteristics, liquidity needs or other factors.

Interest Expense, net

Interest expense, net, primarily consists of amortization of the contract asset related to the start-up cost financing from Maruho under the Share Purchase and Transfer Agreement dated March 25, 2019 (as amended, the “Share Purchase Agreement”) offset by interest income of 6% per annum for each day that any reimbursement is past due related to the Amended Settlement Allocation Agreement with Biofrontera AG, and immaterial amounts of interest income earned on our financing of customer purchases of BF-RhodoLED® lamps.

Other Income, net

Other income, net primarily includes (i) gain on sale of leased assets, and (ii) gain (loss) on foreign currency transactions.

Income Taxes

As a result of the net losses we have incurred in each fiscal year since inception, we have recorded no provision for federal income taxes during such periods. Income tax expense incurred relates to state income taxes.

Results of Operations

Comparison of the Years Ended December 31, 2022 and December 31, 2021

The following table summarizes our results of operations for the years ended December 31, 2022 and December 31, 2021:

	For the Year Ended December 31,
(in thousands)	2022	2021	Change	%Change

Product revenues, net	$28,541	$24,043	$4,498	18.7%
Related party revenues	133	57	76	132.5%
Revenues, net	28,674	$24,100	4,574	19.0%

Operating expenses:
Cost of revenues, related party	14,618	12,222	2,396	19.6%
Cost of revenues, other	567	520	47	9.1%
Selling, general and administrative	35,137	36,512	(1,375)	-3.8%
Selling, general and administrative, related party	733	697	36	5.1%
Restructuring costs	-	752	(752)	-100.0%
Change in fair value of contingent consideration	(3,800)	(1,402)	(2,398)	171.0%
Total operating expenses	47,255	49,301	(2,046)	-4.1%
Loss from operations	(18,581)	(25,201)	6,620	-26.3%
Change in fair value of warrant liabilities	19,017	(12,801)	31,818	-248.6%
Warrant inducement expense	(2,629)	-	(2,629)	n/a
Change in fair value of investment, related party	1,747	-	1,747	n/a
Interest expense, net	(195)	(344)	149	-43.3%
Other income, net	33	689	(656)	-95.2%
Loss before income taxes	(608)	(37,657)	37,049	-98.4%
Income tax expenses	32	56	(24)	-42.9%
Net loss	$(640)	$(37,713)	$37,073	-98.3%

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Revenues, net

Our net revenue was $28.7 million and $24.1 million 2022 and 2021, respectively, an increase of $4.6 million, or 19.0%. Net product revenue was $28.5 million and $24.0 million for 2022 and 2021, respectively, an increase of $4.5 million, or 18.7%. The increase was primarily driven by: (i) higher volume of Ameluz® orders, which resulted in an increase in Ameluz® revenue of $3.7 million, and (ii) an increase in the price of Ameluz®, which further increased Ameluz® revenue by $0.6 million.

Operating Expenses

Cost of Revenues, Related Party

Cost of revenues, related party was $14.6 million and $12.2 million for 2022 and 2021, respectively, an increase of $2.4 million, or 19.6%. The increase was primarily driven by the increase in Ameluz® product revenue. Cost of Ameluz® is directly correlated to the selling price under the Ameluz LSA.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $35.1 million and $36.5 million for 2022 and 2021, respectively, a decrease of $1.4 million, or 3.8%. This decrease was driven by a legal settlement expense, net of reimbursement from AG, of $11.3 million   recognized in 2021. This decrease was offset by an increase in headcount costs as a result of resumed hiring in 2022 and a broad increase in the costs to comply with corporate governance, such as regulatory reporting, risk management and other requirements applicable to us as a public company, as well as external legal costs.

Restructuring Costs

There were no restructuring costs for the twelve months ended December 31, 2022. Restructuring costs were $0.8 million for the twelve months ended December 31, 2021, all of which related to facility exit costs.

Change in Fair Value of Contingent Consideration

The change in fair value of contingent consideration was a decrease of $3.8 million and a decrease of $1.4 million for 2022 and 2021, respectively. The change in fair value of contingent consideration is driven by the estimated profit share the Company is required to pay under the Share Purchase Agreement. During 2022, the estimated profit share was reduced in response to supply chain delays experienced by the supplier   and its impact on expected demand.

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Change in Fair Value of Warrant Liabilities

The change in fair value of warrant liabilities was a decrease of $31.8 million and an increase of $12.8 million for 2022 and 2021, respectively. The change was driven by changes in the underlying value of the Company’s common stock.

Warrant Inducement Expense

The warrant inducement expense was an increase of $2.6 million for 2022. The change was driven by changes in the underlying value of the common stock, related to the modification and exercise of the 2021 Purchase Warrant.

Change in fair value of investment, related party

The change in fair value of investment, related party of $1.7 million was driven by changes in the quoted market price of the common stock of Biofrontera AG.

Other Income, net

Other income, net was negligible and $0.7 million in 2022 and 2021, respectively, a decrease of $0.7 million or 95.2%. The decrease is primarily related to the decrease in reimbursed costs under the Share Purchase Agreement with Maruho of $0.5 million.

Net Income to Adjusted EBITDA Reconciliation for years ended December 31, 2022 and 2021

We define adjusted EBITDA as net income or loss before interest income and expense, income taxes, depreciation and amortization, and other non-operating items from our statements of operations as well as certain other items considered outside the normal course of our operations specifically described below. Adjusted EBITDA is not a presentation made in accordance with GAAP. Our definition of adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income/(loss), cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or liquidity. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Change in fair value of contingent consideration: Pursuant to the Share Purchase Agreement, the profits from the sale of Cutanea products will be shared equally between Maruho and Biofrontera until 2030. The fair value of the contingent consideration was determined to be $6.5 million on the acquisition date and is re-measured at each reporting date. We exclude the impact of the change in fair value of contingent consideration as this is non-cash.

Change in fair value of warrant liabilities: The Warrants issued in conjunction with our private placement offerings were accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the consolidated statement of operations. We exclude the impact of the change in fair value of warrant liabilities as this is non-cash.

Warrant inducement expense: The warrant inducement expense was determined using the Black-Scholes option pricing model and was calculated as the difference between the fair value of the 2021 Purchase Warrant prior to, and immediately after, the reduction in the exercise price on the date of repricing in addition to the fair value of the Inducement Warrant issued and is presented within the statement of operations. We exclude the impact of the change in fair value of the warrant modification as this is non-cash.

Change in fair value of investment, related party: The Company accounts for its investment, related party in accordance with ASC 321, Investments — Equity Securities (“ASC 321”). Equity securities, which are comprised of investments in common stock, are initially recorded at cost, plus transaction costs, and subsequently measured at fair value, based on quoted market prices, with the gains and losses reported in the Company’s consolidated statement of operations. For the investments held in foreign currencies, the change in fair value attributable to changes in foreign exchange rates is included in gains and losses in the consolidated statement of operations. We exclude the impact of the change in fair value of investments as this is non-cash.

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Legal settlement expenses: To measure operating performance, we exclude legal settlement expenses. We do not expect to incur these types of legal expenses on a recurring basis and believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Stock Based Compensation: To measure operating performance, we exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of our operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Expensed issuance costs: To measure operating performance, we exclude the portion of issuance costs allocated to our warrant liabilities. We do not expect to incur this type of expense on a recurring basis and believe the exclusion of these costs allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA margin is adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use adjusted EBITDA to measure our performance from period to period and to compare our results to those of our competitors. In addition to adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

The below table presents a reconciliation from net loss to Adjusted EBITDA for the years ended December 31, 2022 and 2021:

	Years ended December 31,
	2022	2021
Net loss	$(640)	$(37,713)
Interest expense, net	195	344
Income tax expenses	32	56
Depreciation and amortization	519	540
EBITDA	106	(36,773)

Change in fair value of contingent consideration	(3,800)	(1,402)
Change in fair value of warrant liabilities	(19,017)	12,801
Warrant inducement expense	2,629	-
Change in fair value of investment, related party	(1,747)	-
Legal settlement expenses	870	11,250
Stock based compensation	1,852	129
Expensed issuance costs	1,045	1,383
Adjusted EBITDA	$(18,062)	$(12,612)
Adjusted EBITDA margin	-63.0%	-52.3%

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Adjusted EBITDA

Adjusted EBITDA decreased from ($12.7) million for the year ended December 31, 2021 to ($18.1) million for the year ended December 31, 2022. The decrease was primarily driven by an increase in Selling, general, and administrative expenses (excluding legal settlement expenses) due to increased headcount and compliance costs. Our adjusted EBITDA margin decreased from (52.8%) for the year ended December 31, 2021 to (63.0%) for the year ended December 31, 2022, as the decline in our Adjusted EBITDA outpaced our increase in revenues.

Comparison of the Three Months ended June 30, 2023 and 2022

The following table summarizes our results of operations for the three months ended June 30, 2023 and 2022:

(in thousands)	2023	2022	Change

Product revenues, net	$5,830	$4,441	$1,389
Related party revenues	18	16	2
Revenues, net	5,848	$4,457	1,391

Operating expenses:
Cost of revenues, related party	2,772	2,402	370
Cost of revenues, other	116	152	(36)
Selling, general and administrative	11,456	9,669	1,787
Selling, general and administrative, related party	92	346	(254)
Research and development	11	-	11
Change in fair value of contingent consideration	100	(1,900)	2,000
Total operating expenses	14,547	10,669	3,878
Loss from operations	(8,699)	(6,212)	(2,487)
Change in fair value of warrant liabilities	375	5,371	(4,996)
Change in fair value of investment, related party	(1,482)	-	(1,482)
Interest expense, net	(79)	(38)	(41)
Other income (expense), net	62	29	33
Loss before income taxes	(9,823)	(850)	(8,973)
Income tax expenses	14	-	14
Net loss	$(9,837)	$(850)	$(8,987)

Product Revenue, net

Net product revenue was $5.8 million and $4.4 million for the three months ended June 30, 2023 and 2022, respectively, an increase of $1.4 million, or 31.3%. This increase is driven by a higher volume of Ameluz revenue in Q2 2023, caused in part by an expansion of our sales force in 2023, higher adoption of Ameluz by dermatologists, as well as the absence of a buy-in impact due to a price increase. Our price for Ameluz increased by 5% on April 1, 2022, causing dermatologists to accelerate their purchases of Ameluz in Q1 2022 prior to the price increase, some of which would typically be purchased in Q2 2022. We have not raised the price of Ameluz in 2023, and thus revenues in Q2 2023 were not impacted by the effects of a price increase.

Operating Expenses

Cost of Revenues, Related Party

Cost of revenues, related party was $2.8 million and $2.4 million for the three months ended June 30, 2023 and 2022, respectively, an increase of $0.4 million, or 15.4%. This was driven by the increase in Ameluz product revenue. Cost of revenues, related party, is directly correlated to the selling price of Ameluz under the Ameluz LSA.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $11.5 million and $9.7 million for the three months ended June 30, 2023 and 2022, respectively, an increase of $1.8 million, or 18.5%. The increase was primarily driven by $1.0 million of personnel costs, comprised of $0.5 million of increased salary due to higher headcount and $0.5 million of severance due to a reduction in force. These changes reflect a realignment of our workforce strategy to reduce selling, general and administrative costs and deploy some of these costs to revenue generating functions. The increase was further driven by $1.0 million of non-recurring legal expenses. These expenses were offset by a decrease of $0.2 million in business insurance.

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Change in Fair Value of Contingent Consideration

The change in fair value of contingent consideration was a decrease of $2.0 million for the three months ended June 30, 2023 compared to the three months ended June 30, 2023. The change in fair value of contingent consideration is driven by the estimated profit share the Company is required to pay under the Share Purchase Agreement.

Change in Fair Value of Warrant Liabilities

The change in fair value of warrant liabilities was a decrease of $5.0 million for three months ended June 30, 2023. The change in fair value of warrant liabilities was driven primarily by changes in the underlying value of the common stock.

Change in fair value of investment, related party

The change in fair value of investment, related party was a decrease of $1.5 million, driven by changes in the quoted market price of the common stock of Biofrontera AG and losses on such securities we sold during the period.

Comparison of the Six Months ended June 30, 2023 and 2022

The following table summarizes our results of operations for the six months ended June 30, 2023 and 2022:

(in thousands)	2023	2022	Change

Product revenues, net	$14,544	$14,177	$367
Related party revenues	36	31	5
Revenues, net	14,580	$14,208	372

Operating expenses:
Cost of revenues, related party	7,319	7,377	(58)
Cost of revenues, other	167	327	(160)
Selling, general and administrative	21,254	17,285	3,969
Selling, general and administrative, related party	119	441	(322)
Research and Development	11	-	11
Change in fair value of contingent consideration	(100)	(1,900)	1,800
Total operating expenses	28,770	23,530	5,240
Loss from operations	(14,190)	(9,322)	(4,868)
Change in fair value of warrant liabilities	1,403	14,082	(12,679)
Change in fair value of investment, related party	(4,424)	-	(4,424)
Interest expense, net	(114)	(71)	(43)
Other income, net	30	52	(22)
Income (loss) before income taxes	(17,295)	4,741	(22,036)
Income tax expenses	20	30	(10)
Net Income (loss)	$(17,315)	$4,711	$(22,026)

Product Revenue, net

Net product revenue was $14.5 million and $14.2 million for the six months ended June 30, 2023 and 2022, respectively, an increase of $0.4 million, or 2.6%. The increase was primarily driven by a higher volume of Ameluz sales in Q2 2023 due to the expansion of the sales team of $0.1 million, a higher average Ameluz selling price in 2023 of $0.1 million, and a higher volume of RhodoLED® lamp sales of $0.1 million.

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Operating Expenses

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $21.3 million and $17.3 million for the six months ended June 30, 2023 and 2022, respectively, an increase of $4.0 million, or 23.0%. The increase was primarily driven by external legal expenses related to a legal settlement of $1.2 million, other non-recurring legal costs of $0.8 million, personnel-related expenses of $1.7 million which include expenses related to our expanded workforce offset by some non-customer facing roles, and sales travel related expenses of $0.3 million.

Selling, General and Administrative Expenses, Related Party

Selling, general and administrative expenses, related party were $0.1 million and $0.4 million for the six months ended June 30, 2023 and 2022. Related party expenses are based on statements of work issued under the Services Agreement with the Biofrontera Group. We currently have statements of work in place regarding IT, regulatory affairs, medical affairs, pharmacovigilance, and investor relations services. The decrease is driven by the Company utilizing fewer IT services from the Biofrontera Group in the current year when compared to the prior year.

Change in Fair Value of Contingent Consideration

The change in fair value of contingent consideration was a decrease of $1.8 million for the three months ended June 30, 2023 compared to the three months ended June 30, 2022. The change in fair value of contingent consideration is driven by the estimated profit share the Company is required to pay under the Share Purchase Agreement, which has decreased from the prior year.

Change in Fair Value of Warrant Liabilities

The change in fair value of warrant liabilities was a decrease of $12.7 million for the six months ended June 30, 2022. The change in fair value of warrant liabilities was driven primarily by a decrease in the underlying value of our common stock.

Change in fair value of investment, related party

The change in fair value of investment related party was a decrease of $4.4 million, driven by changes in the quoted market price of the common stock of Biofrontera AG.

Net Income (Loss) to Adjusted EBITDA Reconciliation for the Three and Six Months Ended June 30, 2023 and 2022

We define adjusted EBITDA as net income or loss before interest income and expense, income taxes, depreciation and amortization, and other non-operating items from our consolidated statements of operations as well as certain other items considered outside the normal course of our operations specifically described below. Adjusted EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Our definition of adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income/(loss), cash flows from operating activities or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or liquidity. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Change in fair value of contingent consideration: Pursuant to the Share Purchase Agreement, the profits from the sale of Cutanea products will be shared equally between Maruho and Biofrontera until 2030. The fair value of the contingent consideration was determined to be $6.5 million on the acquisition date and is re-measured at each reporting date, with changes in fair value presented within the consolidated statements of operations. We exclude the impact of the change in fair value of contingent consideration as this is non-cash.

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Change in fair value of warrant liabilities: The Warrants issued in conjunction with our private placement offerings were accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the consolidated statements of operations. We exclude the impact of the change in fair value of warrant liabilities as this is non-cash.

Change in fair value of investment, related party: The Company accounts for its investment, related party in accordance with ASC 321, Investments – Equity Securities (“ASC 321”). Equity securities, which are comprised of investments in common stock, are initially recorded at cost, plus transaction costs, and subsequently measured at fair value, based on quoted market prices, with the gains and losses reported in the Company’s consolidated statement of operations. For the investments held in foreign currencies, the change in fair value attributable to changes in foreign exchange rates is included in gains and losses in the consolidated statements of operations. We exclude the impact of the change in fair value of investments as this is non-cash.

Legal settlement expenses: To measure operating performance, we exclude legal settlement expenses. We do not expect to incur these types of legal expenses on a recurring basis and believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Stock Based Compensation: To measure operating performance, we exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of our operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Adjusted EBITDA margin is adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use adjusted EBITDA to measure our performance from period to period and to compare our results to those of our competitors. In addition to adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-U.S. GAAP financial information is viewed with U.S. GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

The below table presents a reconciliation from net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022:

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net income (loss)	$(9,837)	$(850)	$(17,315)	$4,711
Interest expense, net	79	38	114	71
Income tax expense	14	-	20	30
Depreciation and amortization	253	132	518	263
EBITDA	(9,491)	(680)	(16,663)	5,075
Change in fair value of contingent consideration	100	(1,900)	(100)	(1,900)
Change in fair value of warrant liabilities	(375)	(5,371)	(1,403)	(14,082)
Change in fair value of investment, related party	1,482	-	4,424	-
Legal settlement expenses	107	261	1,225	313
Stock compensation expense	259	551	610	1,068
Adjusted EBITDA	$(7,918)	$(7,139)	$(11,907)	$(9,526)
Adjusted EBITDA margin	-135.4%	-160.2%	-81.7%	-67.0%

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Adjusted EBITDA

Adjusted EBITDA decreased from ($7.1) million during the three months ended June 30, 2022 to ($7.9) million for the three months ended June 30, 2023. The decrease in Adjusted EBITDA is primarily driven by an increase in our selling, general, and administrative costs of $1.9 million, partially offset by increased revenues of $1.4 million, net of increased cost of revenues of $0.3 million.

Adjusted EBITDA decreased from ($9.5) million during the six months ended June 30, 2022 to ($11.9) million for the six months ended June 30, 2023. The decrease in Adjusted EBITDA is primarily driven by an increase in selling, general and administrative of $2.9 million, due primarily to increased personnel costs related to increased headcount to expand key customer facing roles and severance agreements as part of a reduction in force. This is partially offset by an increase in our revenues of $0.4 million and a decrease in our cost of revenues of $0.2 million. We expect our revenues to continue to increase throughout the remainder of the year as our commercial team increases productivity after an expansion earlier in the year.

Liquidity and Capital Resources

The Company’s primary sources of liquidity are its existing cash balances, cash collected from the sales of its products, and cash flows from financing transactions. During the year ended December 31, 2022, we received proceeds of $9.4 million from the issuance of common stock and warrants in private placement, net of issuance costs, and $4.6 million from the exercise of common stock warrants (See Note 19. Stockholders’ Equity within our consolidated financial statements). As of December 31, 2022, we had cash and cash equivalents of $17.2 million, compared to $24.5 million as of December 31, 2021. As of June 30, 2023, we had cash and cash equivalents of $4.5 million, compared to $17.2 million as of December 31, 2022.

Since we commenced operations in 2015, we have generated significant losses. For the years ended December 31, 2022 and 2021, we incurred net losses of $0.6 million and $37.7 million, respectively. We incurred net cash outflows from operations of $16.2 million and $26.7 million, for the same periods, respectively. We had an accumulated deficit as of December 31, 2022 of $79.5 million. For the six months ended June 30, 2023 and 2022, we incurred loss from operations of $14.2 million and $9.3 million, respectively. We incurred net cash outflows from operations of $14.0 million and $2.0 million, for the same periods, respectively. We had an accumulated deficit as of June 30, 2023 of $96.8 million.

The Company’s short-term material cash requirements include working capital needs and satisfaction of contractual commitments, Maruho start-up payments of $7.3 million (see Note 3. Acquisition Contract Liabilities), and legal settlement expenses after reimbursement from Biofrontera AG (see Note 24, Commitments and Contingencies within our consolidated financial statements).

Additionally, we expect to continue to incur operating losses due to significant discretionary sales and marketing, medical affairs, and dermatology community outreach efforts as we seek to expand the commercialization of our licensed products in the United States. We also expect to incur additional expenses to add and improve operational, financial and information systems and personnel, including personnel to support our product commercialization efforts. In addition, we expect to incur costs to continue to comply with corporate governance, regulatory reporting and other requirements applicable to us as a public company in the United States.

In connection with our assessment of going concern considerations under applicable accounting standards, the Company’s management has determined that substantial doubt exists about our ability to continue as a going concern for at least one year from the date these financial statements were issued.

The future viability of the Company is dependent on its ability to continue to execute its growth plan and raise additional capital or find alternative methods of financing to fund its operations until cash flow from operations is sufficient. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern. No assurance can be given that the Company will be successful in these efforts on a timely basis. There can be no guarantee that the actions presently being taken by the Company will be successful in raising additional capital or finding alternative methods of financing. If the Company is not successful in these endeavors, it would likely have a material adverse effect on the Company’s business, results of operations and financial condition.

Cash Flows

Comparison of the Years Ended December 31, 2022 and December 31, 2021

The following table summarizes our cash provided by and (used in) operating, investing and financing activities:

	For the Year Ended December 31,
(in thousands)	2022	2021
Net cash used in operating activities	$(16,199)	$(26,715)
Net cash used in investing activities	(5,156)	(11)
Net cash provided by financing activities	14,021	43,191
Net increase in cash and restricted cash	$(7,334)	$16,465

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Operating Activities

During the year ended December 31, 2022, operating activities used $16.2 million of cash, primarily resulting from our net loss of $0.6 million, adjusted for the add back of non-cash income of $18.3 million and offset by net cash provided by changes in our operating assets and liabilities of $2.7 million. Non-cash items include warrant inducement expense of $2.6 million, stock-based compensation of $1.9 million, non-cash interest expense of $0.4 million, and depreciation and amortization in the aggregate of $1.2 million, netted against a change in fair value of i warrant liabilities of $19.0 million, change in fair value of contingent consideration of $3.8 million, and change in fair value of equity securities of $1.7 million.

Investing Activities

During the year ended December 31, 2022, investing activities used $5.2 million, primarily resulting from the purchase of shares of Biofrontera AG (See Note 4. Fair Value Measurements and Note 6. Investment, related party within our consolidated financial statements)

Financing Activities

During the years ended December 31, 2022 and 2021, net cash provided by financing activities was $14.0 million and $43.2 million, respectively. Financing activities during year ended December 31, 2022 consisted of proceeds of $9.4 million from the issuance of common stock and warrants in private placement, net of issuance costs, and $4.6 million from the exercise of common stock warrants. Financing activities during year ended December 31, 2021 consisted of proceeds from the issuance of common stock upon an initial public offering of $14.9 million, issuance of common stock in private placement of $15.0 million, and the exercise of warrants of $13.2 million.

On May 8, 2023, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with MidCap Business Credit LLC, providing us with a revolving line of credit in the aggregate principal amount of up to $6.5 million, subject to a borrowing base. The Loan Agreement allows the Company to request advances thereunder and to use the proceeds of such advances for working capital purposes until the maturity date of May 8, 2026. The Loan Agreement is secured by a lien on substantially all of the assets of the Company, subject to customary exceptions. For additional details see Note 26. Subsequent Events – Loan and Security Agreement with MidCap, within our consolidated financial statements.

Comparison of the Six Months Ended June 30, 2023 and June 30, 2022

The following table summarizes our cash provided by and (used in) operating, investing and financing activities:

	Six Months Ended June 30,
(in thousands)	2023	2022
Net cash used in operating activities	$(14,025)	$(1,987)
Net cash provided by (used) in investing activities	164	(36)
Net cash provided by financing activities	1,106	9,391
Net increase (decrease) in cash and restricted cash	$(12,755)	$7,368

Operating Activities

During the six months ended June 30, 2023, operating activities used $14.0 million of cash, primarily resulting from our loss from operations of $17.3 million, adjusted for non-cash expense of stock-based compensation of $0.6 million, non-cash interest expense of $0.2 million, depreciation and amortization in the aggregate of $0.5 million, and the change in fair value of investment, related party of $4.4 million, offset by net cash used by changes in our operating assets and liabilities of $1.0 million, the change in fair value of contingent consideration of $0.1 million and the change in fair value of warrant liabilities of $1.4 million.

During the six months ended June 30, 2022, operating activities used $2.0 million of cash, primarily resulting from our net income of $4.7 million, adjusted for non-cash expense of stock-based compensation of $1.1 million, $0.3 million depreciation and amortization, $0.2 million interest expense as well as $7.6 million of working capital changes which was offset by the change in fair value of warrant liabilities of $14.1 million and the change in fair value of contingent consideration of $1.9 million.

Investing Activities

During the six months ended June 30, 2023, net cash provided by investing activities consisted of the proceeds from the sales of equity investments, partially offset by the purchase of machinery & computer equipment.

During the six months ended June 30, 2022, net cash used in investing activities consisted of the purchase of computer equipment.

Financing Activities

During the six months ended June 30, 2023, net cash from financing activities consisted of a net $1.1 million of proceeds from our line of credit.

During the six months ended June 30, 2022, net cash from financing activities consisted of $9.4 million of proceeds from the sale of common stock and warrants in a private placement.

Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with generally accepted accounting principles of the United States, or GAAP. The preparation of the financial statements in accordance with GAAP requires the use of estimates and assumptions by management that affect the value of assets and liabilities, as well as contingent assets and liabilities, as reported on the balance sheet date, and revenues and expenses arising during the reporting period. The main areas in which assumptions, estimates and the exercising of a degree of judgment are appropriate relate to contingent consideration, fair value measurements, valuation of intangible assets and impairment assessment, and stock compensation. Estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. They are continuously reviewed but may vary from the actual values.

Our significant accounting policies are described in more detail in Note 2 – Summary of Significant Accounting Policies, to our consolidated financial statements.

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Critical Accounting Estimates

We believe that the following accounting policies are those that are most critical to the judgments and estimates used in the preparation of our financial statements.

Contingent Consideration

We record contingent consideration resulting from a business combination at its fair value on the acquisition date. Each reporting period thereafter, we revalue the remaining obligations and record increases or decreases in their fair value as an adjustment to contingent consideration expense in our statements of operations. We considered a number of factors, including information provided by an outside valuation advisor in performing the valuation. Contingent consideration is reported at the estimated fair values based on the probability-adjusted present value of the consideration expected to be paid, using significant inputs and estimates. Changes in the fair value of our contingent consideration obligations can result from changes to one or multiple inputs, including forecasted product profit amounts, metric risk premium and discount rates consistent with the level of risk of achievement as further discussed in Note 4, Fair Value Measurements to the audited financial statements as of and for the years ended December 31, 2022 and 2021 as included in this Form 10-K. The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value included in current operations. These fair value measurements represent Level 3 measurements as they are based on significant inputs not observable in the market.

Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period. Accordingly, changes in assumptions described above, could have a material impact on the amount of contingent consideration expense we record in any given period.

Intangible Assets and Impairment Assessment

The Company regularly reviews the carrying amount of its long-lived assets to determine whether indicators of impairment may exist, which warrant adjustments to carrying values or estimated useful lives. In connection with this review, assets are grouped at the lowest level at which identifiable cash flows are largely independent of other asset groupings. If indications of impairment exist, projected future undiscounted cash flows associated with the asset grouping are compared to the carrying amount to determine whether the asset’s value is recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows.

In determining future cash flows, we take various factors into account, including the remaining useful life of each asset group, forecasted growth rates, pricing, working capital, capital expenditures, and other cash needs specific to the asset group. Additional considerations when assessing impairment include changes in our strategic operational and financial decisions, economic conditions, demand for our product and other corporate initiatives which may eliminate or significantly decrease the realization of future benefits from our long-lived assets. Since the determination of future cash flows is an estimate of future performance, future impairments may arise in the event that future cash flows do not meet expectations.

We perform an impairment assessment in accordance with FASB ASC Topic 360-10-S99, Impairment or Disposal of Long-Lived Assets. Management’s review for the presence of indicators of impairment include events or changes in circumstances that indicate the carrying amount of an asset may not be recoverable. In October 2022, upon receiving notification of further third-party manufacturing delays that impacted the timing of sales expansion and improved market positioning of the Xepi® product, we deemed it necessary to assess the recoverability of our Xepi® asset group. As of the date of notification, future undiscounted cash flows were estimated over the expected remaining useful life using revenue and operating expense growth rates. Also, the expected cash flows were based on the assumption that sales levels would grow considerably for the first two years after resolution of the manufacturing delays as a result of expanding the sales force and marketing efforts related to the asset group. While we believe these assumptions were reasonable, the level of future sales may vary significantly from the levels assumed. Also, the timeframe over which activity levels grow is highly uncertain. Potential events that could affect our assumptions are affected by factors such as those described in “Risks Related to Our Business and Strategy”. After the assessment we performed, we determined that, on an undiscounted basis, expected cash flows exceeded the carrying amount of the asset group. For additional information on our impairment assessment, refer Note 12, “Intangible Assets, Net”, to our financial statements included in this Form 10-K.

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Fair Value – Warrant Liability

The Warrants issued in conjunction with our private placement offerings were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying consolidated balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the consolidated statement of operations.

The Company utilizes a Black-Scholes option pricing model to estimate the fair value of the Warrants which is considered a Level 3 fair value measurement. The Black-Scholes option-pricing model considers several variables and assumptions in estimating the fair value of financial instruments, including the per-share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield. Certain inputs utilized in our Black-Scholes pricing model may fluctuate in future periods based upon factors which are outside of the Company’s control. A significant change in one or more of these inputs used in the calculation of the fair value may cause a significant change to the fair value of our warrant liability which could also result in material non-cash gain or loss being reported in our consolidated statement of operations.

Recently issued accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2, Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements Not Yet Effective.

Off-balance Sheet Arrangements

Besides the contractual obligations and commitments as discussed in the Liquidity and Capital Resources, we did not have during the periods presented, and we do not currently have, any other off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

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BUSINESS

Overview

We are a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (“PDT”) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection.

Biofrontera Inc. includes its wholly owned subsidiary Bio-FRI GmbH, a limited liability company organized under the laws of Germany. Our subsidiary, Bio-FRI was formed on February 9, 2022, as a German presence to facilitate our relationship with the Ameluz Licensor.

Company Overview

We were formed in March 2015 as Biofrontera Inc., a Delaware corporation, and a wholly owned subsidiary of Biofrontera AG, a stock corporation organized under the laws of Germany. On November 2, 2021, we consummated our initial public offering and subsequently we ceased to be deemed a company controlled by Biofrontera AG. As of December 31, 2022, Biofrontera AG held 30% of the outstanding shares of our common stock. With our national commercial team, we generate revenue by selling our licensed products directly to dermatology offices and groups.

Employees

As of December 31, 2022, the company had 81 employees all of which were full-time employees and approximately 57% are focused on marketing and sales activities. Our commercial team covers the continental United States, and our headquarters is in Woburn, MA.

Significant customers

We have a wide and diverse customer base with no single customer dominating our revenues. At December 31, 2022, no customer represented more than 10% of the net accounts receivable balance. For the year ended December 31, 2022, no customer represented more than 10% of net revenues.

Our Strategy

Our principal objective is to improve patient outcomes by increasing the sales of our licensed products. The key elements of our strategy include the following:

●	expand our sales in the United States of Ameluz® in combination with the BF-RhodoLED® lamp series for the treatment of minimally to moderately thick actinic keratoses of the face and scalp and positioning Ameluz® to be standard of care in the United States by growing our dedicated sales and marketing infrastructure in the United States;

●	expand sales of Xepi® for treatment of impetigo by improving the market positioning of the licensed product;

●	leverage the potential for future approvals and label extensions of our licensed portfolio products that are in the pipeline for the U.S. market through our license and supply agreements with the Licensors; and

●	opportunistically add complementary products or services to our portfolio by acquiring or licensing IP to further leverage our commercial infrastructure and customer relationships.

By executing these four strategic objectives, we will fuel company growth, deepen our trusted relationships in the dermatology community, and above all, help patients live healthier, more fulfilling lives.

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Ameluz® and RhodoLED® Lamp Series

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with the RhodoLED® lamp series, for PDT (when used together, “Ameluz® PDT”). In the United States, the PDT treatment is used for the lesion-directed and field-directed treatment of actinic keratoses (“Ak”) of mild-to-moderate severity on the face and scalp. AKs are premalignant lesions of the skin that can potentially develop into skin cancer (squamous cell carcinoma) if left untreated.8 International treatment guidelines list photodynamic therapy as the a highly recommended treatment for AK, especially multiple AKs and the surrounding photodamaged skin.9 We are currently selling Ameluz® for this indication in the U.S. under an exclusive license and supply agreement (“Ameluz LSA”) between Biofrontera, Inc. and the Ameluz Licensors.

AKs are superficial potentially pre-cancerous skin lesions caused by chronic sun exposure that may, if left untreated, develop into a form of potentially life-threatening skin cancer called squamous cell carcinoma. AK is the most frequent indication treated by dermatologists for patients older than 4510. Actinic keratoses typically appear on sun-exposed areas, such as the face, bald scalp, arms or the back of the hands, and are often elevated, flaky, and rough in texture, and appear on the skin as hyperpigmented spots. If left untreated, 0.025-16% of AKs can transform into squamous cell carcinoma (SCC) and as such can be regarded as pre-cancerous lesions11. AKs are typically treated with cryotherapy, topicals, or PDT and these treatments can be used in combination.

In general, photodynamic therapy is a two-step process:

●	the first step is the application of a drug known as a “photosensitizer,” or a pre-cursor of this type of drug, which tends to accumulate in cancerous cells; and

●	the second step is activation of the photosensitizer by controlled exposure to a selective light source in the presence of oxygen.

During this process, energy from the light activates the photosensitizer. In photodynamic therapy, the activated photosensitizer transfers energy to oxygen molecules found in cells, converting the oxygen into a highly reactive oxygen species (“ROS”), which destroys or alters the sensitized cells. Photodynamic therapy can be a highly selective treatment that targets specific cells while minimizing damage to normal surrounding tissues. It also can allow for multiple courses of therapy. Hence the mode of action of photodynamic therapy requires destruction of the altered cells, temporary local skin reactions and inflammation of the treated area might be expected. The Ameluz® PDT therapy is highly effective with patients experiencing up to 91% clearance after one or two treatments12 with limited or no scarring. The therapy also may provide protection from potentially fatal progress of mild or invisible AKs.13 For patients treated with the combination of Ameluz® and BF-RhodoLED, 91% of those patients achieved 100% clearance twelve weeks after treatment, compared to 22% of patients treated with the vehicle who achieved 100% clearance twelve weeks after treatment., 94.3% of lesions were 100% cleared twelve weeks after treatment with Ameluz® PDT therapy compared to 32.5% of lesions that were 100% cleared twelve weeks after treatment with a placebo.14 63% of patients who achieved 100% clearance remained 100% cleared twelve months after the Ameluz® PDT treatment.

Market and competitive landscape

AK currently affects approximately 58 million Americans which lead to roughly 13 million treatments annually.15 Cryotherapy is the traditional and most common form of treatment but may not be as effective and may leave scarring; cryotherapy is estimated to be approximately 86% of the market. Topicals, medications which patients apply to the lesion multiple times per day for up to several weeks, constitute approximately 12% of the market. PDT is approximately 2% of the market. The total market size is estimated to be roughly $4 billion for the three therapy types. Our primary competitor in the PDT space is Levulan® and the associated light, Blu-U®. Levulan® is approved for spot-therapy of mild to moderate AK on the face and scalp and AK on the upper extremities.16

Our goal is to continue expansion in the current PDT market share and focus on converting cryotherapy treatments of more than 14 lesions as a field therapy such as Ameluz® PDT could be more effective. This targeted market is about 11% or $500 million of the total AK market (consisting of the current PDT market at $100 million and the portion of the market attributed to cryotherapy treatments of more than 14 lesions at $400 million, assuming a tube price of $346).17 Ameluz® PDT is competitive in the market. We are leveraging medical affairs, advisory boards, and key opinion leaders in order to educate the market on the use and benefits of Ameluz® PDT.

8 Fuchs & Marmur, Dermatol Surg. 2007 Sep; 33(9):1099-101. doi: 10.1111/j.1524-4725.2007.33224.x

9 Werner RN, et al. J Eur Acad Dermatol Venereol. 2015 Nov;29(11):2069-2079. doi:10.1111/jdv.13180; 3-De Berker D. et al. Br J Dermatol. 2017 Jan;176(1):20-43. doi: 10.1111/bjd.15107.

10 Landis et al. (2014) Derm. Online J. 2014 Apr 16; 20(4): 22368.

11Berman B. et al. Expert Opin Pharmacother. 2009; 10(18):3015-3031; Stockfleth E. (2017) J Eur Acad Dermatol Venereol 2017 Mar; 31 Suppl 2:8-11. doi: 10.1111/jdv.14092; Fernandez Figueras MT. (2017) J Eur Acad Dermatol Venereol. 2017 Mar; 31 Suppl 2:5-7doi: 10.1111/jdv.14151; Schmitz L et al. (2016) J Eur Acad Dermatol Venereol. 2016 Aug; 30(8):1303-1307. doi: 10.1111/jdv.13626

12 AMELUZ [prescribing information]. Woburn, MA. Biofrontera Inc; 2021. For full prescribing information for Ameluz, please see https://bit.ly/AmeluzPI

13 Stockfleth E. (2017) J Eur Acad Dermatol Venereol 2017 Mar; 31 Suppl 2:8-11. doi: 10.1111/jdv.14092; Reinhold U et al. Br. J. Derm. 2016 Oct; 175(4):696-705. doi 10.1111/bjd. 14498

14 Reinhold U et al. Br. J. Derm. 2016 Oct; 175(4):696-705. doi 10.1111/bjd. 14498

15 www.skincancer.org/skin-cancer-information/actinic-keratosis; Market data accessible from CMS and IQVIA, 2020

16https://www.accessdata.fda.gov/drugsatfda_docs/label/2018/020965s016lbl.pdf

17 Market data accessible from CMS and IQVIA, 2020

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Sales, marketing and distribution

We are currently selling our portfolio of licensed products in the United States through the use of our own commercial organization. We have a single sales force who markets all our licensed products across the dermatology space. We launched the commercialization of Ameluz® in combination with the RhodoLED® lamp for the treatment of actinic keratosis in the United States in October 2016. Ameluz® PDT is an in-office procedure. Ameluz® is distributed as a “buy-and-bill” drug that is purchased by the dermatologist, rather than distribution through pharmacies. Our customers will purchase our device and Ameluz® which will be held in inventory. When a dermatologist uses our product in a treatment, a payor will be billed, and the provider will be paid for both the product and light treatment. There are well established PDT CPT Codes. Ameluz® PDT is covered by code number 96574 which has an average reimbursement of $286.00 per light treatment and has to be performed by a qualified healthcare professional. Other PDT CPT codes include 96567 and 96573 which are “performed by other health care workers” reimbursed at an average of $143 and “without debridement, by qualified health care professional” reimbursed at an average of $234, respectively. The CPT code for treating more than 14 lesions with cryotherapy is 17004 and is reimbursed at an average of $172. Public information regarding CPT reimbursement is available at https://www.cms.gov/medicare/physician-fee-schedule/search?Y=0&T=4&HT=0&CT=3&H1=96574&M=5.

Our licensors’ research and development programs

We are a sales organization with focus on commercializing our portfolio of licensed products that are already FDA-approved. Research and development efforts for label extensions in order to optimize the market positioning of the products are the responsibility of the respective licensor and are governed by the respective LSAs.

Under the Ameluz LSA, we hold the exclusive license to sell Ameluz® and the RhodoLED® lamp series comprising the RhodoLED® and the new, more advanced RhodoLED® XL (targeted launch in Q2 2024) in the United States for all indications currently approved by the FDA as well as all future FDA-approved indications identified under the Ameluz LSA.

A summary of our understanding of the Licensor’s clinical trials is below:

	Indication /		Clinical Phase			Approval
Product	comments	Pre-clinical	I	II	III	process	Status
Ameluz®	Superficial basal cell carcinoma				●		Clinical Study Report (“CSR”) expected Q3 2024

Ameluz®	Actinic Keratosis		●				Safety study using 3 tubes of Ameluz®; CSR expected Q4 2023

Ameluz®	Moderate to severe acne			●			CSR expected mid 2025

Ameluz®	Actinic Keratosis				●		Trunk & extremities with 1-3 tubes; First patient dosed January 2023; CSR expected mid 2025

Ameluz®	Actinic Keratosis				●		Combination daylight and conventional PDT; Plan to start enrollment in 2024

Ameluz®	Squamous cell carcinoma in situ				●		Plan to start enrollment in 2025

In late October 2021, the new, larger RhodoLED® XL was approved by the FDA in combination with Ameluz® for the treatment of mild and moderate actinic keratoses on the face and scalp, which corresponds to the current approval of Ameluz®. The new PDT-lamp enables the illumination of larger areas, thus allowing the simultaneous treatment of several actinic keratoses distant from each other. The BF-RhodoLED® model will continue to be offered in the U.S. market. Additionally, our licensor has been granted a patent for a pain-reduced PDT procedure that combines daylight and conventional PDT and, if the respective Phase III trial leads to inclusion of the procedure into the Ameluz® label, may provide further patent protection until 2039. Furthermore, the FDA recently approved a new formulation of Ameluz® that lacks propylene glycol and reduces the accumulation of certain contaminants over time. The new formulation will be implemented in all US productions of Ameluz® starting in 2024. A corresponding patent application has been filed which, if granted by the U.S. Patent and Trademark Office, will extend protection of Ameluz® to 2043.

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Principal suppliers

Our source for the Ameluz® and the RhodoLED® lamp series is our Licensor, Biofrontera Pharma. Biofrontera Pharma is considered the responsible manufacturer for Ameluz® by the FDA. Biofrontera Pharma currently manufactures through a single unaffiliated contract manufacturer in Switzerland, Glaropharm AG, and has recently signed an agreement with a second unaffiliated contract manufacturer located in Germany, Pharbil Waltrop GmbH, to ensure stability of the supply chain. Our Licensor is responsible for all raw materials, product, and shipment of products to our third-party logistics partner (“3PL”), Cardinal Health for warehousing and distribution. We centralize our customer sales support and back-office functions through our headquarters in Woburn, Massachusetts. Our supplier also manufactures for and markets Ameluz® in the EU market where the drug has been granted a separate, considerably broader label by the European Medicines Agency, including AK on other body parts, daylight PDT, variable illumination and superficial and nodular basal cell carcinoma.18

We intend to continue the development of our sales and marketing infrastructure to effectively target the broad range of dermatologic prescribers. To further our development, we plan to expand our headcount, increase our investment in market research and brand development, further develop our distribution capabilities and explore broader payer relationships and coverage.

Xepi®

Our second prescription drug licensed product in our portfolio is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or Streptococcus pyogenes. It is approved for use in the United States in adults and children 2 months and older, and it was the first new antibiotic to treat impetigo in over 10 years. We are currently selling Xepi® for this indication in the United States under an exclusive license and supply agreement, as amended (“Xepi LSA”), with Ferrer that was assumed by Biofrontera on March 25, 2019 through our acquisition of Cutanea. There has been limited revenue during the current reporting periods and recent developments with the third-party manufacturer that was providing our supply of Xepi® have resulted in further delays of our commercialization of the product. However, Ferrer is qualifying a new contract manufacturer, Cambrex, which is expected to begin production early 2024.

Impetigo is a common and highly contagious bacterial skin infection caused by bacteria. The bacteria that can cause impetigo include Group A beta-hemolytic streptococcus and Staphylococcus aureus. It occurs most frequently in children 2 to 5 years old, but people of any age can be affected and even more than once. Impetigo causes red sores that most often appear on the face, neck, arms, and legs. These sores can turn into blisters that open and form a yellowish crust. Transmission of the disease is by direct contact and poor hygiene can increase the spread. Although impetigo is a year-round disease, it occurs most often during the warm weather months.14

Possible complications of impetigo15 can include:

●	Worsening or spreading of the infection

●	Scarring, which is more common with ecthyma

●	Impetigo caused by beta-hemolytic strep bacteria can cause:

●	Kidney damage (poststreptococcal glomerulonephritis)

●	Fever, joint, and other problems (rheumatic fever)

Although impetigo rarely leads to serious complications, effective treatment with drugs like Xepi® can shorten how long impetigo lasts.

18https://www.ema.europa.eu/en/documents/product-information/ameluz-epar-product-information_en.pdf

19 How to Treat Impetigo and Control This Common Skin Infection | FDA

20 From CLS link to Johns Hopkins Impetigo | Johns Hopkins Medicine

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Market and competitive landscape

There are more than 3 million cases of impetigo in the United States every year.5 The market for topical antibiotics is driven by generics with mupirocin being the top choice of topical antibiotics across all specialties. In 2021, over 13 million prescriptions were written for mupirocin for a range of conditions. According to prescription data from IQVIA, dermatologists account for approximately 12% of the annual topical antibiotic prescriptions written or about 1.4 million prescriptions. Xepi® is a prescription product that is filled by specialty pharmacies nationwide and orders to these specialty pharmacies are fulfilled by our 3PL, Cardinal Health. Sales to the specialty pharmacies are recognized net of sales deductions, which include expected returns, discounts and incentives such as payments made under patient assistance programs.

Our licensors’ research and development programs

Currently, there are no clinical trials being conducted for Xepi®, and we are unaware of any immediate or near-term plans of Ferrer for a U.S.-market focused development pipeline.

Sales, marketing and distribution

We are currently selling our portfolio of licensed products in the United States through the use of our own commercial organization. We have a single sales force who markets all our licensed products across the dermatology space.

Although recent developments with respect to the third-party manufacturer that was providing our supply of Xepi® have impacted the timing of sales expansion and improved market positioning, Ferrer is in the process of qualifying a new third-party manufacturer in North America. The expectation is that this process will be completed by early 2024. Once the new third-party manufacturer is qualified, we expect the supply of Xepi® will meet future needs. Xepi®, is distributed through specialty pharmacies and generally covered by most commercial payers without pre-approval or similar requirements. Our contracts with third-party payers/pharmacy benefit managers (“PBMs”) generally require us to provide rebates based on utilization by the patients they cover. We believe that Xepi® has the potential to be another innovative product with a large market potential.

Intellectual Property

We do not own any material patents or trademarks. We license the rights and trademarks related to the products we sell.

Ameluz® and the RhodoLED® lamp series are approved by the FDA as a combination product, such that the label requires the use of both products together. The Licensor has patent protection on its nanoemulsion technology in the United States until 2028 and three new patent family applications on the BF-RhodoLED® lamps and general PDT illumination procedures, which are already granted and one is listed in the Orange Book, that could jointly extend protection until 2040. The patent on the new formulation of Ameluz® without propylene glycol could, if granted, extend protection to 2043.

Xepi® is protected by four patents in the United States held by Ferrer. The primary patent protecting the active ingredient in Xepi® expires in November 2023. However, there are treatment specific patents for the treatment of impetigo due to Staphylococcus aureus or Streptococcus pyogenes and a method of treating nasopharynx infections in asymptomatic nasal carriers expiring in 2032 and 2029, respectively.

Commercial Partners and Agreements

Ameluz® and RhodoLED® Lamp Series License Service Agreement

On June 16, 2021, we entered into the Ameluz LSA with Biofrontera Pharma and Biofrontera Bioscience. Under the terms of the Ameluz LSA, we were granted an exclusive, non-transferable license to use Biofrontera Pharma and Biofrontera Bioscience technology to use, import, export, distribute, market, offer for sale and sell Ameluz® and the RhodoLED® lamp series for its approved indications within the United States and certain of its territories and agreed to purchase a minimum number of units according to an agreed schedule.

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On October 8, 2021, we entered into an amendment to the Ameluz LSA under which the price we pay per unit will be based upon our sales history, although the minimum number of units to purchase per year remains unchanged.

The amendment to the Ameluz LSA that became effective on October 8, 2021, also shifted the costs of clinical development for FDA-approved indications that are not currently being sought by the Ameluz Licensor, as described below.

In addition, under the Ameluz LSA, the Ameluz Licensor agrees to sell us the RhodoLED® lamp series at cost plus a low double digit handling fee. There are no milestone or royalty obligations associated with this agreement. Any changes to pricing of supply of Ameluz® or RhodoLED® lamps would require agreement by both contract parties.

The Ameluz LSA will remain in effect until June 2036, at which time the Ameluz LSA may automatically renew depending on Biofrontera’s achievement of certain revenue goals. Both parties may terminate the agreement early for a material breach after a 60-day cure period.

The Ameluz LSA also provides that we will indemnify the Ameluz Licensor, subject to certain conditions, for any claims related to a breach of our representations and covenants under the agreement or any other gross negligent, willful or intentionally wrongful act, error or omission on our part. Under the terms of the agreement, the Ameluz Licensor will indemnify us, subject to certain conditions, against claims related to the licensed products.

Under the Ameluz LSA, the Ameluz Licensor is responsible for obtaining and maintaining the rights to all FDA approvals (and any required maintenance thereafter) needed for the Ameluz Licensor to manufacture Ameluz® and/or the RhodoLED® lamp series and/or for Biofrontera to sell Ameluz® and/or the RhodoLED® lamp series in the United States. Likewise, the Ameluz Licensor is responsible to maintain a pharmacovigilance database and to respond appropriately to all relevant queries of any regulatory authority pertaining to pharmacovigilance (Biofrontera is required to provide reasonable support relating to any regulatory issues relating to pharmacovigilance and/or product recalls). Furthermore, the Ameluz Licensor will, in agreement with Biofrontera, perform and finance clinical trials to promote the Ameluz® market positioning in the U.S. market for indications that are identified in the amendment signed on October 8, 2021, including the clinical studies. With respect to the indications currently pursued by the Ameluz Licensor, we have the authority under the Ameluz LSA, in certain circumstances, to take over clinical development from the Ameluz Licensor, if they are unable or unwilling to perform these functions appropriately and subtract the cost from the transfer price of future shipments. The pursuit of any additional indications would need to be separately negotiated between us and the Ameluz Licensor.

Conversely, under the Ameluz LSA, Biofrontera is responsible for obtaining all state licenses or any other similar approvals required to market Ameluz® and/or the RhodoLED® lamp in the United States. Biofrontera must also carry out all mandatory reporting responsibilities under federal and state law with respect to compliance with the Prescription Drug Marketing Act, the Sunshine Act, or any other similar laws and regulations. Biofrontera is also responsible for all activities related to reimbursement and pricing of the products within the United States. Biofrontera is required by the Ameluz LSA to use commercially reasonable efforts and resources to exploit the license and market Ameluz® and the RhodoLED® lamp in the United States (“commercially reasonable efforts” being defined in terms of comparison against industry standards and practices for a company of comparable size and capability and active in the same business area).

Under the Ameluz LSA, if product or lamps are not delivered in conformance with certain specifications of this Agreement and the Quality Assurance Agreement, and the Ameluz Licensor does not remedy its failure, then we will have the right to organize manufacturing on our own, and step into contracts with the Ameluz Licensor’s manufacturers, such that we will replace the Ameluz Licensor as a party to these contracts. If we pursue this option, the Ameluz Licensor must use its best efforts to assist with the transferring of these manufacturing contracts without delay and at its own cost. No transfer price will be paid to the Ameluz Licensor thereafter for products or lamps that are manufactured by third parties.

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Ferrer Internacional S.A.

On March 25, 2019, we assumed the rights, duties and obligations of Cutanea under the Xepi LSA as part of the acquisition of Cutanea. Under the terms of the Xepi LSA, we have been granted an exclusive, royalty-bearing license in the United States and certain of its territories, including the right to sublicense under certain conditions, to develop, make, have made, use, register, market, promote, sell, have sold, offer for sale and import Xepi®.

Under the Xepi LSA, we are obligated to make payments to Ferrer upon the occurrence of certain milestones. Specifically, we must pay Ferrer (i) $2,000,000 upon the first occasion when annual net sales of Xepi® under the Xepi LSA exceed $25,000,000, and (ii) $4,000,000 upon the first occasion annual net sales of Xepi® under the Xepi LSA exceed $50,000,000. The maximum potential milestone payments remaining under this agreement total $6,000,000. These are both sales-based milestones. There are no development milestones within the agreement.

The terms of the Xepi LSA also provide for us to purchase Xepi® from Ferrer and pay royalties at a high single digit percentage based on net sales. Royalties are paid quarterly when the related sales occur. There are no other performance obligations required for royalties to be incurred. Furthermore, while Ferrer is approval holder for Xepi®, the administration of the NDA is managed by Biofrontera Bioscience. We are fully dependent on our collaboration with Ferrer for our supply of Xepi® from their sole supplier.

The Xepi LSA will continue for the longer of (a) 12 years following the first commercial sale of Xepi® or (b) 12 years from the date of latest product to launch under the Xepi LSA, concluding in 2030. However, the Xepi LSA will automatically terminate concurrently with the termination of Ferrer’s license with Toyama Chemical Co., Ltd., also in 2030. Ferrer covenants under the agreement to make commercially reasonable efforts to extend its license agreement with Toyama. Although recent developments with respect to the third-party manufacturer that was providing our supply of Xepi® have impacted the timing of sales expansion and improved market positioning, we believe that Xepi® has the potential to be another innovative product with a large market potential in our portfolio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates -Intangible Assets and Impairment Assessment” in this prospectus.

Under the Xepi LSA, Biofrontera is required to obtain and maintain all “Marketing Authorizations and Regulatory Approvals” in Ferrer’s name, as well as to obtain and maintain all other licenses and certificates required for the wholesale and/or retail sale of Xepi® in the United States. Biofrontera must also participate in a “Joint Steering Committee,” which is intended, in part, to ensure (among other things) that Biofrontera uses commercially reasonable efforts to market and sell Xepi® in the United States. This joint steering committee is required to meet at least once per year, unless agreed otherwise by the parties.

Government and Industry Regulation

Governmental authorities in the United States, at the federal, state and local level, extensively regulate, among other things, the research, development, testing, manufacture, safety surveillance, efficacy, quality control, labeling, packaging, distribution, record keeping, promotion, storage, advertising, distribution, marketing, sale, export and import, pricing (including discounts and rebates), and the reporting of safety and other post-market information of the products we distribute. These laws and regulations may require administrative guidance for implementation, and a failure to comply could subject us to legal and administrative actions. Enforcement measures may include substantial fines and/or penalties, orders to stop non-compliant activities, criminal charges, warning letters, product recalls or seizures, delays in product approvals, exclusion from participation in government programs or contracts as well as limitations on conducting business in applicable jurisdictions and could result in harm to our reputation and business. Compliance with these laws and regulations may be costly and may require significant technical expertise and capital investment to ensure compliance.

FDA Regulation for Medical Devices

After a device is placed on the market, regardless of its classification or premarket pathway, numerous regulatory requirements apply. These include, but are not limited to:

●	establishing establishment registration and device listings with the FDA;

●	Quality System Regulation, or QSR, which requires manufacturers, including third party manufacturers and certain other parties, to follow stringent design, testing, process control, documentation, corrective action/preventive action, complaint handling and other quality assurance procedures, as applicable;

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●	labeling statutes and regulations, which prohibit the promotion of products for uncleared or unapproved, or off-label uses and impose other restrictions on labeling;

●	clearance or approval of product modifications that could affect (or for 510(k) devices, significantly affect) safety or effectiveness or that would constitute a change (or for 510(k) devices, a major change) in intended use;

●	medical device reporting regulations, which require that manufacturers report to the FDA if an event reasonably suggests that their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the same or a similar device of the manufacturer were to recur;

●	corrections and removals reporting regulations, which require that manufacturers report to the FDA field corrections and product removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA, that may present a risk to health. In addition, the FDA may order a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death; and

●	post-approval restrictions or conditions, including requirements to conduct post-market surveillance studies to establish additional safety or efficacy data.

The FDA has broad post-market and regulatory enforcement powers. The agency may conduct announced and unannounced inspections to determine compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of subcontractors. Failure by us or our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions and related consequences including, but not limited to:

●	untitled letters or warning letters;

●	fines, injunctions, consent decrees and civil penalties;

●	recall, detention or seizure of our products;

●	operating restrictions, partial suspension or total shutdown of production;

●	refusal of or delay in granting our requests for 510(k) clearance or premarket approval of new products or modified products;

●	withdrawing 510(k) clearance or premarket approvals that are already granted;

●	refusal to grant export approval for our products;

●	criminal prosecution; and

●	unanticipated expenditures to address or defend such actions.

Our Licensors are subject to announced and unannounced device inspections by FDA and other regulatory agencies overseeing the implementation and adherence of applicable local, state and federal statutes and regulations.

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Fraud and Abuse Laws

We are subject to healthcare anti-fraud and abuse regulations that are enforced by the U.S. federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

●	the federal healthcare programs’ Anti-Kickback Law;

●	federal false claims laws;

●	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

●	the federal Civil Monetary Penalties Law, which imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent; and

●	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, or lease of any good, facility, item or service for which payment may be made under a federal health care program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, the Anti-Kickback Statute has been violated. Violations of this law are punishable by up to five years in prison, and can also result in criminal fines, civil monetary penalties, administrative penalties and exclusion from participation in federal health care programs.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the Affordable Care Act to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of such laws.

Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent or not provided as claimed. Entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers, promoting a product off-label, or for providing medically unnecessary services or items. In addition, activities relating to the sale and marketing of products are subject to scrutiny under this law. Penalties for the federal civil False Claims Act violations may include up to three times the actual damages sustained by the government, plus mandatory civil penalties for each separate false claim, the potential for exclusion from participation in federal health care programs, and, although the federal civil False Claims Act is a civil statute, False Claims Act violations may also implicate various federal criminal statutes.

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Healthcare Privacy and Security Laws

We may be subject to, or our marketing activities may be limited by, the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its implementing regulations, which established uniform standards for certain “covered entities” (healthcare providers, health plans and healthcare clearinghouses) governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of protected health information. The American Recovery and Reinvestment Act of 2009, commonly referred to as the economic stimulus package, included sweeping expansion of HIPAA’s privacy and security standards called the Health Information Technology for Economic and Clinical Health Act, or HITECH, which became effective on February 17, 2010. Among other things, the new law makes HIPAA’s privacy and security standards directly applicable to “business associates,” independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions.

Available Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Exchange Act requires us to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at http://www.sec.gov.

We also maintain a website at https://www.biofrontera-us.com. The Information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We make available, free of charge, on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such with, or furnish it to, the SEC.

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MANAGEMENT

EXECUTIVE OFFICERS

Name	Age	Position(s)
Executive Officers
Prof. Hermann Lübbert Ph.D.	66	Chief Executive Officer and Chairman
Eugene Frederick (Fred) Leffler, III	39	Chief Financial Officer

Non-Employee Directors

John J. Borer	65	Director	November 2021
Beth J. Hoffman, Ph.D.	65	Director	November 2021
Heikki Lanckriet	46	Director	July 2023
Kevin D. Weber	64	Director	March 2022

Executive Officers

Our current executive officer biographical information is as follows:

Prof. Hermann Lübbert, Ph.D. founded Biofrontera AG in 1997 and has served as Biofrontera Inc.’s Executive Chairman since November 2021 and as chairman of its board of directors since March 2015. Until December 2021, Prof. Dr. Lübbert had served as the chief executive officer of Biofrontera AG, chairman of the management board of Biofrontera AG, and as a managing director of all subsidiaries of Biofrontera AG. Prof. Dr. Lübbert has also served as the chief executive officer of Biofrontera Inc. (March 2015 – January 2020; May 2023-present); March 2021-November 2021) and as the chairman of Biofrontera Inc.’s board of directors (March 2015-present). He studied biology in his hometown of Cologne and received his doctorate there in 1984. Following 3.5 years in academic research at the University of Cologne and the California Institute of Technology, he gained experience in managing a global research organization during 10 years at Sandoz, where he served as Head of Genome Research, and Novartis Pharma AG, where he served as a member of the global Neuroscience Research Management Team. He qualified as a university lecturer at the Swiss Federal Institute of Technology (ETH) Zurich and in addition to his engagements at Biofrontera held a professorship for animal physiology at the Ruhr-University Bochum from which he retired on February 28, 2022.

Fred Leffler was appointed as the Company’s Chief Financial Officer effective October 24, 2022. Mr. Leffler is an experienced financial executive with 15 years of leadership, financial management, consultancy and operations experience across a range of private and public organizations, including growth-stage, private equity and Fortune 100 companies. Prior to joining the Company as Chief Financial Officer, Mr. Leffler served as a Senior Manager at McKinsey & Company since January 2022 as well as in different capacities, including Associate and Senior Manager from September 2015 to November 2019. Prior to rejoining McKinsey & Company, Mr. Leffler served as the Senior Director, Corporate Finance & Restructuring of FTI Consulting from August 2020 to January 2022. Prior to joining FTI Consulting, he served as Vice President, Data & Analytics of Rockcreek from November 2019 to August 2020. Earlier in his career, Mr. Leffler held various financial positions at General Electric and Sun Edison. Mr. Leffler received a BSBA in finance and economics from The Ohio State University Fisher School of Business, and an MBA from Duke University’s Fuqua School of Business.

Directors

Prof. Hermann Lübbert, Ph.D. has served as Chairman of Biofrontera’s board of directors since 2016.

John J. Borer III, J.D. became a member of our board of directors in November 2021. Since 2012, he has been the Senior Managing Director and Co-Head of Investment Banking at The Benchmark Company, LLC. He was formerly the Chief Executive Officer and Head of Investment Banking at Rodman & Renshaw and has held senior positions at Security Pacific Business Credit and Barclays American Business Credit. Mr. Borer has also served on the Supervisory Board of Biofrontera AG since May 2016 until December 2021. He holds a Doctor of Law degree (J.D.) from Loyola Law School in Los Angeles, California and a degree in Agricultural Economics from The University of California, Davis.

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Beth J. Hoffman, Ph.D. became a member of our board of directors in November 2021. Dr. Hoffman is the founder, and, since 2015, has been the President and Chief Executive Officer, of Origami Therapeutics, Inc., in San Diego, California. Dr. Hoffman has over 20 years of experience in drug discovery and development. Dr. Hoffman has made major contributions to the launch of two first-in-class drugs and two best-in-class drugs for Cystic Fibrosis. Beth holds her Ph.D. in Biology from The Johns Hopkins University in Baltimore, Maryland.

Heikki Lanckriet became a member of our board of directors in July 2023 upon the nomination of Biofrontera AG, a significant stockholder of the Company. Dr. Lanckriet currently serves as Chief Executive Officer and Chief Scientific Officer of 4basebio PLC, UK, a publicly traded company that engages in the research, development, manufacturing and commercialization of synthetic DNA and RNA products, and targeted non-viral vector solutions which was spun out of Expedeon AG in 2021. In 2020 Heikki led the sale of Expedeon’s proteomics and immunology business to Abcam PLC. Earlier, Dr. Lanckriet was Founder and Chief Scientific Officer of Novexin, later transitioning to Chief Operating Officer. Dr. Lanckriet also held roles as Chief Executive Officer and Chief Scientific Officer at 2invest AG and Sygnis AG.

Kevin D. Weber became a member of our board of directors in March 2022. Mr. Weber is an experienced pharmaceutical executive who brings to Biofrontera more than 30 years of executive and commercialization experience with a particular expertise in product marketing. He has worked in a range of therapeutic areas including clinical and aesthetic dermatology, pain management, inborn errors of metabolism and respiratory medicine. He recently retired from his position as a Principal at Skysis, a biotech-focused brand management consulting practice, and previously served as CEO of Paraffin International. Prior to Paraffin, Mr. Weber served in senior executive and marketing roles at Depomed, Hyperion Therapeutics and Medicis Pharmaceuticals. From 2016 to 2021 Mr. Weber served as a member of the supervisory board of Biofrontera AG. Mr. Weber previously served on the Boards of Directors of the American Academy of Pain Medicine Foundation, the American Chronic Pain Association and the Arizona Bioindustry Association. He holds a B.S. in Business Administration from Western Michigan University.

Family Relationships

There are no family relationships between any director or executive officer.

Board and Stockholder Meeting Attendance

During the year ended December 31, 2022, there were 17 formal Board meetings. None of our directors attended fewer than 75% of the total number of meetings of the Board and meetings of any committee of the Board on which such director served during the time each such individual director was serving as a director. We encourage, but do not require, our directors to attend our annual meetings of stockholders.

Composition of our Board of Directors

Our board of directors is currently authorized to have the number of directors as determined by our stockholders at an annual meeting, but may not be less than one director, and currently consists of five members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our board of directors consists of five directors. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms as follows:

●	the Class I director is Mr. Lanckriet and his term will expire at the annual meeting of stockholders for fiscal year 2025;
●	the Class II directors are Mr. Weber and Dr. Hoffman and their terms will expire at the annual meeting of stockholders for fiscal year 2023; and
●	the Class III directors are Mr. Borer and Prof. Dr. Lübbert and their terms will expire at the annual meeting of stockholders for fiscal year 2024;

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Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Our board of directors has periodically reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors affirmatively determined that each of Mr. Borer, Dr. Hoffman and Mr. Weber is an “independent director,” as defined under the Exchange Act and the rules of Nasdaq.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Annual Report on Form 10-K

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

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We have an audit committee of the board of directors, which consists of Mr. Borer (Chairperson), Dr. Hoffman and Mr. Weber. All members of our audit committee have been determined by the board of directors to be independent for audit committee purposes.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

During the year ended December 31, 2022, our audit committee held six meetings.

Financial Experts on Audit Committee

The audit committee will have at all times at least one “independent director” who is “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Borer qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee of the board of directors consisting of Dr. Hoffman (Chairperson), Mr. Borer and Mr. Weber. We have a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

●	identifying, considering and recommending candidates for membership on our board of directors;

●	overseeing the process of evaluating the performance of our board of directors; and

●	advising our board of directors on other corporate governance matters.

During the year ended December 31, 2022, our nominating and corporate governance committee held three meetings.

Compensation Committee

We have a compensation committee of the board of directors consisting of Mr. Borer (Chairperson), Mr. Weber and Dr. Hoffman. We have a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our President and Chief Executive Officer’s (and Executive Chairman’s, when applicable) compensation, evaluating our President and Chief Executive Officer’s (and Executive Chairman’s, when applicable) performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President and Chief Executive Officer (and Executive Chairman, when applicable) based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

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●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

We have a compensation committee of the board of directors consisting of Mr. Borer (Chairperson), Mr. Weber and Ms. Wedge. We have a compensation committee charter, which details the principal functions of the compensation committee, including:

Our amended and restated certificate of incorporation also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

During the year ended December 31, 2022, our compensation committee held three meetings.

Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Considerations in our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our Company.

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Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors or compensation committee (or other committee performing equivalent functions) and the board of directors or compensation committee of any other entity. Previously, Prof. Dr. Lübbert’s served on the management board of our former parent, and significant shareholder, Biofrontera AG and as Chief Executive Officer and Mr. Borer served on the supervisory board of Biofrontera AG. No other interlocking relationship has existed in the past. None of the members to be appointed to our compensation committee has at any time during the prior three years been one of our officers or employees.

Code of Ethics and Code of Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our website, www.biofrontera-us.com. In addition, we post on our website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on or accessed through our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Board Diversity Matrix

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EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table,” below. For the fiscal year ending December 31, 2022, our “named executive officers” and their positions were as follows:

●	Prof. Dr. Hermann Lübbert, our Executive Chairman;

●	Erica Monaco, our Chief Executive Officer.

●	Fred Leffler, our Chief Financial Officer.

In May 2023, Ms. Monaco resigned and Prof. Dr. Hermann Lübbert was appointment Chairman and Chief Executive Officer of the Company.

Summary Compensation Table

Executive Compensation during the years ended December 31, 2022 and 2021 was as follows:

Name and principal position	Year		Salary ($)		Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Prof. Hermann Lübbert Ph.D., Executive Chairman	2022		474,739			498,092	303,785			1,616	1,278,232
	2021		18,019	*	-	540,818	280,885	-	-	-	839,722
Erica Monaco, CPA, Chief Executive Officer	2022		433,823		120,798	398,474	243,100			346	1,196,541
	2021		294,231		107,658	270,407	140,441	-	-	235	812,972
Eugene Frederick Leffler III, Chief Financial Officer	2022	**	54,615		25,000					55	79,670
	2021

* for services during December 14, 2021 – December 31, 2021
** For services during October 24, 2022 through December 31, 2022.

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Narrative Disclosure to Summary Compensation Table

Executive Compensation Arrangements

The following summarizes the material terms of the employment offer letters and employment agreements with each of our named executive officers. As of the year ended December 31, 2022, we had employment agreements in place with Prof. Dr. Lübbert, Mr. Leffler and Ms. Monaco.

Monaco Employment Agreement

On October 21, 2019, we entered into an employment agreement with Erica Monaco pursuant to which she agreed to continue to serve as our Vice President of Finance and Operations. This agreement was amended on January 6, 2020, pursuant to which she agreed to serve as our Chief Financial Officer in consideration for an annual base salary of $270,000 and eligibility to receive a cash bonus of up to 30% of her base salary and to participate in any benefit programs we make available to our employees. Ms. Monaco’s employment agreement is for no particular terms and provides “at will” employment, provided that, if we terminate Ms. Monaco without “cause” (as such term is defined in Ms. Monaco’s employment agreement), we must provide her with ninety (90) days’ notice.

On August 11, 2021, we entered into a new employment agreement with Ms. Monaco. The agreement provides that Ms. Monaco will serve as our Chief Executive Officer with a base salary of $300,000 as well as provides a signing bonus of $75,000 paid in two installments. The terms of this agreement are otherwise substantially the same with those of her current employment agreement.

On April 1, 2022, we entered into an amendment to the employment agreement with Ms. Monaco. The agreement was amended to provide for an annual base salary of $450,000 and eligibility to receive a cash bonus up to 60% of base salary upon the attainment of performance goals set in advance by the Board of Directors. The actual amount of the bonus shall depend upon the level of achievement of set targets, however, no bonus shall be paid if the level of target achievement is below 70%. Upon termination of employment by the Company other than termination for “Cause”, Ms. Monaco shall be entitled to a severance payment equal to one twelfth of her then-current annual base salary for each full year of employment; provided, however, that such payment shall not exceed two full years of Ms. Monaco’s then-current base salary.

Lübbert Employment Agreement

Prior to our initial public offering, Prof. Dr. Lübbert had not received compensation from us (or that has been or will be reimbursed by us) for his service as Chairman of our Board of Directors or as Chief Executive Officer during that period. Instead, his services were rendered as a part of his duties as the Chief Executive Officer of our former parent, Biofrontera AG. In the fiscal year ended December 31, 2019, he received total compensation from Biofrontera AG of €718,881 ($849,789) (based on the noon buying rate of the Federal Reserve Bank of New York for the euro on September 10, 2021, which was €1.00 to $1.1821), which included a base salary of €350,000 ($413,735), a bonus of €167,476 ($197,973), €36,962($43,693) in option awards and €148,847 ($175,952) in income from the exercise of existing stock options. In the fiscal year ended December 31, 2020, Prof. Dr. Lübbert received total compensation from Biofrontera AG of €707,000 ($835,745), which included a base salary of €322,000 ($380,633), €290,000 ($342,809) in stock appreciation rights and €86,000 ($101,661) in income from the exercise of existing stock options. His initial base salary from Biofrontera AG for the fiscal year ended December 31, 2021 was €390,000 ($461,019), and under his contract with Biofrontera AG, he was eligible for a bonus of up to €195,000 ($230,510) if certain targets were met, which could double with over-achievement of those targets, and was also entitled to receive €292,500 ($345,764) in stock appreciation rights.

On October 1, 2021, we entered into an amended employment agreement with Prof. Dr. Lübbert that became effective on December 14, 2021, the day after his last day of employment with Biofrontera AG. The agreement provides that Prof. Dr. Lübbert will continue to serve as our Executive Chairman and devote 100% of his time to his role as Executive Chairman. Subsequently, Prof Dr. Lübbert’s agreement was further amended on March 2, 2022 (effective retroactively to December 15, 2021) to establish his base salary of $468,500, with eligibility to receive a cash bonus of up to 65% of his base salary upon the attainment of performance goals set in advance by the Board. The actual amount of any bonus shall depend upon the level of achievement of set targets. No bonus will be paid if our board of directors determines that the target achievement of the respective year was below 70%. We also agree to allow Prof. Dr. Lübbert to participate in any benefit programs we make available to our employees.

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Upon termination of employment by the Company other than termination for “Cause”, Mr. Lübbert shall be entitled to a severance payment equal to one twelfth of his then-current annual base salary for each full year of employment (including Biofrontera AG, as a past affiliate of the Company); provided, however, that such payment shall not exceed two full years of Mr. Lübbert’s then-current base salary.

Leffler Employment Agreement

On October 3, 2022, we entered into an employment agreement with Mr. Leffler pursuant to which he agreed to serve as our Chief Financial Officer. The employment agreement entitles Mr. Leffler to, among other benefits: (1) an annual base salary of $355,000, (2) a one-time signing bonus of $25,000, (3) a bonus of up to 40% of his base salary, upon attainment of performance goals set in advance by the Chief Executive Officer and (4) receipt of 100,000 stock options, subject to same vesting schedule and other terms, conditions and restrictions imposed upon all awards under the Company’s employee stock option program. The employment agreement also permits Mr. Leffler to participate in any benefit program we make available to our employees. In the event that Mr. Leffler experiences a termination of his employment without “cause” or he resigns for “good reason” outside of period during which provisions related to a “change in control” (as such terms are defined in the employment agreement) are in effect, provided that he executes and makes effective a release of claims against the Company and its affiliates, Mr. Leffler will become entitled to a lump sum payment in an amount equal to one-twelfth of his annual base salary for each full year of employment; further provided that such payment will not be less than six months of, nor than two full years of, his then-current base salary. Under the employment agreement, if Mr. Leffler experiences a termination of his employment without “cause” or he resigns for “good reason” within a certain period of a “change in control,” he will be entitled to certain benefits and an enhanced severance payment.

2022 and 2021 Equity Awards

Each of our named executive officers holds outstanding options and restricted stock unit awards that were awarded in the fiscal years 2022 and 2021. These awards are described in more detail in the “Outstanding Equity Awards at Fiscal Year End” table below and in Note 20, Equity Incentive Plans and Share-Based Payments of the Notes to the Company’s financial statements for additional information.

We maintain the 2021 Omnibus Incentive Plan, which provided for the issuance of stock option awards to our eligible employees (including our named executive officers). See additional details in the “General Information About the 2021 Omnibus Incentive Plan” below.

Ms. Monaco’s Stock Option Award

On December 9, 2021, Ms. Monaco was granted an option to purchase 2,835 shares of our common stock under the terms of the 2021 Omnibus Incentive Plan, as described below, at an exercise price of $95.40 per share. Subject to Ms. Monaco’s continued employment through the applicable vesting date, the option will vest and become exercisable in three equal annual installments, beginning on December 9, 2022. In the event of Ms. Monaco’s death, disability, or termination for good reason while any portion of the option remains unvested, the option will become immediately vested and exercisable with respect to 100 percent of the option shares as of the date of such occurrence. In the event of termination for cause, Ms. Monaco will forfeit the vested and unvested portions of the option. In the event of termination for any other reason, the unvested portion of the option will be forfeited as of the termination date, and the vested portion will expire on the earlier of the last day of the applicable option period or the 90th day following the termination date.

Ms. Monaco’s Award of Restricted Stock Units

On December 9, 2021, Ms. Monaco also received a grant of 2,835 restricted stock units under the terms of the 2021 Omnibus Incentive Plan, as described below, and subject to the applicable award agreement between Ms. Monaco and the Company. Each restricted stock unit represents a contingent right to receive one share of our common stock. The restricted stock units vested on June 9, 2022 and settled in shares.

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Prof. Dr. Lübbert’s Stock Option Award

On December 9, 2021, Prof. Dr. Lübbert was granted an option to purchase 5,669 shares of our common stock under the terms of the 2021 Omnibus Incentive Plan, as described below, at an exercise price of $95.40 per share. Subject to Prof. Dr. Lübbert’s continued employment through the applicable vesting date, the options will vest in three equal annual installments beginning on December 9, 2022. In the event of the Prof. Dr. Lübbert’s death, disability, or termination for good reason while any portion of the option remains unvested, the option will become immediately vested and exercisable with respect to 100 percent of the option shares as of the date of such occurrence. In the event of termination for cause, Prof. Dr. Lübbert will forfeit immediately the vested and unvested portions of the option. In the event of termination for any other reason, the unvested portion of the option will be forfeited as of the termination date, and the vested portion will expire on the earlier of the last day of the applicable option period or the 90th day following the termination date.

Prof Dr. Lübbert’s Award of Restricted Stock Units

On December 9, 2021, Prof. Dr. Lübbert also received a grant of 5,669 restricted stock units under the terms of the 2021 Omnibus Incentive Plan, as described below, and subject to the applicable award agreement between Prof. Dr. Lübbert and the Company. Each restricted stock unit represents a contingent right to receive one share of our common stock. The restricted stock units vested on June 9, 2022 and settled in shares.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth as of the end of fiscal year 2022 all outstanding equity awards held by our named executive officers as adjusted for the reverse stock split effective on July 3, 2023:

		Option Awards			Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price	Option Expiration Date	Number of Unearned Shares or Units That Have Not Vested (#)	Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)
Erica Monaco
Stock options (1)	936	1,899	95.40	12/9/2031	-	-
Stock options (3)	-	7,634	52.20	05/18/2032	-	-
Restricted stock units (2)	-	-	-	-	7,634	398,474
Hermann Lübbert
Stock options (1)	1,871	3,798	95.40	12/9/2031	-	-
Stock options (3)	-	9,542	52.20	05/18/2032	-	-
Restricted stock units (2)	-	-	-	-	9,542	498,092
Eugene Frederick Leffler III	-	-	-	-	-	-

(1) The option vests in three equal annual installments beginning on December 9, 2022.

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(2) Each restricted stock unit represents a contingent right to receive one share of BFRI common stock. The restricted stock units vest in two equal annual installments beginning on May 18, 2023. Each vested restricted stock unit will be settled, at the Company’s discretion, in shares, cash or a combination of shares and cash, within 60 days of the vesting date.

(3) The option vests in three equal annual installments beginning on May 18, 2023.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2022.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
2021 Omnibus Incentive Plan	104,127	62.20	154,359

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain provisions of transactions within the past three years to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or immediate family member thereof, had or will have a direct or indirect material interest, and are qualified in their entirety by reference to all of the provisions of such agreements.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.

Management

Prof. Dr. Lübbert used to be Chief Executive Officer and Chairman of the management board of Biofrontera AG, our former parent and currently a significant stockholder. Following his resignation from Biofrontera AG in December 2021, he began to receive compensation from us for his services to our company as determined in accordance with the terms of his amended employment agreement.

Related Party Agreements

Ameluz® LSA

On July 15, 2016, we executed an exclusive license and supply agreement with Biofrontera Pharma, which was amended in July 2019 to increase the Ameluz® transfer price per unit from 35.0% to 50.0% of the anticipated net selling price per unit as defined in the agreement. Under the agreement, we obtained an exclusive, non-transferable license to use Biofrontera Pharma’s technology to market and sell the licensed products in the United States and certain of its territories, Ameluz® and the RhodoLED® lamp, and must purchase the licensed products exclusively from Biofrontera Pharma. There was no consideration paid for the transfer of the license.

On June 16, 2021, we entered into the Ameluz LSA with Biofrontera Pharma and Biofrontera Bioscience. Under the terms of the Ameluz LSA, we were granted an exclusive, non-transferable license to use Biofrontera Pharma and Biofrontera Bioscience technology to use, import, export, distribute, market, offer for sale and sell Ameluz® and the RhodoLED® lamp series for its approved indications within the United States and certain of its territories.

Under the terms of the Ameluz LSA as entered into on June 16, 2021, we agree to purchase from Biofrontera Pharma a minimum number of units of Ameluz® per year according to an agreed schedule at fifty percent of our anticipated net price per unit for Ameluz®. On October 8, 2021, we entered into an amendment to the Ameluz LSA under which the price we pay per unit will be based upon our sales history, although the minimum number of units to purchase per year remains unchanged. See “Business—Commercial Partners and Agreements—Biofrontera Pharma and Biofrontera Bioscience” for further details.

Purchases of the licensed products during the years ended December 31, 2022 and 2021 were $16.6 million and $9.4 million, respectively, and recorded in inventories in the consolidated balance sheets, and, when sold, in cost of revenues, related party in the consolidated statements of operations. Amounts due and payable to Biofrontera Pharma as of December 31, 2022 and 2021 were $1.3 million and $0.3 million, respectively, which were recorded in accounts payable, related parties in the consolidated balance sheets.

Loan Agreement

On March 31, 2021, we entered into a new 6% interest bearing revolving loan agreement with Biofrontera AG for $20.0 million in committed sources of funds with a two-year term. The Company did not drawn upon the Second Intercompany Revolving Loan Agreement and upon the completion of our initial public offering, the loan was effectively terminated.

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Service Agreements

In December 2021, we entered into an Amended and Restated Master Contract Services Agreement, or Services Agreement, which provides for the execution of statements of work that will replace the applicable provisions of our previous intercompany services agreement dated January 1, 2016, or 2016 Services Agreement, by and among us, Biofrontera AG, Biofrontera Pharma and Biofrontera Bioscience, enabling us to continue to use the Biofrontera Group’s IT resources as well as providing access to the Biofrontera Group’s resources with respect to quality management, regulatory affairs and medical affairs. If we deem that the Biofrontera Group should continue to provide these services we will execute a statement of work under the Services Agreement with respect to such services. We currently have statements of work in place regarding IT, regulatory affairs, medical affairs, pharmacovigilance, and Investor Relations services, and are continuously assessing the other services historically provided to us by Biofrontera AG to determine 1) if they will be needed, and 2) following our initial public offering whether they can or should be obtained from other third-party providers.

Expenses related to the service agreement were $0.8 million and $0.7 million for the years ended December 31, 2022 and 2021, which were recorded in selling, general and administrative, related party. Management asserts that these expenses represent a reasonable allocation from Biofrontera AG. Amounts due to Biofrontera AG related to the service agreement were $0.2 million for each of the years ended December 31, 2022 and 2021, which were recorded in accounts payable, related parties in the consolidated balance sheets.

Quality Assurance Agreement

On November 1, 2016, we entered into a quality assurance agreement (“QAA”) with Biofrontera Pharma GmbH in connection with the Ameluz LSA. Under the Ameluz LSA, Biofrontera Pharma GmbH agreed to supply products under the LSA of the quality and according to the specifications agreed upon with the FDA in the respective approvals. The QAA allocates quality and regulatory responsibilities including, but not limited to manufacturing, packaging, labeling, complaints, change control and any applicable requirements and is included as an exhibit to this prospectus. The QAA has remained in effect following our initial public offering.

Clinical Lamp Lease Agreement

On August 1, 2018, the Company executed a clinical lamp lease agreement with Biofrontera Bioscience to provide lamps and associated services.

Total revenue related to the clinical lamp lease agreements was approximately $0.1 million for each of the years ended December 31, 2022 and 2021 and is recorded as revenues, related party. Amounts due from Bioscience for clinical lamp and other reimbursements were approximately $0.1 million and $0.1 million as of December 31, 2022 and 2021, respectively, which were recorded as accounts receivable, related party in the consolidated balance sheets.

Reimbursements from Maruho Related to Cutanea Acquisition

Pursuant to the Cutanea acquisition share purchase agreement, we received start-up cost financing and reimbursements for certain costs. These restructuring costs Maruho agreed to pay are referred to as “SPA costs” under the arrangement and are to be accounted for as other income. Refer to Note 3, Acquisition Contract Liabilities.

There were no amounts reimbursed relating to SPA costs for the year ended December 31, 2022. For the year ended December 31, 2021 the amounts reimbursed relating to SPA costs were $0.5 million and were recorded as other income in the consolidated statements of operations as the related expenses were incurred. The amounts due from Maruho, primarily relating to SPA cost reimbursements, were $0.1 million for each of the years ended December 31, 2022 and 2021 and were recorded in other receivables, related parties in the consolidated balance sheets.

Pursuant to the Cutanea acquisition share purchase agreement, the start-up cost financing for Cutanea’s redesigned business activities are to be paid back to Maruho by the end of 2023 in accordance with contractual obligations related to an earn-out arrangement. In addition, as part of the earn-out arrangement with Maruho, the product profit amount from the sale of Cutanea products as defined in the share purchase agreement will be shared equally between Maruho and Biofrontera until 2030.

Other Arrangements

The Company has recorded a receivable of $6.4 million and $11.3 million as of December 31, 2022 and December 31, 2021 due from Biofrontera AG for its 50% share of the balance of a legal settlement for which both parties are jointly and severally liable. Refer to Note 8, Other Receivables, Related Party. The Company has recognized $0.1 and $0.0 million of interest income for the years ended December 31, 2022 and 2021 in connection with this receivable.

On April 11, 2023, Biofrontera Inc. and each member of its Board of Directors at the time, in their individual capacities, entered into the Settlement Agreement with Biofrontera AG, a significant stockholder of the Company.

Pursuant to the terms of the Settlement Agreement, the major provisions are as follows:

●	the Company and a member of its Board of Directors withdrew their challenges to the resolutions passed at the Biofrontera AG stockholder meeting on January 9, 2023
●	the Company will increase the Board of Directors from five to six members and appoint as a Class I Director a director nominated by Biofrontera AG to fill the vacancy, subject to certain restrictions as described in the Settlement Agreement;
●	the Company will search for an additional director candidate, who is fully independent, to be nominated for election as a Class II Director at the Company’s 2023 annual meeting of stockholders; at which point the Company will increase the size of the Board of Directors to seven members;
●	the Board established a Related Party Transactions Committee to approve all contracts and transactions between the Company and Biofrontera AG, including any of its affiliates;
●	the Company amended on April 26, 2023 that certain Stockholder Rights Agreement dated October 13, 2022, between the Company and Computershare Trust Company, N.A., as Rights Agent to increase the threshold of beneficial ownership before being deemed an Acquiring Person, solely with respect to Biofrontera AG, from 20% to 29.96%.
●	In addition, the Settlement Agreement contains provisions to maintain Biofrontera AG’s representation on the Board of Directors as long as it holds at least 20% of the Company’s outstanding common stock and to limit further increases in the size of the Board of Directors or changes to the Company’s stockholder rights plan. Biofrontera AG also agrees, subject to certain conditions, to vote in support of the directors nominated by, and the proposals recommended by, the Board of Directors.

On October 12, 2023, we entered into the Amendment. Pursuant to the Amendment, the search for an additional independent director to be mutually selected by us and Biofrontera AG described in the third bullet point above, which was to occur in 2023, will now take place at a mutually agreed time that is no earlier than January 1, 2024 and no later than September 1, 2024. The candidate will be selected by means of the search process set forth in the Amendment and will be nominated at our 2024 annual meeting to serve as a Class III Director.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2023 by: (i) each director; (ii) each of the named executive officers and directors; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock.

The beneficial owner ship of our common stock as of September 30, 2023 is based on 1,367,628 shares of common stock issued and outstanding as of September 30, 2023.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total	Options exercisable and restricted stock units vesting within 60 days(1)(2)
Greater than 5% stockholders other than executive officers and directors:
Biofrontera AG Hemmelrather Weg 201 D-51377 Leverkusen, Germany(3)	400,000	29.2%

Named Executive officers and directors:
Hermann Lübbert	10,440	*	5,020
Fred Leffler			—
John J. Borer			1,100
Heikki Lanckriet			—
Beth J. Hoffman, Ph.D.			1,100
Kevin D. Weber			1,100

All current executive officers and directors as a group (6 persons)	10,440	*	9,420

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.

(1)	On December 9, 2021, the Company granted options (the “2021 Options”) to purchase shares of common stock at an exercise price of $95.40 per share up to 5,669 shares. The 2021 Options vest in three equal annual installments beginning on December 9, 2022. In addition, on May 18, 2022, the Company granted options (the “2022 Options”) to purchase shares of common stock at an exercise price of $52.20 up to 9,542 shares. The 2022 Options vest in three equal annual installments beginning on May 18, 2023. At the same time the Company granted the 2022 Options, it also granted restricted stock units to Prof. Dr. Lübbert, in the amounts of 9,542 restricted stock units. The restricted stock units vest in two equal annual installments beginning on May 18, 2023. Each vested restricted stock unit will be settled, at the Company’s discretion, in shares, cash or a combination of shares and cash within 60 days of the applicable vesting date. The 5,020 shares for Prof. Dr. Lübbert represent the options and restricted stock units under such grants that will have vested within 60 days of the date of this proxy statement.

(2)	On May 18, 2022, the Company granted non-qualified stock options to each of the non-employee directors to purchase 1,100 shares of common stock with an exercise price of $52.20. The non-employee director options vest in equal monthly installments following the date of grant. The 1,100 shares reported in the table above for each non-employee director represent the options that will have vested within 60 days of the date of this proxy statement.

(3)	Information is based upon a Schedule 13G/A filed with the SEC on February 10, 2022 by Biofrontera AG. According to a Schedule 13D/A (“Zours Schedule 13D”) filed by Deutsche Balaton Aktiengesellschaft (“DB”), VV Beteiligungen Aktiengesellschaft (“VVB”), Delphi Unternehmensberatung Aktiengesellschaft (“DU”), Wilhelm Konrad Thomas Zours, Alexander Link and Rolf Birkert on September 19, 2022, Mr. Zours owns a majority interest in DU and is the sole member of the boards of management of VVB and DU. DU owns a majority interest in VVB. VVB owns a majority interest in DB and DB holds 1,177,676 shares of common stock representing 4.41% of the Company’s outstanding stock. In the Zours Schedule 13D, Mr. Zours also includes the shares of Biofrontera Inc. held by Biofrontera AG, but disclaims beneficial ownership. If Mr. Zours was deemed to have voting and dispositive voting power over the shares held by Biofrontera AG, then Mr. Zours would be the beneficial owner of 34.4% of the Company’s outstanding stock.

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DESCRIPTION OF SECURITIES AND CERTIFICATE OF INCORPORATION

General

Our amended and restated certificate of incorporation authorizes capital stock consisting of (i) 15,000,000 shares of common stock, par value $0.001 per share and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share. No preferred stock has been issued by us.

The following summary describes the material provisions of our common stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Pre-funded Warrants to Be Issued in this Offering

The following summary of certain terms and provisions of the pre-funded warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of pre-funded warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of pre-funded warrant.

Exercisability

The warrants are immediately exercisable at any time following the consummation of this offering and may be exercised at any time, and from time to time, until the pre-funded warrants are exercised in full. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

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We will not effect the exercise of any portion of these pre-funded warrants, and the holder will not have the right to exercise any portion of the pre-funded warrants, and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the holder together with its affiliates and certain other persons specified in these pre-funded warrants collectively would own beneficially in excess of 4.99% (or, upon election by a holder prior to the issuance of any pre-funded warrants, 9.99%) of the shares of common stock outstanding immediately after giving effect to such exercise.

Exercise Price

The exercise price per whole share of common stock purchasable upon exercise of the warrants is $       per share (based on a public offering price of $      per share and accompanying warrant(s)). The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

The warrants will not be listed on a stock exchange.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Governing Law

The pre-funded warrants are governed by New York law.

Warrants to Be Issued in this Offering

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

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Exercisability

The warrants are immediately exercisable at any time following the consummation of this offering and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

We will not effect the exercise of any portion of these warrants, and the holder will not have the right to exercise any portion of the warrants, and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the holder together with its affiliates and certain other persons specified in these warrants collectively would own beneficially in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the shares of common stock outstanding immediately after giving effect to such exercise.

Exercise Price

The exercise price per whole share of common stock purchasable upon exercise of the warrants is $       per share (based on a public offering price of $      per share and accompanying warrant(s)). The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

The warrants will not be listed on a stock exchange.

Fundamental Transactions

In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

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Governing Law

The warrants and the warrant agent agreement are governed by New York law.

Other Outstanding Warrants

At June 30, 2023, we had outstanding warrants to purchase an aggregate of 459,856 shares of common stock with an exercise price range from $33.20 per share to $100.00 per share. These warrants have expiration dates ranging from November 2026 to November 2027.

Number of Share Purchase Warrants	Exercise Price (USD$)	Expiry Date
214,286	$33.20	12/01/2026
170,950	$55.40	11/17/2027
74,620	$100.00	11/02/2026

Stockholder Rights Plan

On October 13, 2022, the Board of Directors of Biofrontera adopted a stockholder rights plan, as set forth in the Stockholder Rights Agreement, dated October 13, 2022, between the Company and Computershare Trust Company, N.A., as Rights Agent.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Supreme Court of the State of Delaware has held that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the provision should be enforced in a particular case, application of the provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this provision.

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Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—Risks Related to the Offering and Ownership of our Common Stock—We have never paid dividends on our common stock and we do not intend to pay dividends for the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.”

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws, contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors—Risks Related to the Offering and Ownership of Our Common Stock—Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.”

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation provides that our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by (i) the president or (ii) the president or secretary acting upon the written request of a majority of our board of directors, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal, including the removal of directors.

Classified Board of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

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Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of the holders of a majority in voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders a majority of the votes which all our stockholders would be eligible to cast in an election of directors. In addition, the affirmative vote of the holders of at least 66-2/3% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, along with the right to have expenses incurred in defending proceedings paid in advance of their final disposition. We have indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement provisions contained under our amended and restated bylaws and provided under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duties as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

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Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or certain of our stockholders or their respective affiliates, other than those opportunities our officers, directors, stockholders or affiliates are presented with while acting in their capacity as an employee, officer or director of us or our affiliates. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage; or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if any director or stockholder, other than a director or stockholder who is employed by us or our affiliates acting in their capacity as an employee or director of us or our affiliates, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of ours or any subsidiary. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to an employee director, employee officer or employee in his or her capacity as a director, officer or employee of Biofrontera Inc.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Biofrontera Inc. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such mergers or consolidations will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, subject to certain limitations.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, in certain circumstances. Among other things, either the stockholder bringing any such action must be a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock must have thereafter devolved by operation of law, and such stockholder must continuously hold shares through the resolution of such action.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Trading Symbol and Market

Our common stock is traded on The Nasdaq Capital Market under the symbol “BFRI.”

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market, including as a result of the exercise of options or warrants, or the perception that such sales may occur, could adversely affect the market price of our common stock.

We will have outstanding an aggregate of 3,667,628 shares of common stock, assuming the issuance of 2,300,000 shares of common stock included by us in this offering. Of these shares, all shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

Rule 144

Affiliate Resales of Restricted Securities

A person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and
●	the average weekly trading volume in our common stock on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Lock-up Agreements

We and our directors and executive officers have agreed, subject to certain exceptions, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, for a period of 90 days after the completion of this offering without the prior written consent of the representatives.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Registration Statements on Form S-8

We have filed a registration statement on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and SARs, and common stock issuable, under our equity incentive plans. We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our shares issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

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If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

If we were to pay a taxable dividend to our shareholders and, in accordance with the anti-dilution provisions of the warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. Holder of the warrants to the extent of our earnings and profits, notwithstanding the fact that the U.S. Holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), that adjustment may also result in the deemed payment of a taxable dividend to a U.S. Holder. U.S. Holders should consult their tax advisers regarding the proper treatment of any adjustments to the warrants.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

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If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Additional Withholding Tax on Payments Made to Foreign Accounts”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the sale or other taxable disposition of our common stock or the period the Non-U.S. Holder held our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

If we were to pay a taxable dividend to our shareholders and, in accordance with the anti-dilution provisions of the warrants, the exercise price of the warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. Holder of the warrants to the extent of our earnings and profits, notwithstanding the fact that the U.S. Holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), that adjustment may also result in the deemed payment of a taxable dividend to a U.S. Holder. U.S. Holders should consult their tax advisers regarding the proper treatment of any adjustments to the warrants.

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In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a warrant by payment of the exercise price. A U.S. Holder’s tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the warrant and (2) the exercise price of the warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day after such U.S. Holder exercises the warrants.

If a warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the warrant is more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules and the U.S. federal income tax consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

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PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, we have engaged Roth Capital Partners, LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best-efforts basis. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered, or any at all. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.

We will enter into a securities purchase agreement directly with certain of the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We will deliver the securities being offered pursuant to this prospectus upon closing.

We will pay the Placement Agent a cash transaction fee equal to 7.0% of the aggregate gross proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the Placement Agent for its accountable expenses, including, but not limited to, legal expenses, incurred in connection with this offering in the amount of up to $75,000.

The following table shows the combined public offering price, placement agent fees and proceeds before expenses to us. Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agent fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth below.

	Per Share and Accompanying Warrant(s)	Per Pre-Funded Warrant and Accompanying Warrant(s)	Maximum Total Amount
Public offering price	$	$	$
Placement agent fee ( %)	$	$	$
Proceeds, before expenses, to Biofrontera Inc.	$	$	$

We estimate that the total expenses of the offering payable by us, excluding the placement agent fees, will be approximately $ .

Lock-up Agreements

We have agreed with the Placement Agent that we will not, without the prior consent of the Placement Agent, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any common stock or securities convertible into, exchangeable or exercisable for any common stock for a period of six months after the closing of this offering.

In addition, each of our executive officers and directors have agreed with the Placement Agent not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any common stock or securities convertible into, exchangeable or exercisable for any common stock, without the prior written consent of the placement agent, for a period of 90 days after the closing date of this offering.

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Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the agreement, or to contribute to payments that the Placement Agent may be required to make in respect of those liabilities.

Determination of Offering Price and Warrant Exercise Price

The actual combined public offering price of the shares and accompanying warrants, and pre-funded warrants and accompanying warrants, we are offering, and the exercise price of the warrants that we are offering, will be negotiated between us, the Placement Agent and the investors in the offering based on the trading price of our shares prior to the offering, among other things, including a to be negotiated discount to the trading price. Other factors considered in determining the combined public offering price of the shares and accompanying warrants, and pre-funded warrants and accompanying warrants, we are offering, as well as the exercise price of the warrants that we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

Our common stock is quoted on the Nasdaq Capital Market under the symbol “BFRI.”

There is no established public trading market for the warrants to be issued in this offering or the pre-funded warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the warrants issued in this offering or the pre-funded warrants on any national securities exchange or other nationally recognized trading system.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Placement Agent of this offering, or by its affiliates. Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as Placement Agent, and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Selling Restrictions

Other than in the United States, no action has been taken by us or the Placement Agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

108

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no securities have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Placement Agent for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the securities shall require us or the Placement Agent to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no securities have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities that has been approved by the Financial Conduct Authority, except that the offers of securities may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Placement Agent; or

(c) in any other circumstances falling within section 86 of the UK’s Financial Services and Markets Act 2000, or FSMA.

provided that no such offer of the securities shall require us or the Placement Agent to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Placement Agent and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the Placement Agent has been obtained to each such proposed offer or resale.

109

Each person in the United Kingdom who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representatives that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 1(4) of the U.K. Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our securities must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

110

France

This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus has not been and will not be submitted to the French Autorité des marchés financiers, or the AMF, for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

(a)	the transaction does not require a prospectus to be submitted for approval to the AMF;

(b)	persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

(c)	the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our securities for their own account and undertake not to transfer, directly or indirectly, our securities to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Germany

Each person who is in possession of this prospectus is aware of the fact that no German securities prospectus (wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-prospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the securities. In particular, the Placement Agent has represented that it has not engaged and has agreed that it will not engage in a public offering in the Federal Republic of Germany within the meaning of the Act with respect to any of the securities otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the Securities Law) and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the securities is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the Addendum), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

111

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA,) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

1.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

2.	where no consideration is or will be given for the transfer;

3.	where the transfer is by operation of law;

4.	as specified in Section 276(7) of the SFA; or

5.	as specified in Regulation 32 of the Securities and Futures (Offers of Investment) (Shares and Debentures) Regulations 2005.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, our company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities may not be offered to the public in the UAE and/or any of the free zones.

The securities may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

112

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by McGuireWoods LLP, New York, New York. Faegre Drinker Biddle & Reath LLP is acting as counsel for the Placement Agent in connection with this offering.

EXPERTS

The audited financial statements for the fiscal years ended December 31, 2022 and 2021, included in this prospectus have been so included in reliance upon the report of Marcum LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We maintain a website at www.biofrontera-us.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

113

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Biofrontera, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Biofrontera, Inc. (the “Company”) as of December 31, 2022 and December 31, 2021, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and December 31, 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2023.

East Hanover, New Jersey

October 3, 2023

F-2

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

BIOFRONTERA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$17,208	$24,545
Investment, related party	10,548	-
Accounts receivable, net	3,748	3,784
Other receivables, related party	3,658	8,647
Inventories	7,168	4,458
Prepaid expenses and other current assets	810	4,987

Total current assets	43,140	46,421

Other receivables long term, related party	2,813	2,813
Property and equipment, net	204	267
Operating lease right-of-use assets	1,375	-
Intangible asset, net	3,032	3,450
Other assets	320	268

Total assets	$50,884	$53,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,278	658
Accounts payable, related parties	1,312	282
Acquisition contract liabilities, net	6,942	3,242
Operating lease liabilities	498	-
Accrued expenses and other current liabilities	10,864	9,654

Total current liabilities	20,894	13,836

Long-term liabilities:
Acquisition contract liabilities, net	2,400	9,542
Warrant liabilities	2,843	12,854
Operating lease liabilities, non-current	848	-
Other liabilities	21	5,649

Total liabilities	27,006	41,881

Commitments and contingencies (see Note 24)

Stockholders’ equity:
Preferred Stock, $0.001 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2022 and 2021	-	-
Common Stock, $0.001 par value, 15,000,000 shares authorized; 1,334,950 and 855,237 shares issued and outstanding as of December 31, 2022 and 2021	1	1
Additional paid-in capital	103,396	90,216
Accumulated deficit	(79,519)	(78,879)

Total stockholders’ equity	23,878	11,338

Total liabilities and stockholders’ equity	$50,884	$53,219

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

BIOFRONTERA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

	December 31,
	2022	2021

Products revenues, net	$28,541	$24,043
Revenues, related party	133	57

Total revenues, net	28,674	24,100

Operating expenses
Cost of revenues, related party	14,618	12,222
Cost of revenues, other	567	520
Selling, general and administrative	35,137	36,512
Selling, general and administrative, related party	733	697
Restructuring costs	-	752
Change in fair value of contingent consideration	(3,800)	(1,402)

Total operating expenses	47,255	49,301

Loss from operations	(18,581)	(25,201)

Other income (expense)
Change in fair value of warrant liabilities	19,017	(12,801)
Warrant inducement expense	(2,629)	-
Change in fair value of investment, related party	1,747	-
Interest expense, net	(195)	(344)
Other income, net	33	689

Total other income (expense)	17,973	(12,456)

Loss before income taxes	(608)	(37,657)
Income tax expense	32	56

Net loss	$(640)	$(37,713)

Loss per common share:
Basic and diluted	$(0.61)	$(85.63)

Weighted-average common shares outstanding:
Basic and diluted	1,056,988	440,412

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

BIOFRONTERA INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except number of shares)

	Common Stock		Additional Paid-	Accumulated
	Shares	Amount	In Capital	Deficit	Total

Balance at December 31, 2020	400,000	$0	46,993	$(41,166)	$5,828
Issuance of common stock and warrants under IPO, net of issuance costs of $3.1 million	180,000	0	14,943	-	14,943
Issuance of common stock and warrants under private placement offering, net of issuance costs of $0.3 million	67,500	0	2,690	-	2,690
Exercise of common stock warrants	132,380	0	13,238	-	13,238
Exercise of pre-funded warrants	75,357	0	12,223	-	12,223
Stock-based compensation			129		129
Net loss	-	-	-	(37,713)	(37,713)
Balance at December 31, 2021	855,237	$1	$90,216	$(78,879)	$11,338
Issuance of common stock in exchange for investment, related party	157,402	0	3,683	-	3,683
Issuance of common stock and warrants under private placement, net of negligible issuance costs	92,500	0	117	-	117
Exercise of pre-funded warrants	78,450	0	2,842		2,842
Exercise of PIPE warrants	142,857	0	4,686	-	4,686
Issuance of shares for vested restricted stock units	8,504	-	-	-	-
Stock-based compensation	-	-	1,852	-	1,852
Net loss	-	-	-	(640)	(640)
Balance at December 31, 2022	1,334,950	$1	$103,396	$(79,519)	$23,878

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Audited Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

BIOFRONTERA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years ended December 31,
	2022	2021
Cash Flows From Operating Activities:

Net loss	$(640)	$(37,713)

Adjustments to reconcile net loss to cash flows used in operations

Depreciation	101	122
Amortization of right-of-use assets	653	-
Amortization of acquired intangible assets	418	418
Change in fair value of investment, related party	(1,747)	-
Change in fair value of contingent consideration	(3,800)	(1,402)
Change in fair value of warrant liabilities	(19,017)	12,801
Warrant inducement expense	2,629	-
Stock-based compensation	1,852	129
Provision for inventory obsolescence	100	33
Provision for doubtful accounts	106	44
Non-cash interest expense	358	358

Changes in operating assets and liabilities:
Accounts receivable	(70)	(612)
Other receivables, related party	4,990	(11,387)
Prepaid expenses and other assets	4,154	(3,809)
Inventories	(2,810)	2,592
Accounts payable and related party payables	912	(773)
Operating lease liabilities	(781)	-
Accrued expenses and other liabilities	(3,607)	12,484

Cash flows used in operating activities	(16,199)	(26,715)

Cash flows from investing activities
Purchases of investment, related party	(5,118)	-
Purchases of property and equipment	(38)	(11)

Cash flows used in investing activities	(5,156)	(11)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants upon initial public offering, net of issuance costs	-	14,943
Proceeds from issuance of common stock and warrants in private placement, net of issuance costs	9,391	14,995
Proceeds from exercise of warrants	4,630	13,253

Cash flows provided by financing activities	14,021	43,191

Net (decrease) increase in cash and cash equivalents	(7,334)	16,465
Cash, cash equivalents and restricted cash, at the beginning of the year	24,742	8,277

Cash, cash equivalents and restricted cash, at the end of the year	$17,408	$24,742

Supplemental disclosure of cash flow information
Interest paid	$1	$2
Income tax paid, net	$32	$56

Supplemental non-cash investing and financing activities
Conversion of warrant liability to equity in connection with exercise of warrants	$6,840	$12,208
Issuance of common shares in exchange for investment, related party	$3,683	$-
Addition of right-of-use assets in exchange for operating lease liabilities	$234	$-
Issuance costs included in accrued expenses and other liabilities	$-	$44
Non-cash purchase of fixed assets	$-	$8

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Notes to the Consolidated Financial Statements as of and for the Years Ended December 31, 2022 and 2021

1. Organization and Business Overview

Biofrontera Inc., a Delaware Corporation, (the “Company” or “ Biofrontera”) is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (“PDT”) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions as well as impetigo, a bacterial skin infection.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with the RhodoLED® lamp series, for PDT (when used together, “Ameluz® PDT”). In the United States, the PDT treatment is used for the lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. We are currently selling Ameluz® for this indication in the U.S. under an exclusive license and supply agreement (“Ameluz LSA”) with Biofrontera Pharma (“Pharma”) GmbH and Biofrontera Bioscience GmbH (together the “Ameluz Licensor”).

Our second prescription drug licensed product is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or Streptococcus pyogenes. It is approved for use in the United States in adults and children 2 months and older. We are currently selling Xepi® for this indication in the United States under an exclusive license and supply agreement, as amended (“Xepi LSA”) with Ferrer Internacional S.A. (“Ferrer”) that was assumed by Biofrontera on March 25, 2019 through our acquisition of Cutanea Life Sciences, Inc.(“Cutanea”). There has been limited revenue during the current reporting periods and recent developments with the third-party manufacturer that was providing our supply of Xepi® have resulted in further delays of our commercialization of the product. However, Ferrer is qualifying a new Contract manufacturer, Cambrex, which is expected to begin production early in 2024. Once the new third-party manufacturer is qualified, we expect the supply of Xepi® will meet our future market demand.

Biofrontera Inc. includes its wholly owned subsidiary Bio-FRI GmbH (“Bio-FRI”), a limited liability company organized under the laws of Germany. Our subsidiary, Bio-FRI was formed on February 9, 2022, as a German presence to facilitate our relationship with the Ameluz Licensor.

Liquidity and Going Concern

The Company’s primary sources of liquidity are its existing cash balances, cash collected from the sales of its products, and cash flows from financing transactions. During the year ended December 31, 2022, we received proceeds of $9.4 million from the issuance of common stock and warrants in a private placement, net of issuance costs, and $4.6 million from the exercise of common stock warrants (See Note 19. Stockholders’ Equity). As of December 31, 2022, we had cash and cash equivalents of $17.2 million, compared to $24.5 million as of December 31, 2021. Our unaudited estimated ending cash balance at September 30, 2023 was $3.1 million.

Since we commenced operations in 2015, we have generated significant losses and have incurred net cash outflows from operations of $16.2 million and $26.7 million for the years ended December 31, 2022 and 2021. The Company had an accumulated deficit as of December 31, 2022 of $79.5 million.

The Company’s short-term material cash requirements include working capital needs and satisfaction of contractual commitments, Maruho start-up payments of $7.3 million (see Note 3. Acquisition Contract Liabilities), and legal settlement expenses after reimbursement from Biofrontera AG (see Note 24, Commitments and Contingencies).

F-7

Additionally, we expect to continue to incur operating losses due to significant discretionary sales and marketing, medical affairs, and dermatology community outreach efforts as we seek to expand the commercialization of our licensed products in the United States. We also expect to incur additional expenses to add and improve operational, financial and information systems and personnel, including personnel to support our product commercialization efforts. In addition, we expect to incur costs to continue to comply with corporate governance, regulatory reporting and other requirements applicable to us as a public company in the United States.

In connection with our assessment of going concern considerations under applicable accounting standards, the Company’s management has determined that substantial doubt exists about our ability to continue as a going concern for at least one year from the date these financial statements were issued.

The future viability of the Company is dependent on management’s plans to continue to execute its growth plan and raise additional capital or find alternative methods of financing to fund its operations until cash flow from operations is sufficient. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern. No assurance can be given that the Company will be successful in these efforts. Accordingly, management has concluded that substantial doubt exists about the company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of these financial statements.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above. There could be a material adverse effect on the Company and its financial statements if management’s plans are not achieved on a timely basis.

2. Summary of Significant Accounting Policies

Basis for Preparation of the Consolidated Financial Statements

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These consolidated financial statements include the accounts of our wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation. The information presented reflects the application of significant accounting policies described below.

All amounts shown in these financial statements and tables are in thousands and amounts in the notes are in millions, except percentages and per share and share amounts.

Segment Reporting

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker (determined to be the Chief Executive Officer) does not manage any part of the Company separately, and the allocation of resources and assessment of performance are based on the Company’s operating results.

We operate in a single reporting segment, the commercialization of pharmaceutical products for the treatment of dermatological conditions and diseases within the U.S. All business operations focus on the products Ameluz®, including the complementary product BF-RhodoLED®, and Xepi®. We monitor and manage our business operations across these products collectively as one reporting segment.

Reverse Stock Split

On July 3, 2023 Biofrontera Inc. effected a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the issued and outstanding shares of the Company’s common stock, $0.001 par value (the “Common Stock”). The Common Stock began trading on the Nasdaq Capital Market on a post-split basis on July 5, 2023.

All information included in these consolidated financial statements has been adjusted, on a retrospective basis, to reflect the Reverse Stock Split as if it had been effective from the beginning of the earliest period presented, unless otherwise stated. All outstanding securities entitling their holders to purchase shares of Common Stock or acquire shares of Common Stock, including stock options, restricted stock units, and warrants, were adjusted as a result of the Reverse Stock Split, as required by the terms of those securities.

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions by management that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities, as reported on the balance sheet date, and the reported amounts of revenues and expenses arising during the reporting period. The main areas in which assumptions, estimates and the exercising of judgment are appropriate relate to valuation allowances for receivables and inventory, valuation of contingent consideration and warrant liabilities, realization of intangible and other long-lived assets, product sales allowances and reserves, share-based payments and income taxes including deferred tax assets and liabilities. Estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. They are continuously reviewed but may vary from the actual values.

F-8

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents.

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provides coverage of up to $250,000 per depositor, per financial institution. At December 31, 2022, approximately $16.8 million of the Company’s cash balances were in excess of FDIC limits. The Company has not experienced any losses on these accounts and management does not believe that the Company is exposed to any significant risks.

Restricted Cash

Restricted cash consists primarily of deposits of cash collateral held in accordance with the terms of our corporate credit cards, in addition to one deposit held for a sublease (see Note 13. Statement of Cash Flows Reconciliation).

Investment, Related Party

The Company accounts for its investment, related party in accordance with ASC 321, Investments — Equity Securities (“ASC 321”). Equity securities, which are comprised of investments in common stock with a readily determinable fair value, are initially recorded at cost, plus transaction costs, and subsequently measured at fair value, based on quoted market prices, with the gains and losses reported in the Company’s consolidated statement of operations. As the fair value of the Company’s investments is reported in a foreign currency, the change in fair value attributable to changes in foreign exchange rates is included in other income, net in the consolidated statement of operations.

Accounts Receivable

Accounts receivables are reported at their net realizable value. Any value adjustments are booked directly against the relevant receivable. We have standard payment terms that generally require payment within approximately 30 to 90 days. Management performs ongoing credit evaluations of its customers. An allowance for potentially uncollectible accounts is provided based on history, economic conditions, and composition of the accounts receivable aging. In some cases, the Company makes allowances for specific customers based on these and other factors. Provisions for the allowance for doubtful accounts are recorded in selling, general and administrative expenses in the accompanying statements of operations.

Concentration of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivable and other receivables, related party. The Company maintains all of its cash and cash equivalents at a single accredited financial institution, in amounts that exceed federally insured limits. The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

Concentrations of credit risk with respect to receivables, which are typically unsecured, are somewhat mitigated due to the wide variety of customers using our products. We monitor the financial performance and creditworthiness of our customers so that we can properly assess and respond to changes in their credit profile. We continue to monitor these conditions and assess their possible impact on our business.

Other receivables, related party consists of a receivable due from Biofrontera AG for its 50% share of a legal settlement and related costs for which they are jointly and severally liable for the total settlement amount. The Company has a contractual right to repayment of its share of the settlement payment from Biofrontera AG under the Settlement Allocation Agreement entered into on December 9, 2021, which provided that the settlement payments would first be made by the Company and then reimbursed by Biofrontera AG for its share. Although this receivable has credit risk, it is mitigated by the Settlement Allocation Agreement as amended on March 31, 2022, which provides certain remedies to the Company, if Biofrontera AG fails to make timely reimbursements, which the Company may implement in its sole discretion, including the ability to charge interest at a rate of 6.0% per annum for each day that any reimbursement is past due and the ability to offset any overdue reimbursement amounts against payments owed to Biofrontera AG by the Company (including amounts owed under the Company’s license and supply agreement for Ameluz®).

We are dependent on two suppliers, Biofrontera Pharma GmbH and Ferrer Internacional S.A., to supply drug products, including all underlying components, for our commercial efforts. These efforts could be adversely affected by a significant interruption in the supply of our finished products.

Inventories

Finished goods consist of pharmaceutical products purchased for resale and are stated at the lower of cost or net realizable value. Cost is calculated by applying the first-in-first-out method (FIFO). Inventory costs include the purchase price of finished goods and freight-in costs. The Company regularly reviews inventory quantities on hand and writes down to its net realizable value any inventory that it believes to be impaired. Management considers forecast demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining excess and obsolescence and net realizable value adjustments. Once inventory is written down and a new cost basis is established, it is not written back up if demand increases.

F-9

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is generally applied straight-line over the estimated useful life of assets. Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the lease term. The estimated useful lives of property and equipment are:

Estimated Useful Life in Years
Computer equipment	3 years
Computer software	3 years
Furniture and fixtures	3-5 years
Leasehold improvements	Shorter of estimated useful lives or the term of the lease
Machinery & equipment	3-4 years

The cost and accumulated depreciation of assets retired or sold are removed from the respective asset category, and any gain or loss is recognized in our statements of operations.

Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842), to enhance the transparency and comparability of financial reporting related to leasing arrangements. The Company adopted the standard effective January 1, 2022. Using the optional transition method, prior period financial statements have not been recast to reflect the new lease standard. The adoption of the new lease standard resulted in the addition of an operating lease right-of-use asset and an operating lease liability in the amount of $1.8 million to the consolidated balance sheet as of January 1, 2022.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate (“IBR”), which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Given the absence of an outstanding debt agreement, a synthetic credit rating analysis was used in estimating the Company’s IBR. Based on a synthetic credit rating of Ba3 and a term of 3.33 to six years, the IBR was determined to be 6% for lease liabilities at inception and 8.5% for 2022 lease liabilities. No adjustments to the right-of-use asset were required for items such as initial direct costs paid or incentives received.

The Company has elected to adopt the practical expedient provided in ASC 842 and not reassess leases that existed prior to the commencement date, 1). Whether any expired or existing contracts are or contain leases, 2). Lease classification, or 3). Initial indirect costs for any existing leases. The Company has elected to combine lease and non-lease components as a single component for certain asset classes, when applicable. Operating leases are recognized on the balance sheet as operating lease right-of-use assets, operating lease liabilities current and operating lease liabilities non-current. The Company also elected to utilize the short-term lease recognition exemption and for those leases that qualified, the Company did not recognize right-of-use assets or lease liabilities. These leases are recognized on a straight-line basis over the expected term.

Impairment of Long-Lived Assets

The Company considers whether events or changes in facts and circumstances, both internally and externally, may indicate that an impairment of long-lived assets held for use, including right-of-use assets, are present. To the extent indicators or impairment exist, the determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the asset, the assets are written down to their estimated fair values and the loss is recognized in the statements of operations. Refer to Note 12. Intangible Asset, Net.

Contingent Consideration

Contingent consideration in a business combination is included as part of the acquisition cost and is recognized at fair value as of the acquisition date. For contingent consideration, management is responsible for determining the appropriate valuation model and estimated fair value, and in doing so, considers a number of factors, including information provided by an outside valuation advisor. Contingent consideration liabilities are reported at their estimated fair values based on probability-adjusted present values of the consideration expected to be paid, using significant inputs and estimates. Key assumptions used in these estimates include probability assessments with respect to the likelihood of achieving certain milestones and discount rates consistent with the level of risk of achievement. The fair value of contingent consideration liabilities are remeasured each reporting period, with changes in the fair value included in current operations. The remeasured liability amount could be significantly different from the amount at the acquisition date, resulting in material charges or credits in future reporting periods.

F-10

Contingencies

Loss contingency provisions are recorded if the potential loss from any claim, asserted or unasserted, or legal proceeding is considered probable, and the amount can be reasonably estimated or a range of loss can be determined. These accruals represent management’s best estimate of probable loss. Disclosure also is provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. On a quarterly basis, we review the status of each significant matter and assess its potential financial exposure. Significant judgment is required in both the determination of probability and as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to pending claims and litigation and may change our estimates. Legal costs associated with legal proceedings are expensed when incurred.

Derivative Instruments

The Company accounts for common stock warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in FASB Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and Derivatives and Hedging (“ASC 815”). Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as derivative liabilities that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and are revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using the Black-Scholes-Merton (“BSM”) model and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

At their issuance date in October 2021, the IPO Warrants (see Note 19. Stockholders’ Equity) were accounted for as equity as these instruments met all of the requirements for equity classification under ASC 815-40.

The Purchase Warrants issued in connection with the private placement offerings completed on December 1, 2021 and May 16, 2022 as well as the Inducement Warrants issued on July 26, 2022 were accounted for as liabilities as these warrants provide for a redemption right in the case of a fundamental transaction which fails the requirement of the indexation guidance under ASC 815-40. The resulting warrant liabilities are re-measured at each balance sheet date until their exercise or expiration, and any change in fair value is recognized in the Company’s consolidated statement of operations. Refer to Note 4. Fair Value Measurements.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC 820, Fair Value Measurements and Disclosures, or ASC 820, establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The three levels of the fair value hierarchy are described below:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs using estimates or assumptions developed by the Company, which reflect those that a market participant would use in pricing the asset or liability.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair Value of Financial Instruments

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, other receivables, accounts payable and start-up cost financing included in acquisition contract liabilities approximate their fair values, due to their short-term nature.

F-11

Revenue Recognition

The Company accounts for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Under ASC Topic 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. We recognize revenue when the customer obtains control of our product, which occurs at a point in time, typically upon delivery to the customer.

To determine revenue recognition, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when collectability of the consideration to which we are entitled in exchange for the goods or services we transfer to the customer is determined to be probable.

The Company realizes its revenue primarily through the sales of its Ameluz® product which are made directly to physicians, hospitals or other qualified healthcare providers. Sales are recognized, net of sales deductions, when ownership and control are transferred to the customer, which is generally upon delivery. Sales deductions include expected trade discounts and allowances, product returns, and government rebates. These discounts and allowances are estimated at the time of sale based on the amounts incurred or expected to be received for the related sales.

Xepi® is sold directly to specialty pharmacies. Sales are recognized net of sales deductions when ownership and control are transferred to the customer, which is generally upon delivery. Sales deductions include expected returns, discounts and incentives such as payments made under patient assistance programs. These rebates are estimated at the time of sale based on the amounts incurred or expected to be received for the related sales.

The payment terms for sales of our pharmaceutical products are generally short-term payment terms with the possibility of volume-based discounts, co-pay assistance discounts, or other rebates.

BF RhodoLED® is also sold directly to physicians, hospitals or other qualified healthcare providers through (i) direct sales or (ii) an evaluation period up to six-month for a fee, after which a customer can decide to purchase or return the lamp. For direct sales, revenue is recognized only after complete installation has taken place. As directed by the instruction manual, the lamp may only be used by the customer once it has been professionally installed. A final decision to purchase the lamps that are within the evaluation period does not need to be made until the end of the evaluation period. Lamps that are not returned at the end of the evaluation period are converted into sales in accordance with the contract terms. The Company generates immaterial revenues from the monthly fees during the evaluation period and from the sale of lamps at the end of the evaluation period.

Variable Consideration

Revenues from product sales are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which sales reserves are established and which result from discounts, rebates and other incentives that are offered within contracts between the Company and its customers. Components of variable consideration include trade discounts and allowances, product returns, government rebates, and other incentives such as patient co-pay assistance. Variable consideration is recorded on the balance sheet as either a reduction of accounts receivable, if expected to be claimed by a customer, or as a current liability, if expected to be payable to a third party other than a customer. Where appropriate, these estimates take into consideration relevant factors such as the Company’s historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. These reserves reflect the Company’s best estimates of the amount of consideration to which it is entitled based on the terms of the contract. Actual amounts of consideration ultimately received may differ from the Company’s estimates. If actual results in the future vary from the Company’s estimates, the Company will adjust these estimates, and record any necessary adjustments in the period such variances become known.

F-12

Trade Discounts and Allowances – The Company provides customers with trade discounts, rebates, allowances and/or other incentives. The Company records estimates for these items as a reduction of revenue in the same period the revenue is recognized.

Government and Payor Rebates – The Company contracts with, or is subject to arrangements with, certain third-party payors, including pharmacy benefit managers and government agencies, for the payment of rebates with respect to utilization of its commercial products. The Company is also subject to discount and rebate obligations under state and federal Medicaid programs and Medicare. The Company records estimates for these discounts and rebates as a reduction of revenue in the same period the revenue is recognized.

Other Incentives – The Company maintains a co-pay assistance program which is intended to provide financial assistance to qualified patients with the cost of purchasing Xepi®. The Company estimates and records accruals for these incentives as a reduction of revenue in the period the revenue is recognized. The Company estimates amounts for co-pay assistance based upon the number of claims and the cost per claim that the Company expects to receive associated with products sold to customers but remaining in the distribution channel at the end of each reporting period.

Royalties

For arrangements that include sales-based royalties, the Company recognizes royalty expense at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). Royalty expense is recognized as cost of revenues.

Product Warranty

The Company generally provides a 36-month warranty for sales of BF-RhodoLED® for which estimated contractual warranty obligations are recorded as an expense at the time of installation. Customers do not have the option to purchase the warranty separately and the warranty does not provide the customer with a service beyond the assurance that BF-RhodoLED® complies with agreed-upon specifications. Therefore, the warranty is not considered to be a performance obligation. The lamps are subject to regulatory and quality standards. Future warranty costs are estimated based on historical product performance rates and related costs to repair given products. The accounting estimate related to product warranty expense involves judgment in determining future estimated warranty costs. Should actual performance rates or repair costs differ from estimates, revisions to the estimated warranty liability would be required. Warranty expenses incurred in 2022 and 2021 were negligible and are recognized as selling, general and administrative expenses.

Contract Costs

Incremental costs of obtaining a contract with a customer may be recorded as an asset if the costs are expected to be recovered. As a practical expedient, we recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that we otherwise would have recognized is one year or less. Sales commissions earned by the Company’s sales force are considered incremental costs of obtaining a contract. To date, we have expensed sales commissions as these costs are generally attributed to periods shorter than one year. Sales commissions are included in selling, general and administrative expenses.

Cost of Revenues

Cost of revenues is comprised of purchase costs of our products, third party logistics and distribution costs including packaging, freight, transportation, shipping and handling costs, and inventory adjustment due to expiring products, as well as sales-based royalties. Logistics and distribution costs totaled $0.5 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively.

F-13

Share-Based Compensation

The Company measures and recognizes share-based compensation expense for equity awards based on fair value at the grant date. The Company uses the Black-Scholes-Merton (“BSM”) option pricing model to calculate fair value of its stock option grants. The compensation cost for restricted stock awards is based on the closing price of the Company’s common stock on the date of grant. Share-based compensation expense recognized in the statements of operations is based on the period the services are performed and recognized as compensation expense on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

The BSM option pricing model requires the input of subjective assumptions, including the risk-free interest rate, the expected volatility of the value of the Company’s common stock, and the expected term of the option. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the share-based compensation expense could be materially different in the future. These assumptions are estimated as follows:

Risk-Free Interest Rate. The risk-free rate is based on the interest rate payable on United States Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

Expected Volatility. The Company based the volatility assumption on a weighted average of the peer group re-levered equity volatility with 80% weight and the warrant implied volatility with 20% weight. The peer group was developed based on companies in the biotechnology industry whose shares are publicly traded. Due to our limited historical data and the long-term nature of the awards, the peer group volatility was more heavily weighted.

Expected Term. The expected term represents the period of time that options are expected to be outstanding. Due to the lack of historical exercise data and given the plain vanilla nature of the options granted by the Company, the expected term is determined using the “simplified” method, as prescribed in SEC Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”), whereby the expected life equals the average of the vesting term and the original contractual term.

Dividend Yield. The dividend yield is 0% as the Company has never declared or paid, and for the foreseeable future does not expect to declare or pay, a dividend on its common stock.

Foreign Currency Transactions

Transactions realized in currencies other than USD are reported using the exchange rate on the date of the transaction.

Selling, General and Administrative Expense

Selling, general and administrative expenses are primarily comprised of compensation and benefits associated with our sales force, commercial support personnel, personnel in executive and other administrative functions, as well as medical affairs professionals. Other selling, general and administrative expenses include marketing, advertising, and other commercial costs to support the commercial operation of our product and professional fees for legal, consulting, and other general and administrative costs.

Advertising costs are expensed as incurred. For the years ended December 31, 2022 and 2021, advertising costs totaled $0.1 million and $0.5 million, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

F-14

Net Loss per Share

Basic and diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. When the effects are not anti-dilutive, diluted earnings per share is computed by dividing the Company’s net income attributable to common stockholders by the weighted average number of common shares outstanding and the impact of all dilutive potential common shares outstanding during the period, including stock options, restricted stock units, and warrants, using the treasury stock method.

Recently Issued Accounting Pronouncements

In September 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to record expected credit losses for certain financial instruments, including trade receivables, as an allowance that reflects the entity’s current estimate of credit losses expected to be incurred. The new standard was effective for us on January 1, 2023, and did not have a material effect on our consolidated financial statements.

3. Acquisition Contract Liabilities

On March 25, 2019, we entered into an agreement (as amended, the “Share Purchase Agreement”) with Maruho Co, Ltd. (“Maruho”) to acquire 100% of the shares of Cutanea Life Sciences, Inc. (“Cutanea”). As of the date of the acquisition, Maruho Co, Ltd. Owned approximately 29.9% of Biofrontera AG through its fully owned subsidiary Maruho Deutschland GmbH. Biofrontera AG is our former parent, and currently a significant shareholder.

Pursuant to the Share Purchase Agreement, Maruho agreed to provide $7.3 million in start-up cost financing for Cutanea’s redesigned business activities (“start-up costs”). These start-up costs are to be paid back to Maruho by the end of 2023 in accordance with contractual obligations related to an earn-out arrangement. In addition, as part of the earn-out arrangement with Maruho, the product profit amount from the sale of Cutanea products as defined in the share purchase agreement will be shared equally between Maruho and Biofrontera until 2030 (“contingent consideration”).

In connection with this acquisition in 2019, we recorded the $7.3 million in start-up cost financing (See Note 24, Commitments and Contingencies- Cutanea payments), a $1.7 million contract asset related to the benefit associated with the non-interest bearing start-up cost financing and $6.5 million of contingent consideration related to the estimated profits from the sale of Cutanea products to be shared equally with Maruho.

The contract asset related to the start-up cost financing is amortized on a straight-line basis using a 6.0% interest rate over the 57-month term of the financing arrangement, which ends on December 31, 2023. The contract asset is shown net of the related start-up cost financing within acquisition contract liabilities, net.

The contingent consideration was recorded at acquisition-date fair value using a Monte Carlo simulation with an assumed discount rate of 6.0% over the applicable term. The contingent consideration is recorded within acquisition contract liabilities, net. The amount of contingent consideration that could be payable is not subject to a cap under the agreement. The Company re-measures contingent consideration and re-assesses the underlying assumptions and estimates at each reporting period utilizing a scenario-based method.

Acquisition contract liabilities, net consist of the following:

(in thousands)	December 31, 2022	December 31, 2021
Short-term acquisition contract liabilities:
Start-up cost financing	7,300	3,600
Contract asset	(358)	(358)
Acquisition contract liabilities, net	$6,942	$3,242

Long-term acquisition contract liabilities:
Contingent consideration	$2,400	$6,200
Start-up cost financing	-	3,700
Contract asset	-	(358)
Acquisition contract liabilities, net	$2,400	$9,542

Total acquisition contract liabilities:
Contingent consideration	$2,400	$6,200
Start-up cost financing	7,300	7,300
Contract asset	(358)	(716)
Total acquisition contract liabilities, net	$9,342	$12,784

F-15

4. Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

(in thousands)	Level	December 31, 2022	December 31, 2021

Assets:
Investment, related party	1	$10,548	$-
Liabilities:
Contingent Consideration	3	$2,400	$6,200
Warrant liability – 2021 Purchase Warrants	3	$-	$12,854
Warrant liability – 2022 Purchase Warrants	3	$1,129	$-
Warrant liability – 2022 Inducement Warrants	3	$1,714	$-

Investment, related party

As of December 31, 2022, the Company had investments in common stock of Biofrontera AG, a significant shareholder. The fair value of these investments was determined with Level 1 inputs through references to quoted market prices. See Notes 6 and 17.

Contingent Consideration

Contingent consideration, which relates to the estimated profits from the sale of Cutanea products to be shared equally with Maruho, is reflected at fair value within acquisition contract liabilities, net on the consolidated balance sheets. The fair value is based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The valuation of the contingent consideration utilizes a scenario-based method under which a set of payoffs are calculated using the term of the earnout, projections, and an appropriate metric risk premium. These payoffs are then discounted back from the payment date to the valuation date using a payment discount rate. Finally, the discounted payments are summed together to arrive at the value of the contingent consideration. The scenario-based method incorporates the following key assumptions: (i) the forecasted product profit amounts, (ii) the remaining contractual term, (iii) a metric risk premium, and (iv) a payment discount rate. The Company re-measures contingent consideration and re-assesses the underlying assumptions and estimates at each reporting period.

F-16

The following table provides a roll forward of the fair value of the contingent consideration:

(in thousands)
Balance at December 31, 2020	$7,602
Change in fair value of contingent consideration	(1,402)
Balance at December 31, 2021	$6,200
Change in fair value of contingent consideration	(3,800)
Balance at December 31, 2022	$2,400

The decrease in fair value of the contingent consideration in the amount of $(3.8) million and $(1.4) million during the years ended December 31, 2022 and 2021 was recorded in operating expenses in the statements of operations.

Warrant Liabilities

The Purchase and Inducement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the consolidated statement of operations.

Given the nominal strike price of $0.001, the fair value of the Pre-funded Warrant was deemed to be equal to the market price of the underlying common stock at issuance and at each reporting period and is considered a level 2 liability. The Pre-funded Warrant was issued and exercised within the same year and therefore is not reflected in the ending balance.

The Company utilizes a Black-Scholes option pricing model to estimate the fair value of the Purchase and Inducement Warrants which is considered a Level 3 fair value measurement. Certain inputs utilized in our Black-Scholes pricing model may fluctuate in future periods based upon factors which are outside of the Company’s control. A significant change in one or more of these inputs used in the calculation of the fair value may cause a significant change to the fair value of our warrant liabilities which could also result in material non-cash gain or loss being reported in our consolidated statement of operations.

The fair value at issuance was estimated using a Black-Scholes pricing model based on the following assumptions at December 1, 2021 for the 2021 Purchase Warrants, May 16, 2022 for the Purchase Warrants and July 26, 2022 for the Inducement Warrants:

	2021 Purchase	Purchase	Inducement
Stock price	$86.60	$52.40	$32.80
Expiration term (in years)	5	5.50	4.34
Volatility	60.0%	65.0%	70.0%
Risk-free Rate	1.15%	2.83%	2.84%
Dividend yield	0.0%	0.0%	0.0%

The fair value was estimated using Black-Scholes pricing model based on the following assumptions as of December 31, 2021:

2021 Purchase
Stock price	$150.40
Expiration term (in years)	4.92
Volatility	60.0%
Risk-free Rate	1.25%
Dividend yield	0.0%

The fair value was estimated using Black-Scholes pricing model based on the following assumptions as of December 31, 2022 (outstanding warrants were all issued during 2022):

	Purchase	Inducement
Stock price	$18.40	$18.40
Expiration term (in years)	4.88	3.92
Volatility	70%	75%
Risk-free Rate	3.96%	4.07%
Dividend yield	0.0%	0.0%

F-17

The following table presents the changes in the warrant liabilities measured at fair value (in thousands):

	December 31, 2022	December 31, 2021
Fair value at beginning of year	$12,854	$-
Issuance of new warrants	13,217	12,261
Exercise of warrants	(6,840)	(12,208)
Change in fair value of warrant liability	(19,017)	12,801
Warrant inducement expense	2,629	-
Fair value at end of year	$2,843	12,854

5. Revenue

We generate revenue primarily through the sales of our products Ameluz®, BF-RhodoLED® lamps and Xepi®. Revenue from the sales of our BF-RhodoLED® lamp and Xepi® are relatively insignificant compared with the revenues generated through our sales of Ameluz®.

Related party revenue relates to an agreement with Biofrontera Bioscience GmbH (“Bioscience”) for BF-RhodoLED® leasing and installation service. Refer to Note 17, Related Party Transactions.

An analysis of the changes in product revenue allowances and reserves is summarized as follows:

		Co-pay	Prompt	Government
		assistance	pay	and payor
(in thousands):	Returns	program	discounts	rebates	Total
Balance at December 31, 2020	$217	$52	$15	$43	$327
Provision related to current period sales	6	423	40	168	637
Credit or payments made during the period	(180)	(374)	(7)	(157)	(718)
Balance at December 31, 2021	$43	$101	$48	$54	$246
Provision related to current period sales	10	574	19	210	813
Credit or payments made during the period	(5)	(666)	(62)	(244)	(977)
Balance at December 31, 2022	$48	$9	$5	$20	$82

6. Investment, Related Party

On October 25, 2022, the Company entered into private exchange agreements with certain holders of options to acquire common shares, nominal value €1.00 per share, of Biofrontera AG (“AG Options), a German stock corporation and significant shareholder of the Company, pursuant to which the parties agreed to a negotiated private exchange of 157,042 shares of the Company’s common stock in exchange for the AG Options. There was no additional cost to exercise the AG Options. On November 8, 2022, the Company exercised the AG options in full to acquire 2,623,365 shares of Biofrontera AG. In addition, the Company purchased an additional 3,843,581 common shares of Biofrontera AG for a total of 6,446,946 shares or approximately 10% of Biofrontera AG’s outstanding common shares as of December 31, 2022. These shares were not fully in our control to vote or dispose of as they were note held in a brokerage account registered in our name, however, we are currently engaged with advisors to transfer such share to our brokerage account. Equity securities gains and losses include unrealized gains and losses from changes in fair values during the period on equity securities we still own, as well as gains and losses on securities we sold during the period. There were no proceeds from sales of equity securities during the twelve months ended December 31, 2022.

7. Accounts Receivable, net

Accounts receivable are mainly attributable to the sale of Ameluz®, the BF-RhodoLED® and Xepi®. It is expected that all trade receivables will be settled within twelve months of the balance sheet date.

The allowance for doubtful accounts was $0.1 million and negligible as of December 31, 2022 and 2021, respectively.

F-18

8. Other Receivables, Related Party

As of December 31, 2022, the Company has a receivable of $6.5 million ($3.7 short term and $2.8 long-term) due from the Biofrontera Group of which $6.4 million is due from Biofrontera AG for its 50% share of the balance of a legal settlement for which both parties are jointly and severally liable (refer to Note 24 Commitments and Contingencies). The Company’s receivable balance from Biofrontera AG related to the legal settlement as of December 31, 2021 was $11.3 million, with $2.8 million in long-term. The Company has a contractual right to repayment of its share of the settlement payments, plus interest and other miscellaneous settlement costs, from Biofrontera AG under the Settlement Allocation Agreement entered into on December 9, 2021 and as amended on March 31, 2022, which provides that the settlement payments would first be made by the Company and then reimbursed by Biofrontera AG for its share. The March 31, 2022 Amended Settlement Allocation Agreement provides certain remedies to the Company, if Biofrontera AG fails to make timely reimbursements, which the Company may implement in its sole discretion, including the ability to charge interest at a rate of 6.0% per annum for each day that any reimbursement is past due and the ability to offset any overdue reimbursement amounts against payments owed to Biofrontera AG by the Company (including amounts owed under the Company’s license and supply agreement for Ameluz®). As such, no reserve for the receivable was deemed necessary as of December 31, 2022 or December 31, 2021.

9. Inventories

Inventories are comprised of Ameluz®, Xepi® and the BF-RhodoLED® finished products.

The provision related to BF-RhodoLED® devices was $0.1 million for the year ended December 31, 2022, and negligible for the year ended December 31, 2021. The provision for Xepi® inventory obsolescence was negligible for the year ended December 31, 2022 and $0.3 million for the year ended December 31, 2021. There was no provision relating to Ameluz in either year.

10. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

(in thousands)	December 31, 2022	December 31, 2021
Receivable for common stock warrants proceeds	$-	$3,258
Prepaid expenses	439	$824
Security deposits	85	149
Other	286	756
Total	$810	$4,987

11. Property and Equipment, Net

Property and equipment, net consists of the following:

(in thousands)	December 31, 2022	December 31, 2021
Computer equipment	$89	$85
Computer software	27	27
Furniture & fixtures	81	81
Leasehold improvement	368	368
Machinery & equipment	146	112
Property and equipment, gross	711	673
Less: Accumulated depreciation	(507)	(406)
Property and equipment, net	$204	$267

Depreciation expense was $0.1 million for each of the years ended December 31, 2022, and 2021, respectively, which was included in selling, general and administrative expense on the consolidated statements of operations.

F-19

12. Intangible Asset, Net

Intangible asset, net consists of the following:

(in thousands)	December 31, 2022	December 31, 2021
Xepi® license	$4,600	$4,600
Less: Accumulated amortization	(1,568)	(1,150)
Intangible asset, net	$3,032	$3,450

The Xepi® license intangible asset was recorded at acquisition-date fair value of $4.6 million and is amortized on a straight-line basis over the useful life of 11 years. Amortization expense was $0.4 million for each the years ended December 31, 2022 and 2021.

We review the Xepi® license intangible asset for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. In October 2022, upon receiving notification of third-party manufacturing delays that impacted the timing of sales expansion and improved market positioning of the Xepi® product, we deemed it necessary to assess the recoverability of our Xepi® asset group. Future cash flows were estimated over the expected remaining useful life of the asset group and, on an undiscounted basis, the expected cash flows exceeded the carrying amount of the asset group.

13. Statement of Cash Flows Reconciliation

The following table provides a reconciliation of cash, cash equivalents, and restricted cash that sum to the total shown in the statements of cash flows:

(in thousands)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$17,208	$24,545
Short-term restricted cash	-	47
Long-term restricted cash	200	150
Total cash and cash equivalent, and restricted cash shown on the statements of cash flows	$17,408	$24,742

Short-term and long-term restricted cash were recorded in prepaid expenses and other current assets, and other assets, respectively, in the consolidated balance sheet.

14. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(in thousands)	December 31, 2022	December 31, 2021
Legal settlement (See Note 24)	$6,207	$5,625
Employee compensation and benefits	2,850	2,384
Professional fees	1,353	570
Product revenue allowances and reserves	82	246
Other	372	829
Total	$10,864	$9,654

15. Other Long-Term Liabilities

Other long-term liabilities consist of the following:

(in thousands)	December 31, 2022	December 31, 2021
Legal settlement – noncurrent (See Note 24)	$-	$5,625
Other	21	24
Total	$21	$5,649

F-20

16. Income Taxes

As a result of the net losses, we have incurred in each fiscal year since inception, we have recorded no provision for federal income taxes for the years ended December 31, 2022 and December 31, 2021. Income tax expense incurred in 2022 and 2021 relates to state income taxes. At December 31, 2022 and December 31, 2021, the Company had no unrecognized tax benefits.

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2022	2021

Income tax computed at federal statutory tax rate	21.00%	21.00%
State taxes	(5.85)%	(0.09)%
Permanent differences – non-deductible expenses	(37.93)%	(1.03)%
Change in fair value of contingent consideration	133.62%	0.78%
Change in fair value of warrant liabilities	576.27%	(7.13)%
True-ups	(7.42)%	-
Change in valuation allowance	(685.54)%	(13.62)%
Effective income tax rate	(5.85)%	(0.09)%

The principal components of the Company’s deferred tax assets and liabilities consist of the following at December 31, 2022 and 2021:

(in thousands)	December 31, 2022	December 31, 2021
Deferred tax assets (liabilities):
Net operating loss carryforwards	$30,450	$24,307
Intangible assets	4,824	5,132
Acquisition contract liabilities	(96)	(187)
Property and equipment	123	103
Accrued expenses and reserves	890	1,693
Stock based compensation	449	-
Lease liability	361	-
Other	-	6
ROU asset	(369)	-
Investment revaluation	(469)	-
Total deferred tax assets	36,163	31,054
Less valuation allowance	(36,163)	(31,054)
Net deferred taxes	$-	$-

The Company has had no federal income tax expense due to operating losses incurred since inception. The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on this, the Company has provided a valuation allowance for the full amount of the net deferred tax assets as the realization of the deferred tax assets is not determined to be more likely than not. During 2022, the valuation allowance increased by $5.1 million, primarily due to the increase in the Company’s net operating loss carryforwards during the period.

F-21

As of December 31, 2022, the Company had approximately $123.4 million and $89.2 million of Federal and state net operating loss carryforwards, respectively. $113.8 million of the federal NOLs are not subject to expiration and the remaining NOLs begin to expire in 2036. These loss carryforwards are available to reduce future federal taxable income, if any. These loss carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. The amount of loss carryforwards that may be utilized in any future period may be limited based upon changes in the ownership of the Company’s shareholders.

The Company follows the provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes,” which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. As of December 31, 2022, the Company has not recorded any amounts for uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its statements of operations. As of December 31, 2022 the Company had no reserves for uncertain tax positions. For the year ended December 31, 2022 no estimated interest or penalties were recognized on uncertain tax positions.

The Company’s tax returns 2019 through 2022 remain open and subject to examination by the Internal Revenue Service and state taxing authorities. Net operating loss carryovers from earlier years are also subject to exam and adjustment.

17. Related Party Transactions

License and Supply Agreement

On October 8, 2021, we entered into an amendment to the Ameluz LSA under which the price we pay per unit will be based upon our sales history. As a result of this amendment, the purchase price we pay the Ameluz Licensor for Ameluz® will be determined in the following manner:

●	fifty percent of the anticipated net price per unit until we generate $30 million in revenue from sales of the products we license from the Ameluz Licensor during a given Commercial Year (as defined in the Ameluz LSA);

●	forty percent of the anticipated net price per unit for all revenues we generate between $30 million and $50 million from sales of the products we license from the Ameluz Licensor; and

●	thirty percent of the anticipated net price per unit for all revenues we generate above $50 million from sales of the products we license from the Ameluz Licensor.

Under the agreement, the Company obtained an exclusive, non-transferable license to use Pharma’s technology to market and sell the licensed products, Ameluz® and BF-RhodoLED® and must purchase the licensed products exclusively from Pharma. There was no consideration paid for the transfer of the license.

Purchases of the licensed products from Pharma during the years ended December 31, 2022 and 2021 were $16.6 million and $9.4 million, respectively, and recorded in inventories in the consolidated balance sheets, and, when sold, in cost of revenues, related party in the consolidated statements of operations. Amounts due and payable to Pharma as of December 31, 2022 and 2021 were $1.3 million and $0.3 million, respectively, which were recorded in accounts payable, related parties in the consolidated balance sheets.

F-22

Service Agreements

In December 2021, we entered into an Amended and Restated Master Contract Services Agreement, or “Services Agreement”, which provides for the execution of statements of work that will replace the applicable provisions of our previous intercompany services agreement dated January 1, 2016, or 2016 Services Agreement, by and among us, Biofrontera AG, Biofrontera Pharma and Biofrontera Bioscience, enabling us to continue to use the IT resources of Biofrontera AG and its wholly owned subsidiaries (the “Biofrontera Group”) as well as providing access to the Biofrontera Group’s resources with respect to quality management, regulatory affairs and medical affairs. We currently have statements of work in place regarding IT, regulatory affairs, medical affairs, pharmacovigilance, and investor relations services, and are continuously assessing the other services historically provided to us by Biofrontera AG to determine 1) if they will be needed, and 2) whether they can or should be obtained from other third-party providers. Expenses related to the service agreement were $0.7 million and $0.7 million for the years ended December 31, 2022 and 2021, which were recorded in selling, general and administrative, related party. Amounts due to Biofrontera AG related to the service agreement were $0.2 million as of December 31, 2022 and 2021, which were recorded in accounts payable, related parties in the consolidated balance sheets.

Clinical Lamp Lease Agreement

On August 1, 2018, the Company executed a clinical lamp lease agreement with Biofrontera Bioscience GmbH (“Bioscience”) to provide lamps and associated services.

Total revenue related to the clinical lamp lease agreements was approximately $0.1 million for each of the years ended December 31, 2022 and 2021 and recorded as revenues, related party. Amounts due from Bioscience for clinical lamp and other reimbursements were approximately $0.1 million for each of the years ended December 31, 2022 and 2021, which were recorded as accounts receivable, related party in the consolidated balance sheets.

Reimbursements from Maruho Related to Cutanea Acquisition

Pursuant to the Cutanea acquisition share purchase agreement, we received start-up cost financing and reimbursements for certain costs. These restructuring costs Maruho agreed to pay are referred to as “SPA costs” under the arrangement and are to be accounted for as other income. There were no amounts reimbursed relating to SPA costs for the year ended December 31, 2022. For the year ended December 31, 2021 the amounts reimbursed relating to SPA costs were $0.5 million and were recorded as other income in the consolidated statements of operations as the related expenses were incurred. There were no amounts due from Maruho for the year ended December 31, 2022. The amounts due from Maruho, primarily relating to SPA cost reimbursements, were $0.1 million as of December 31, 2021 and were recorded in other receivables, related parties in the consolidated balance sheets.

Others

The Company has recorded a receivable of $6.4 million and $11.3 million as of December 31, 2022 and December 31, 2021 due from Biofrontera AG for its 50% share of the balance of a legal settlement for which both parties are jointly and severally liable as of December 31, 2022. Refer to Note 8, Other Receivables, Related Party. The Company has recognized $0.1 and $0.0 million of interest income for the years ended December 31, 2022 and 2021, respectively in connection with this receivable.

As of December 31, 2022, our investment, related party valued at $10.5 million consists of 6,466,949 common shares of Biofrontera AG, a significant shareholder. See Note 6. In accordance with a Share Purchase and Transfer Agreement dated, November 3, 2022, the Company purchased approximately 1,674,996 shares (of the total 6,466,946 shares) for $1.7 million from Maruho.

F-23

18. Restructuring costs

We restructured the business of Cutanea and incurred restructuring costs which are subsequently reimbursed by Maruho. Restructuring costs primarily relate to the winding down of Cutanea’s operations. There were no restructuring costs for the year ended December 31, 2022. For the year ended December 31, 2021, restructuring costs were incurred in the amount of $0.8 million, of which $0.5 million had been reimbursed in 2021.

19. Stockholders’ Equity

Under the Company’s amended and restated certificate of incorporation, dated December 21, 2020, the Company is authorized to issue 15,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share. See Note 2. Summary of Significant Accounting Policies and Note 26. Subsequent Events for information and disclosures relating to adjustments related to the Reverse Stock Split.

The holders of common stock are entitled to one vote for each share held. Common stockholders are not entitled to receive dividends, unless declared by the Board of Directors. The Company has not declared dividends since inception. In the event of liquidation of the Company, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Initial Public Offering. On November 2, 2021, the Company completed its initial public offering (“IPO”) of 180,000 units (“Units”) each consisting of (i) one share of common stock of the Company, par value $0.001 per share and (ii) one warrant (the “IPO Warrants”). Every 20 warrants will be exercisable for one share of Common Stock at an exercise price of $100.00 per share of Common Stock. The IPO Warrants are immediately exercisable upon issuance for a period of five years after the issuance date. The common stock shares and Warrants were issued separately in the offering and may be transferred separately immediately upon issuance. The Units were sold at a price of $100.00 per Unit, with gross proceeds from the IPO of approximately $18 million, offset by $3.1 million in offering costs.

At the IPO date, the underwriters also exercised in full their option to purchase up to an additional 27,000 IPO Warrants at the purchase price of $0.20 per Warrant to cover over-allotments.

In connection with the IPO, the Company also issued to the underwriters Unit Purchase Options (“UPO”) to purchase, in the aggregate, (a) 5,400 Units and (b) 810 Warrants (relating to the underwriters’ exercise of the over-allotment option in full, with respect to the Warrants). The UPOs have an exercise price of $125.00 if exercisable for Units and $0.25 if exercisable for Warrants. The UPOs are exercisable at any time from October 28, 2021 (“Effective Date”) through the 5th anniversary of the Effective Date.

The UPOs issued to the underwriters were accounted for as equity under ASC 718, Compensation -Stock Compensation (“ASC 718”). The fair value of the UPOs, which were fully vested at the issuance date, was recognized as an offering cost against the proceeds from the IPO. The estimated fair value of the UPO Units of $0.3 million at the IPO date was determined using a Black-Scholes option pricing model with the following assumptions: fair value of the underlying unit of $99, expected volatility of 60.0%, risk free rate of 1.15%, remaining contractual term of 5 years and a dividend yield of 0%. The estimated fair value of the UPO Warrants of $21,000 at the IPO date was determined using a Black-Scholes option pricing model with the following assumptions: fair value of the underlying unit of $25.80, expected volatility of 60.0%, risk free rate of 1.15%, remaining contractual term of 5 years and a dividend yield of 0%.

Private Placement – On December 1, 2021, the Company settled the private placement in connection with a securities purchase agreement dated November 29, 2021 (“December 2021 PIPE”). In the December 2021 PIPE, the Company issued for the gross cash receipts of $15,000,000 (i) 67,500 shares of the common stock, (ii) a warrant to purchase up to 142,857 shares of the common stock (“Purchase Warrant”) and (iii) a warrant to purchase up to 75,357 shares of the common stock (“Pre-Funded Warrant”). Each of the Purchase Warrant and the Pre-Funded Warrant is exercisable immediately and has an exercise term of five years and an exercise price of: (a) $105.00 per share with respect to the Purchase Warrant and (b) a nominal exercise price of $0.002 per share with respect to the Pre-Funded Warrant. The shares of common stock and the accompanying warrants were issued separately and were immediately separable upon issuance. The combined purchase price for one share of common stock and one Purchase Warrant was $105.00 and the combined purchase price for one Pre-Funded Warrant and one warrant was $104.80.

F-24

On December 28, 2021, 75,357 common stock shares were issued from the exercise of the Pre-Funded Warrant at an exercise price of $0.002 per share of the Company’s common stock.

In connection with the December 2021 PIPE, the Company, issued Unit Purchase Options (“PP-UPO”) to the placement agents to purchase, in the aggregate, (a) 4,286 Units, consisting of one share of common stock and one warrant to purchase common stock. The PP-UPOs have an exercise price of $131.20 and are exercisable at any time for the period of 5 years.

The PP-UPOs issued to the underwriters were accounted for under ASC 718, Compensation -Stock Compensation (“ASC 718”). The fair value of the PP-UPOs, which were fully vested at the issuance date, was recognized as an offering cost of the December 2021 PIPE and allocated between the issuance costs of warrants and issuance costs of common stock, based on the allocated proceeds. The Company estimated the fair value of the unit purchase options to be approximately $0.3 million at December 1, 2021 of which $0.2 million was allocated to the issuance costs of warrants and immediately expensed in the consolidated statement of operations and $0.1 million was allocated to the issuance costs of common stock and charged to equity. The fair value was determined using a Black-Scholes option pricing model with the following assumptions: fair value of the underlying unit of $127.80, expected volatility of 60.0%, risk free rate of 1.15%, remaining contractual term of 5 years and a dividend yield of 0%.

Private Placement – On May 16, 2022, the Company entered into a Securities Purchase Agreement (“May 2022 PIPE”). In the May 2022 PIPE, the Company issued for the gross cash receipts of $9.4 million (i) 92,500 shares of the common stock, (ii) a warrant to purchase up to 170,950 shares of the common stock (“2022 Purchase Warrant”) and (iii) a warrant to purchase up to 78,450 shares of the common stock (“2022 Pre-Funded Warrant”). The purchase price for one share of common stock (or common stock equivalent) and a warrant to purchase one share of common stock was $55.00. The 2022 Purchase Warrant will be exercisable nine months after the issue date, expires five and one-half years after the issue date and has an exercise price of: $55.40 per share. The Pre-Funded Warrant is exercisable immediately and has a term of exercise equal to five (5) years with a nominal exercise price of $0.02 per share.

Because the warrants are accounted for as liabilities, the May 2022 PIPE proceeds were allocated between the fair value of the warrants with the remaining proceeds allocated to common stock and additional paid in capital.

Exercise of 2022 Pre-Funded Warrant - On July 14, 2022, an investor exercised the 2022 Pre-Funded Warrant and purchased a total of 78,450 shares of common stock at an exercise price of $0.02 per share, resulting in negligible net proceeds.

Exercise of 2021 Purchase Warrant and Issuance of July 2022 Inducement Warrant - On July 26, 2022, the Company entered into the Inducement Letter with the holder of the Company’s 2021 Purchase Warrants (the “Investor”). The 2021 Purchase Warrants were originally issued on December 1, 2021 to purchase up to 142,858 shares of common stock, par value $0.001 per share. The Investor agreed to exercise for cash, the 2021 Purchase Warrants, in exchange for the Company’s agreement to (i) lower the exercise price of the 2021 Purchase Warrants from $105.00 to $32.40 per share and (ii) issue a new warrant (the “Inducement Warrant”) to purchase up to 214,286 shares of common stock. The Company received proceeds of $4.6 million, from the exercise of the 2021 Purchase Warrants and expensed the related issuance costs of $0.3 million. The modification expense associated with the change in fair value due to the repricing of the 2021 Purchase Warrants is recorded as inducement expense. The 2021 Purchase Warrant modification along with the fair value of the inducement warrants of $2.6 million was expensed as warrant inducement expense in the accompanying consolidated statement of operations for the year ended December 31, 2022.

The Inducement Warrant is exercisable on or after January 27, 2023 at a price per share of $33.20 and expires on December 1, 2026.

Adoption of a stockholder rights plan. On October 13, 2022 the Board of Directors (“Board”) authorized and declared a dividend distribution of one Preferred Stock Purchase Right (a “Right”) for each outstanding share of common stock to stockholders of record as of the close of business on October 24, 2022. In addition, one Right will automatically attach to each share of Common Stock issued between the record date of the distribution and the earlier of the distribution date and the expiration date of the Rights. Each Right entitles the registered holder to purchase from the Company a unit consisting of one ten-thousandth of a share (a “Unit”) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, of the Company at a cash exercise price of $5.00 per Unit, subject to adjustment, under certain conditions. The complete terms of the Rights are set forth in the Stockholder Rights Agreement, dated October 13, 2022, between the Company and Computershare Trust Company, N.A, as Rights agent.

While the stockholder rights plan described above (the “Rights Plan”) is effective immediately, the Rights would become exercisable only if a person or group, or anyone acting in concert with such a person or group, acquires beneficial ownership, as defined in the Rights Agreement, of 20% or more of the Company’s issued and outstanding common stock in a transaction not approved by the Company’s Board of Directors. The Rights Plan will expire on October 13, 2023. Refer to Note 26. Subsequent Events – Settlement Agreement.

Under the Rights Plan, a person or group who beneficially owned 20% or more of the Company’s outstanding Common Stock prior to the first public announcement of the Rights Plan on October 14, 2022 will not trigger the Rights so long as they do not acquire beneficial ownership of any additional shares of Common Stock at a time when they still beneficially own 20% or more of such Common Stock.

F-25

Series A Junior Participating Cumulative Preferred Stock. In connection with the adoption of the Rights Plan, the Board approved a Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock which designates the rights, preferences and privileges of 5,000 shares of Preferred Stock. The Certificate of Designations was filed with the Secretary of State of Delaware and became effective on October 13, 2022.

Exchange Agreement – On October 25, 2022, the Company entered into private exchange agreements with certain holders of options to acquire ordinary shares, nominal value €1.00 per share, of Biofrontera AG, a German stock corporation, pursuant to which the parties agreed to a negotiated private exchange, and closed on a series of private exchanges of 3,148,042 shares of the Company’s common stock in exchange for the AG Options.

Warrants – The following table summarizes information with regard to the IPO Warrants, and the PIPE Warrants, which includes the Inducement and 2022 Pre-Funded Warrants (together, the “Warrants”) share activity for the year ended December 31, 2022:

	Warrant - PIPE	Warrant - IPO*	Total Warrants	Weighted Average Exercise Price
Balance, December 31, 2020	-	-	-	$-
Issued	218,214	207,000	425,214	102.57
Exercised	(75,357)	(132,380)	(207,737)	100.14
Balance, December 31, 2021	142,857	74,620	217,477	99.69
Issued	463,686	-	463,686	35.77
Exercised	(221,307)	-	(221,307)	20.92
Balance, December 31, 2022	385,236	74,620	459,856	$52.29

*	Every 20 IPO warrants are exercisable for one share of Common Stock at an exercise price of $100.00 per share of Common Stock. For financial statement purposes, the warrant shares have been decreased by a factor of 20 to effectively reflect the 1-for-20 reverse stock split. Refer to Note 26. Subsequent Events – Reverse Stock Split. However, prices reflected on The Nasdaq Stock Market, for ticker BRIW warrants are the presplit price.

20. Equity Incentive Plans and Share-Based Payments

2021 Omnibus Incentive Plan

In 2021, our Board of Directors adopted and our shareholders approved, the 2021 Omnibus Incentive Plan (“2021 Plan). Under the original 2021 Plan, 137,500 shares are reserved and authorized for awards and the maximum contractual term is 10 years for stock options issued under the 2021 Plan. On December 12, 2022, the 2021 Plan was amended by our stockholders and the number of shares authorized for awards under the 2021 Plan was increased by 129,490 to 266,990. As of December 31, 2022, there were 154,359 shares available for future awards under the amended 2021 Plan.

Non-qualified stock options

We maintain the 2021 Plan for the benefit of our officers, directors and employees. Employee stock options granted under the 2021 Plan generally vest in equal annual installments over three years and are exercisable for a period of up to ten years from the grant date. Non-employee director options vest in equal monthly installments following the date of grant and will be fully vested on the one-year anniversary of the date of grant. All stock options are exercisable at a price equal to the market value of the common shares underlying the option on the grant date.

The Company recognizes the grant-date fair value of share-based awards granted as compensation expense on a straight-line basis over the requisite service period. The fair value of stock options is estimated at the time of grant using the Black-Scholes option pricing model, which requires the use of inputs and assumptions such as the fair value of the underlying stock, exercise price of the option, expected term, risk-free interest rate, expected volatility and dividend yield. The Company elects to account for forfeitures as they occur.

The fair value of each option was estimated on the date of the grant using the BSM option pricing model with the following assumptions:

	2022	2021
Expected volatility	55% -70%	55.0%
Expected term (in years)	5.24 - 6.0	6.0
Risk-free interest rate	1.34% - 4.10%	1.34%
Expected dividend yield	0.0%	0.0%

F-26

The weighted average grant-date fair value of options granted during the years ended December 31, 2022 and 2021 was $29.28 and $49.55, respectively.

Share-based compensation expense of approximately $0.8 million was recorded in selling, general and administrative expenses on the accompanying consolidated statement of operations for the year ended December 31, 2022. There was negligible share-based compensation expense for the year ended December 31, 2021.

Options outstanding and exercisable under the employee share option plan as of December 31, 2022 and December 2021, and a summary of option activity during the year then ended is presented below.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
Outstanding at December 31, 2020	-	$-
Granted	30,942	$95.40
Exercised	-	$-
Canceled or forfeited	(205)	$95.40
Outstanding at December 31, 2021	30,737	$95.40	9.94	$1,691
Granted	64,572	$48.20
Exercised	-	$-
Canceled or forfeited	(8,358)	$76.11
Outstanding at December 31, 2022	86,951	$62.16	9.27	$1
Exercisable at December 31, 2022	11,166	$85.48	8.99	$-

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that were in the money at December 31, 2022 and December 31, 2021.

As of December 31, 2022, there was $2.2 million of unrecognized compensation cost related to unvested stock options held by employees and directors, which is expected to be recognized over a weighted-average period of approximately 2.3 years.

Share-Based Compensation (RSUs)

Restricted Stock Units (“RSUs”) will vest annually over two years, subject to the recipient’s continued service with the Company through the applicable vesting dates. The fair value of each RSU is estimated based on the closing market price of the Company’s common stock on the grant date.

Share-based compensation expense of $1.0 million and $0.1 million for the RSUs was recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations for the years ended December 31, 2022 and 2021.

As of December 31, 2022, there was $0.6 million of unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted-average period of approximately 1.4 years. The total fair value of shares vested during the years ended December 31, 2022 and 2021 was $0.8 million and $0.0 million, respectively.

The following table summarizes the activity for RSUs during the year ended December 31, 2022 and December 31, 2021:

	Shares	Weighted Average Grant Date Fair Value
Outstanding balance at December 31, 2020	-	$-
Granted	8,504	95.40
Issued	-	-
Forfeited	-	-
Outstanding balance at December 31, 2021	8,504	$95.40
Awarded	17,176	52.20
Issued	(8,504)	95.40
Forfeited	-	-
Outstanding balance at December 31, 2022	17,176	$52.20

F-27

21. Interest Expense, net

Interest expense, net consists of the following:

	For years ended December 31,
(in thousands)	2022	2021
Interest expense	(12)	(2)
Contract asset interest expense	(358)	(358)
Interest income- related party	165	-
Interest income – other	10	16
Interest expense, net	$(195)	$(344)

Contract asset interest expense relates to the $1.7 million contract asset in connection with the $7.3 million start-up cost financing received from Maruho under the Cutanea acquisition share purchase agreement. The contract asset is amortized on a straight-line basis using a 6% interest rate over the financing arrangement contract term, which ends on December 31, 2023.

Related party interest income relates to the recorded receivable of $6.1 million from Biofrontera AG for its 50% share of the balance of a legal settlement.

22. Other Income, net

Other income, net consists of the following:

	For years ended December 31,
(in thousands)	2022	2021
Reimbursed SPA costs	$-	$539
Other, net	33	150
Other income, net	$33	$689

Other, net, primarily includes gain (loss) on foreign currency transactions and gain on termination of operating leases.

23. Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders is calculated as follows (in thousands, except share and per share amounts):

	For years ended December 31,
	2022	2021
Net loss	$(640)	$(37,713)
Weighted average common shares outstanding, basic and diluted	1,056,988	440,412
Net loss per share, basic and diluted	$(0.61)	$(85.63)

The following table sets forth securities that were anti-dilutive for diluted EPS for the periods presented but which could potentially dilute EPS in the future:

December 31,	2022	2021
Common stock warrants	459,856	217,477
Common stock options and RSUs	104,127	39,241
Unit Purchase Options	20,182	20,182

24. Commitments and Contingencies

Facility Leases

The Company leases its corporate headquarters under an operating lease that expires in August 2025. The Company has the option to extend the term of the lease for one five (5) year period upon written notice to the landlord. The extension period has not been included in the determination of the ROU asset or the lease liability as the Company concluded that it is not reasonably certain that it would exercise this option. The Company provided the landlord with a security deposit in the amount of $0.1 million, which was recorded as other assets in the consolidated balance sheets.

F-28

The Company has also entered into a master lease agreement for its vehicles. After an initial non-cancelable twelve-month period each vehicle is leased on a month to month basis. Based on historical retention experience of approximately three years, the vehicles have expiration dates ranging from February 2023 through September 2025.

In calculating the present value of the lease payments, the Company has elected to utilize its incremental borrowing rate based on the original lease term and not the remaining lease term. Given the absence of an outstanding debt agreement, a synthetic credit rating analysis was used in estimating the Company’s IBR. Based on a synthetic credit rating of Ba3 and a term of 3.33 to six years, the IBR was determined to be 6% for leased liabilities at inception and 8.5% for 2022 leased liabilities.

The components of lease expense for the year ended December 31, 2022 was as follows (in thousands except lease term and discount rate):

Lease expense	Operating Leases
Amortization of ROU assets (operating lease cost)	$653
Interest on lease liabilities	99
Total lease expense	$752

Other Information
Operational cash flow used for operating leases	$781
ROU assets obtained in exchange for lease liabilities	234
Weighted -average remaining lease term (in years)	2.54
Weighted -average discount rate	6.31%

Future lease payments under non-cancelable leases as of December 31, 2022 were as follows (in thousands):

Years ending December 31,	Future lease commitments
2023	565
2024	541
2025	349
Thereafter	-
Total future minimum lease payments	$1,455
Less imputed interest	$(109)
Total lease liability	$1,346

Reported as:
Operating lease liability, current	$498
Operating lease liability, non-current	848
Total	1,346

Cutanea payments

We have a contract in which we agreed to repay to Maruho $3.6 million on December 31, 2022 and $3.7 million on December 31, 2023 in start-up cost financing paid to us in connection with the Cutanea acquisition.

We have filed for arbitration against Maruho with the International Chamber of Commerce (“ICC”) regarding issues with Maruho’s contract manufacturer that were not disclosed at the time of the Agreement and therefore are evaluating the repayment of the $7.3 million of start-up costs. The arbitration notes that Maruho breached the agreement with Cutanea due to the undisclosed manufacturing issues and seeks damages as well as a declaration that we are not obligated to repay Maruho.

We are also obligated to share product profits with Maruho equally from January 1, 2020 through October 30, 2030. Refer to Note 3, Acquisition Contract Liabilities.

F-29

Milestone payments with Ferrer Internacional S.A.

Under the Xepi LSA, we are obligated to make payments to Ferrer upon the occurrence of certain milestones. Specifically, we must pay Ferrer i) $2,000,000 upon the first occasion when annual net sales of Xepi® under the Xepi LSA exceed $25,000,000, and ii) $4,000,000 upon the first occasion annual net sales of Xepi® under the Xepi LSA exceed $50,000,000. No payments were made in 2022 or 2021 related to Xepi® milestones.

Contingent liability related to shares of Biofrontera AG acquired from Maruho through subscription rights

Dependent on the outcome of legal proceedings between Biofrontera AG and Maruho, the Company may be liable for an additional payout of $0.9 million in relation to the shares of Biofrontera AG acquired from Maruho through a subscription rights agreement. In accordance with ASC 450-20-50-3, Contingencies, we have not accrued any liability associated with the subscription rights purchase, as the liability is not considered probable. Refer to Note 26. Subsequent Events.

Legal proceedings

At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of FASB ASC Topic 450, Contingencies. The Company expenses as incurred the legal costs related to such legal proceedings.

On November 29, 2021, the Company entered into a settlement and release agreement with respect to a lawsuit filed March 23, 2018 in the United States District Court for the District of Massachusetts in which we were alleged to have infringed on certain patents and misappropriated certain trade secrets. In the settlement, the Company and Biofrontera AG together agreed to make an aggregate payment of $22.5 million and engage a forensic expert to destroy data at issue in the litigation to settle the claims in the litigation. The Company will be responsible for $11.25 million of the aggregate settlement amount, plus interest accrued at a rate equal to the weekly average one-year constant maturity Treasury yield and agreed to pay in three annual installments beginning with December 2021.

While Biofrontera AG has agreed to pay fifty percent of the settlement costs, we remain jointly and severally liable to DUSA for the full cash settlement amount, meaning that in the event Biofrontera AG does not pay all or a portion of the amount it owes under the Agreement, DUSA could compel us to pay Biofrontera AG’s share. If either we or Biofrontera AG violates the terms of the settlement agreement, we or Biofrontera AG may be liable for a greater amount. If we become liable for more than our agreed share of the aggregate settlement amount, either of these events could have a material adverse effect on our business, prospects, financial condition and/or results of operations. As of December 31, 2022, the remaining legal settlement liability accrued for was $6.2 million, including the estimated remaining cost of the forensic expert. See Note 8, Other Receivables, Related Party for reimbursement receivable and Note 26, Subsequent Events for additional DUSA claims.

25. Retirement Plan

The Company has a defined-contribution plan under Section 401(k) of Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company matches 50% of employee contributions up to a maximum of 6% of employees’ salary.

For each of the years ended December 31, 2022 and 2021, matching contribution costs paid by the Company were $0.2 million.

F-30

26. Subsequent Events

Loan and Security Agreement with MidCap.

On May 8, 2023, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with MidCap Business Credit LLC, providing us with a revolving line of credit in the aggregate principal amount of up to $6.5 million, subject to a borrowing base. The Loan Agreement allows the Company to request advances thereunder and to use the proceeds of such advances for working capital purposes until the maturity date of May 8, 2026. The Loan Agreement is secured by a lien on substantially all of the assets of the Company, subject to customary exceptions.

Advances under the Loan Agreement shall bear interest at the 30-Day Adjusted Term SOFR Rate, set monthly on the first day of the month based on 30-Day Term SOFR plus a spread adjustment of 15 basis points and subject to a floor of 2.25%, plus 4.00% calculated and charged monthly in arrears. In the event of a called event of default, a default interest rate of 3.00% percent shall be added to the aforementioned rate. Under the terms of the Loan Agreement, amounts available for advances would be subject to a borrowing base, which is a formula based on certain eligible receivables and inventory. The Loan Agreement also includes an Unused Line Fee Rate of 0.375% of the Credit Limit less all outstanding advances, which shall be paid on a monthly basis. Currently, our borrowing capacity is limited to our eligible receivables, pending consent from Biofrontera AG to allow Midcap to obtain title to Biofrontera Inc.’s inventory in the event of bankruptcy.

Settlement Agreement. On April 11, 2023, Biofrontera Inc. and each member of its Board of Directors, in their individual capacities, entered into a settlement agreement (the “Settlement Agreement”) with Biofrontera AG, a significant stockholder of the Company.

Pursuant to the terms of the Settlement Agreement, the major provisions are as follows:

●	the Company and a member of its Board of Directors withdrew their challenges to the resolutions passed at the Biofrontera AG stockholder meeting on January 9, 2023
●	the Company will increase the Board of Directors from five to six members and appoint as a Class I Director a director nominated by Biofrontera AG to fill the vacancy, subject to certain restrictions as described in the Settlement Agreement;
●	the Company will search for an additional director candidate, who is fully independent, to be nominated for election as a Class II Director at the Company’s 2023 annual meeting of stockholders; at which point the Company will increase the size of the Board of Directors to seven members (Amended to be nominated for election in connection with the 2024 meeting);
●	the Board established a Related Party Transactions Committee to approve all contracts and transactions between the Company and Biofrontera AG, including any of its affiliates;
●	the Company amended on April 26, 2023 that certain Stockholder Rights Agreement dated October 13, 2022, between the Company and Computershare Trust Company, N.A., as Rights Agent to increase the threshold of beneficial ownership before being deemed an Acquiring Person, solely with respect to Biofrontera AG, from 20% to 29.96%.
●	In addition, the Settlement Agreement contains provisions to maintain Biofrontera AG’s representation on the Board of Directors as long as it holds at least 20% of the Company’s outstanding common stock and to limit further increases in the size of the Board of Directors or changes to the Company’s stockholder rights plan. Biofrontera AG also agrees, subject to certain conditions, to vote in support of the directors nominated by, and the proposals recommended by, the Board of Directors.

Reverse Stock Split. On May 22, 2023, the Company held virtually a Special Meeting of Shareholders in which shareholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to (i) effect a reverse split at a ratio of not less than 1-for-5 and not greater than 1-for-25 and (ii) if and when the reverse stock split is effected, to decrease the number of authorized shares of the Company’s common stock in the same ratio as is selected for the reverse stock split. The final decision of whether to proceed with the Amendment shall be determined by our board of directors, in its discretion, at any time prior to August 23, 2023, the deadline for regaining compliance with Nasdaq Listing Rule 5550(a)(2).

F-31

On June 28, 2023, the Company, filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to (i) effect the Reverse Stock Split of the Company’s Common Stock, and (ii) effect a related proportional reduction in the number of the Company’s authorized shares of Common Stock from 300,000,000 to 15,000,000 (the “Authorized Share Reduction”).

Pursuant to the Amendment, the Reverse Stock Split and Authorized Share Reduction was effective at 11:59 p.m. on July 3, 2023 (the “Split Effective Time”), and the Common Stock began trading on the Nasdaq Capital Market on a post-split basis on July 5, 2023. The par value and other terms of the Common Stock were not affected.

Licensing Agreement with Optical Tools

On December 2, 2022, the Company entered into the technology transfer agreement with Optical Tools LLC (“Optical Tools”), and Stephen Tobin and Paul Sowyrda (the “Agreement”). The Agreement allowed for the transfer of the assigned patents and trademarks, and upon notification by the Company to Optical Tools, the research and development of certain prototypes.

On May 28, 2023, the Company authorized Optical Tools to design, develop, manufacture, and deliver at least two portable photodynamic therapy lamp prototypes (“PDT Device”) using the technology in the assigned patents. The PDT Device provides illumination, based on different light profiles, to the external skin surface of the human body. The Company shall reimburse Optical Tools for all reasonable out-of-pocket, material and labor costs per the agreement.

As part of the Agreement, Optical Tools will be eligible to receive regulatory and sales milestone payments totaling up to $1.0 million, and royalties of up to 3% of net revenue of certain products developed under this Agreement.

New Board Member

On July 7, 2023, in connection with the Biofrontera AG settlement agreement disclosed above, the board of directors of the Company appointed Heikki Lanckriet to the Board. Mr. Lanckriet will serve as a Class I Director to hold office for a term expiring at the annual meeting of the Company’s stockholders for fiscal year 2025. Mr. Lanckriet’s term as director began upon his appointment at the July 7, 2023 meeting.

Mr. Lanckriet was appointed to the Board upon the nomination of Biofrontera AG, a significant stockholder of the Company, pursuant to a settlement agreement dated as of April 11, 2023, between the Company, each member of its Board of Directors at that time and Biofrontera AG.

Contingent liability related to shares of Biofrontera AG acquired from Maruho through subscription rights relieved in 2023.

In July 2023, AG and Maruho settled the dispute from which the contingent payment obligation of Biofrontera Inc. under the subscription rights agreement could have arisen.

Legal Claim

On September 13, 2023, Biofrontera was served with a complaint filed in United Stated District Court for the District of Massachusetts by DUSA Pharmaceuticals, Inc., Sun Pharmaceutical Industries, Inc., and Sun Pharmaceutical Industries LTD (collectively “DUSA” or “Plaintiffs”) in which DUSA alleges breach of contract, violation of the Lanham Act, and unfair trade practices. All claims stem from allegations that Biofrontera has promoted its Ameluz product in a manner that is inconsistent with its approved FDA labeling.

Though this complaint was originally filed in the U.S. District Court for the District of Massachusetts, this matter has been transferred by agreement of the parties to the U.S. District Court for the District of New Jersey.

The Company denies the Plaintiffs’ claims and intends to defend these matters vigorously. Based on the Company’s assessment of the facts underlying the above claims, the uncertainty of litigation and the preliminary stage of the case, the Company cannot estimate the possibility of a material loss, nor the potential range of loss that may result from this action. If the final resolution of the matter is adverse to the Company, it could have a material impact on the Company’s financial position, results of operations, or cash flows.

F-32

BIOFRONTERA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,453	$17,208
Investment, related party	5,935	10,548
Accounts receivable, net	2,193	3,748
Other receivables, related party	4,001	3,658
Inventories, net	14,785	7,168
Prepaid expenses and other current assets	929	810

Total current assets	32,296	43,140

Other receivables long term, related party	-	2,813
Property and equipment, net	175	204
Operating lease right-of-use assets	1,107	1,375
Intangible asset, net	2,823	3,032
Other assets	504	320

Total assets	$36,905	$50,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,243	1,278
Accounts payable, related parties	4,657	1,312
Acquisition contract liabilities, net	7,121	6,942
Operating lease liabilities	489	498
Accrued expenses and other current liabilities	10,736	10,864
Line of credit	1,106	-

Total current liabilities	25,352	20,894

Long-term liabilities:
Acquisition contract liabilities, net	2,300	2,400
Warrant liabilities	1,440	2,843
Operating lease liabilities, non-current	600	848
Other liabilities	40	21

Total liabilities	29,732	27,006

Commitments and contingencies (Note 18)

Stockholders’ equity:
Preferred Stock, $0.001 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2023 and December 31, 2022	-	-
Common Stock, $0.001 par value, 15,000,000 shares authorized; 1,367,628 and 1,359,040 shares issued and outstanding as of June 30, 2023 and December 31, 2022	27	27
Additional paid-in capital	103,980	103,370
Accumulated deficit	(96,834)	(79,519)

Total stockholders’ equity	7,173	23,878

Total liabilities and stockholders’ equity	$36,905	$50,884

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-33

BIOFRONTERA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Product revenues, net	$5,830	$4,441	$14,544	$14,177
Revenues, related party	18	16	36	31

Total revenues, net	5,848	4,457	14,580	14,208

Operating expenses
Cost of revenues, related party	2,772	2,402	7,319	7,377
Cost of revenues, other	116	152	167	327
Selling, general and administrative	11,456	9,669	21,254	17,285
Selling, general and administrative, related party	92	346	119	441
Research and development	11	-	11	-
Change in fair value of contingent consideration	100	(1,900)	(100)	(1,900)

Total operating expenses	14,547	10,669	28,770	23,530

Loss from operations	(8,699)	(6,212)	(14,190)	(9,322)

Other income (expense)
Change in fair value of warrants	375	5,371	1,403	14,082
Change in fair value of investment, related party	(1,482)	-	(4,424)	-
Interest expense, net	(79)	(38)	(114)	(71)
Other income, net	62	29	30	52

Total other income (expense)	(1,124)	5,362	(3,105)	14,063

Income (loss) before income taxes	(9,823)	(850)	(17,295)	4,741
Income tax expense	14	-	20	30

Net income (loss)	$(9,837)	$(850)	$(17,315)	$4,711

Income (loss) per common share:
Basic	$(7.23)	$(0.90)	$(12.73)	$5.24
Diluted	$(7.23)	$(0.90)	$(12.73)	$5.22

Weighted-average common shares outstanding:
Basic	1,360,739	941,175	1,359,894	898,444
Diluted	1,360,739	941,175	1,359,894	902,209

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-34

BIOFRONTERA INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except number of shares)

(Unaudited)

Three and Six Months Ended June 30, 2023

	Common Stock		Additional Paid-	Accumulated
	Shares	Amount	In Capital	Deficit	Total
Balance, March 31, 2023	1,359,040	$27	$103,721	$(86,997)	$16,751
Issuance of shares for vested restricted stock units	8,588	-	-	-	-
Stock based compensation	-	-	259	-	259
Net loss	-	-	-	(9,837)	(9,837)
Balance, June 30, 2023	1,367,628	$27	$103,980	$(96,834)	$7,173

Balance, December 31, 2022	1,359,040	$27	$103,370	$(79,519)	$23,878
Issuance of shares for vested restricted stock units	8,588	-	-	-	-
Stock based compensation	-	-	610	-	610
Net loss	-	-	-	(17,315)	(17,315)
Balance, June 30, 2023	1,367,628	$27	$103,980	$(96,834)	$7,173

Three and Six Months Ended June 30, 2022

	Common Stock		Additional Paid-	Accumulated
	Shares	Amount	In Capital	Deficit	Total
Balance March 31, 2022	855,238	$17	$90,717	$(73,318)	$17,416
Issuance of common stock and warrants under private placement, net of issuance costs	92,500	2	114	-	116
Issuance of shares for vested restricted stock units	2,835	-	-	-	-
Stock based compensation	-	-	551	-	551
Net loss	-	-	-	(850)	(850)
Balance, June 30, 2022	950,573	$19	$91,382	$(74,168)	$17,233

Balance, December 31, 2021	855,238	$17	$90,200	$(78,879)	$11,338
Issuance of common stock and warrants under private placement, net of issuance costs	92,500	2	114	-	116
Issuance of shares for vested restricted stock units	2,835	-	-	-	-
Stock based compensation	-	-	1,068	-	1,068
Net income	-	-	-	4,711	4,711
Balance, June 30, 2022	950,573	$19	$91,382	$(74,168)	$17,233

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-35

BIOFRONTERA INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:

Net income (loss)	$(17,315)	$4,711

Adjustments to reconcile net income (loss) to cash flows used in operations

Depreciation	44	54
Amortization of right-of-use assets	265	-
Amortization of acquired intangible assets	209	209
Change in fair value of investment, related party	4,424	-
Change in fair value of contingent consideration	(100)	(1,900)
Change in fair value of warrant liabilities	(1,403)	(14,082)
Stock-based compensation	610	1,068
Provision for inventory obsolescence	-	100
Provision for doubtful accounts	64	133
Non-cash interest expense	190	179

Changes in operating assets and liabilities:
Accounts receivable	1,491	1,650
Other receivables, related party	2,397	5,602
Prepaid expenses and other assets	(302)	3,698
Inventories	(7,617)	(4,449)
Accounts payable and related party payables	3,380	1,280
Operating lease liabilities	(255)	-
Accrued expenses and other liabilities	(107)	(240)

Cash flows used in operating activities	(14,025)	(1,987)

Cash flows from investing activities
Sales of equity investment, related party	178	-
Purchases of property and equipment	(14)	(36)

Cash flows provided by (used) in investing activities	164	(36)

Cash flows from financing activities
Proceeds from line of credit	5,700	-
Proceeds from issuance of common stock and warrants in private placement, net of issuance costs	-	9,391
Repayment of line of credit	(4,594)	-

Cash flows provided by financing activities	1,106	9,391

Net increase (decrease) in cash and cash equivalents	(12,755)	7,368
Cash, cash equivalents and restricted cash, at the beginning of the period	17,408	24,742

Cash, cash equivalents and restricted cash, at the end of the period	$4,653	$32,110

Supplemental disclosure of cash flow information
Interest paid	$-	$4
Income taxes paid, net	$-	$30

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-36

Biofrontera Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Business Overview

Biofrontera Inc (the “Company” or “Biofrontera”) is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (“PDT”) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions as well as impetigo, a bacterial skin infection. In May 2023, the Company began research and development (“R&D”) activities to support PDT growth and will continue to opportunistically invest in these activities going forward. Our research and development program currently aims to improve the capabilities of our BF-RhodoLED® lamps to better fulfill the needs of dermatologists and improve the effectiveness of our commercial team by letting sales representatives carry approved devices with them allowing for easier product demonstrations and evaluations.

Biofrontera Inc. includes its wholly owned subsidiary Bio-FRI GmbH (“Bio-FRI”), a limited liability company organized under the laws of Germany. Our subsidiary, Bio-FRI was formed on February 9, 2022, as a German presence to facilitate our relationship with the Ameluz Licensor.

Our principal licensed product is Ameluz®, which is a prescription drug approved for use in combination with the RhodoLED® lamp series, for PDT (when used together, “Ameluz® PDT”). In the United States, the PDT treatment is used for the lesion-directed and field-directed treatment of actinic keratoses of mild-to-moderate severity on the face and scalp. We are currently selling Ameluz® for this indication in the U.S. under an exclusive license and supply agreement (“Ameluz LSA”) with Biofrontera Pharma (“Pharma”) GmbH and Biofrontera Bioscience GmbH (together the “Ameluz Licensor”).

Our second prescription drug licensed product is Xepi® (ozenoxacin cream, 1%), a topical non-fluorinated quinolone that inhibits bacterial growth. Currently, no antibiotic resistance against Xepi® is known and it has been specifically approved by the FDA for the treatment of impetigo, a common skin infection, due to Staphylococcus aureus or Streptococcus pyogenes. It is approved for use in the United States in adults and children 2 months and older. We are currently selling Xepi® for this indication in the United States under an exclusive license and supply agreement, as amended (“Xepi LSA”) with Ferrer Internacional S.A. (“Ferrer”) that was assumed by Biofrontera on March 25, 2019 through our acquisition of Cutanea Life Sciences, Inc.(“Cutanea”). There has been limited revenue during the current reporting periods and recent developments with the third-party manufacturer that was providing our supply of Xepi® have resulted in further delays of our commercialization of the product. However, Ferrer is qualifying a new Contract manufacturer, Cambrex, which is expected to begin production early in 2024. Once the new third-party manufacturer is qualified, we expect the supply of Xepi® will meet future needs.

Liquidity and Going Concern

The Company’s primary sources of liquidity are its existing cash balances, cash collected from the sales of its products, proceeds from the sale of our investment, related party, and cash flows from a revolving line of credit. As of June 30, 2023, we had cash and cash equivalents of $4.5 million and investment, related party of $5.9 million, compared to $17.2 million and $10.5 million as of December 31, 2022, respectively.

Since we commenced operations in 2015, we have generated significant losses. For the six months ended June 30, 2023 and 2022, we incurred loss from operations of $14.2 million and $9.3 million, respectively. We incurred net cash outflows from operations of $14.0 million and $2.0 million, for the same periods, respectively. We had an accumulated deficit as of June 30, 2023 of $96.8 million.

The Company’s short-term material cash requirements include working capital needs and satisfaction of contractual commitments (see Note 18. Commitments and Contingencies), Maruho start-up cost financing repayments of $7.3 million (see Note 3. Acquisition Contract Liabilities), and legal settlement expenses after reimbursement from Biofrontera AG of $2.4 million.

Additionally, we expect to continue to incur operating losses due to significant discretionary sales and marketing, medical affairs, and dermatology community outreach efforts as we seek to expand the commercialization of our licensed products in the United States. We also expect to incur additional expenses to add and improve operational, financial and information systems and personnel, including personnel to support our product commercialization efforts. In addition, we expect to incur costs to continue to comply with corporate governance, regulatory reporting and other requirements applicable to us as a public company in the U.S.

In connection with our assessment of going concern considerations under applicable accounting standards, the Company’s management has determined that, based on our growth plans, upcoming inventory purchases, and a final settlement payment, substantial doubt exists about our ability to continue as a going concern for at least one year from the date the unaudited condensed financial statements were issued.

The future viability of the Company is dependent on its ability to continue to execute its growth plan and raise additional capital or find alternative methods of financing to fund its operations until cash flow from operations is sufficient. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern. No assurance can be given that the Company will be successful in these efforts. Accordingly, management has concluded that substantial doubt exists about the company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of these financial statements.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

F-37

2. Summary of Significant Accounting Policies

Basis for Preparation of the Financial Statements

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations. In the Company’s opinion, the unaudited condensed consolidated financial statements include all material adjustments, all of which are of a normal and recurring nature, necessary to present fairly the Company’s financial position as of June 30, 2023, the Company’s operating results for the three and six months ended June 30, 2023 and 2022, and the Company’s cash flows for the six months ended June 30, 2023 and 2022. The accompanying financial information as of December 31, 2022 is derived from audited financial statements. Interim results are not necessarily indicative of results for a full year. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 13, 2023.

All amounts shown in these financial statements and tables are in thousands and amounts in the notes are in millions, except percentages and per share and share amounts.

The Company’s significant accounting policies are discussed in Note 2—Summary of Significant Accounting Policies within the notes to financial statements for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K. There have been no significant changes to these policies during the three and six months ended June 30, 2023 except for those noted below:

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include external costs of outside vendors engaged to conduct research and development activities, and other operational costs related to the Company’s research and development activities.

Reverse Stock Split

On July 3, 2023 Biofrontera Inc. effected a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the issued and outstanding shares of the Company’s common stock, $0.001 par value (the “Common Stock”). The Common Stock began trading on the Nasdaq Capital Market on a post-split basis on July 5, 2023.

All information included in these consolidated financial statements has been adjusted, on a retrospective basis, to reflect the Reverse Stock Split as if it had been effective from the beginning of the earliest period presented, unless otherwise stated. All outstanding securities entitling their holders to purchase shares of Common Stock or acquire shares of Common Stock, including stock options, restricted stock units, and warrants, were adjusted as a result of the Reverse Stock Split, as required by the terms of those securities.

Use of Estimates

The preparation of the financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions by management that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities, as reported on the balance sheet date, and the reported amounts of revenues and expenses arising during the reporting period. The main areas in which assumptions, estimates and the exercising of judgment are appropriate relate to, valuation allowances for receivables and inventory, valuation of contingent consideration and warrant liabilities, realization of intangible and other long-lived assets, product sales allowances and reserves, share-based payments and income taxes including deferred tax assets and liabilities. Estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. They are continuously reviewed but may vary from the actual values.

Recently Adopted Accounting Pronouncements

In September 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to record expected credit losses for certain financial instruments, including trade receivables, as an allowance that reflects the entity’s current estimate of credit losses expected to be incurred. The new standard was effective for us on January 1, 2023, and did not have a material effect on our consolidated financial statements.

3. Acquisition Contract Liabilities

On March 25, 2019, we entered into an agreement (as amended, the “Share Purchase Agreement”) with Maruho Co, Ltd. (“Maruho”) to acquire 100% of the shares of Cutanea Life Sciences, Inc. (“Cutanea”). As of the date of the acquisition, Maruho Co, Ltd. owned approximately 29.9% of Biofrontera AG through its fully owned subsidiary Maruho Deutschland GmbH. Biofrontera AG is our former parent, and currently a significant shareholder.

F-38

Pursuant to the Share Purchase Agreement, Maruho agreed to provide $7.3 million in start-up cost financing for Cutanea’s redesigned business activities (“start-up costs”). These start-up costs are to be paid back to Maruho by the end of 2023 in accordance with contractual obligations related to an earn-out arrangement. In addition, as part of the earn-out arrangement with Maruho, the product profit amount from the sale of Cutanea products as defined in the share purchase agreement will be shared equally between Maruho and Biofrontera until 2030 (“contingent consideration”).

In connection with this acquisition in 2019, we recorded the $7.3 million in start-up cost financing, a $1.7 million contract asset related to the benefit associated with the non-interest-bearing start-up cost financing and $6.5 million of contingent consideration related to the estimated profits from the sale of Cutanea products to be shared equally with Maruho (see Note 18. Commitment and contingencies – Cutanea payments).

The contract asset related to the start-up cost financing is amortized on a straight-line basis using a 6.0% interest rate over the 57-month term of the financing arrangement, which ends on December 31, 2023. The contract asset is shown net of the related start-up cost financing within acquisition contract liabilities, net.

The contingent consideration was recorded at acquisition-date fair value using a Monte Carlo simulation with an assumed discount rate of approximately 6.0% over the applicable term. The contingent consideration is recorded within acquisition contract liabilities, net. The amount of contingent consideration that could be payable is not subject to a cap under the agreement. The contingent consideration that could be payable was valued at $2.3 million with payments coming due May of 2028 through May 2030. The Company re-measures contingent consideration and re-assesses the underlying assumptions and estimates at each reporting period utilizing a scenario-based method.

Acquisition contract liabilities, net consist of the following:

(in thousands)	June 30, 2023	December 31, 2022
Short-term acquisition contract liabilities:
Start-up cost financing	7,300	7,300
Contract asset	(179)	(358)
Acquisition contract liabilities, net	$7,121	$6,942

Long-term acquisition contract liabilities:
Contingent consideration	$2,300	$2,400

Total acquisition contract liabilities:
Contingent consideration	$2,300	$2,400
Start-up cost financing	7,300	7,300
Contract asset	(179)	(358)
Total acquisition contract liabilities, net	$9,421	$9,342

4. Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

(in thousands)	Level	June 30, 2023	December 31, 2022
Assets:
Investment, related party	1	$5,935	$10,548
Liabilities:
Contingent Consideration	3	$2,300	$2,400
Warrant liability – 2022 Purchase Warrants	3	$668	$1,129
Warrant liability - 2022 Inducement Warrants	3	$772	$1,714

F-39

Investment, related party

As of June 30, 2023 and December 31, 2022, the Company had 6,280,396 and 6,446,946, respectively of common shares of Biofrontera AG, a significant shareholder. The fair value of this investment was determined with Level 1 inputs through references to quoted market prices. See Note 13, “Related Party Transactions”.

Contingent Consideration

Contingent consideration, which relates to the estimated profits from the sale of Cutanea products to be shared equally with Maruho, is reflected at fair value within acquisition contract liabilities, net on the consolidated balance sheets. The fair value is based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The valuation of the contingent consideration utilizes a scenario-based method under which a set of payoffs are calculated using the term of the earnout, projections, and an appropriate metric risk premium. These payoffs are then discounted back from the payment date to the valuation date using a payment discount rate. Finally, the discounted payments are summed together to arrive at the value of the contingent consideration. The scenario-based method incorporates the following key assumptions: (i) the forecasted product profit amounts, (ii) the remaining contractual term, (iii) a metric risk premium, and (iv) a payment discount rate. The Company re-measures contingent consideration and re-assesses the underlying assumptions and estimates at each reporting period.

The following table provides a roll forward of the fair value of the contingent consideration:

(in thousands)
Balance at December 31, 2022	$2,400
Change in fair value of contingent consideration	(100)
Balance at June 30, 2023	$2,300

Balance at December 31, 2021	$6,200
Change in fair value of contingent consideration	(1,900)
Balance at June 30, 2022	$4,300

Warrant Liabilities

The warrant liabilities are comprised of (i) a warrant to purchase 170,950 shares of common stock issued in a private placement on May 16, 2022, expiring five and one-half years after the issue date and with an exercise price of $55.40 per share (the “Purchase Warrants”) and (ii) a warrant to purchase 214,286 shares of common stock issued on July 26, 2022, expiring on December 1, 2026 with an exercise price of $33.20 per share (the “Inducement Warrants”), were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the consolidated statements of operations.

The Company utilizes a Black-Scholes option pricing model to estimate the fair value of the Purchase Warrants and Inducement Warrants which is considered a Level 3 fair value measurement. Certain inputs utilized in our Black-Scholes pricing model may fluctuate in future periods based upon factors which are outside of the Company’s control. A significant change in one or more of these inputs used in the calculation of fair value may cause a significant change to the fair value of our warrant liabilities which could also result in material non-cash gain or loss being reported in our consolidated statements of operations.

The fair value at June 30, 2023 was estimated using a Black-Scholes pricing model based on the following assumptions:

	Purchase	Inducement
Stock price	$10.40	$10.40
Expiration term (in years)	4.38	3.42
Volatility	90.0%	85.0%
Risk-free Rate	4.20%	4.37%
Dividend yield	0.0%	0.0%

The following table presents the changes in the warrant liabilities measured at fair value (in thousands):

	Six Months Ended June 30,
	2023	2022
Fair value at beginning of period	$2,843	$12,854
Issuance of new derivative liabilities	-	9,274
Change in fair value of warrant liability	(1,403)	(14,082)
Fair value at end of period	$1,440	$8,046

F-40

5. Revenue

We generate revenue primarily through the sales of our licensed products Ameluz®, BF-RhodoLED® lamps and Xepi®. Revenue from the sales of our BF-RhodoLED® lamp and Xepi® are relatively insignificant compared with the revenues generated through our sales of Ameluz®.

Related party revenue relates to an agreement with Biofrontera Bioscience GmbH (“Bioscience”) for BF-RhodoLED® leasing and installation service. Refer to Note 13, Related Party Transactions.

An analysis of the changes in product revenue allowances and reserves is summarized as follows:

(in thousands):	Returns	Co-pay assistance program	Prompt pay discounts	Government and payor rebates	Total
Balance at December 31, 2021	$43	$101	$48	$54	$246
Provision related to current period sales	5	380	11	129	525
Credit or payments made during the period	(5)	(300)	(20)	(115)	(440)
Balance at June 30, 2022	$43	$181	$39	$68	$331

Balance at December 31, 2022	$48	$9	$5	$20	$82

Provision related to current period sales	3	62	3	134	202
Credit or payments made during the period	-	(71)	(2)	(59)	(132)
Balance at June 30, 2023	$51	-	6	95	152

6. Investment, Related Party

As of June 30, 2023 and December 31, 2022, our investment in equity securities consisted solely of 6,280,396 and 6,446,946, respectively of common shares of Biofrontera AG, a significant shareholder. See Note 13. Related Party Transactions. Of these shares, 3,377,346 are not fully in our control to vote or dispose of as we see fit as they are not held in a brokerage account registered in our name, however, we are currently engaged with advisors to transfer such shares to our brokerage account. Equity securities gains and losses include unrealized gains and losses from changes in fair values during the period on equity securities we still own, as well as gains and losses on securities we sold during the period. As reflected in the consolidated statements of cash flows, we received proceeds from sales of equity securities of approximately $0.2 million during the six months ended June 30, 2023.

Unrealized gains and losses on investment, related party are summarized as follows:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2023	2022	2023	2022

Net losses recognized during the period on equity securities	$(1,482)	$-	$(4,424)	$-
Less: Net losses recognized during the period on equity securities sold	75	-	75	-
Unrealized losses recognized during the reporting period on equity securities still held at the reporting date	$(1,407)	$-	$(4,349)	$-

7. Accounts Receivable, net

Accounts receivables are mainly attributable to the sale of Ameluz®. It is expected that all trade receivables will be settled within twelve months of the balance sheet date. Trade accounts receivable are stated at their net realizable value. The allowance for credit losses reflects our best estimate of expected credit losses of the receivables determined on the basis of historical experience and current information. In developing the estimate for expected credit losses, trade accounts receivables are segmented into pools of assets depending primarily on delinquency status, and fixed reserve percentages are established for each pool of trade accounts receivables.

The allowance for credit losses was $0.2 million and $0.1 million as of June 30, 2023 and December 31, 2022, respectively.

8. Other Receivables, Related Party

As of June 30, 2023 the Company has a receivable of $4.0 million due from related parties of which $3.7 million is due from Biofrontera AG for its 50% share of the balance of a legal settlement (see Note 18. Commitments and Contingencies – Legal proceedings) for which both parties are jointly and severally liable. The Company has a contractual right to repayment of its share of the settlement payments, plus interest and other miscellaneous settlement costs, from Biofrontera AG under the Settlement Allocation Agreement (“Allocation Agreement”) entered into on December 9, 2021 and as amended on March 31, 2022, which provides that the settlement payments would first be made by the Company and then reimbursed by Biofrontera AG for its share. The Allocation Agreement, as amended, provides certain remedies to the Company, if Biofrontera AG fails to make timely reimbursements, which the Company may implement in its sole discretion, including the ability to charge interest at a rate of 6.0% per annum for each day that any reimbursement is past due and the ability to offset any overdue reimbursement amounts against payments owed to Biofrontera AG by the Company (including amounts owed under the Company’s license and supply agreement for Ameluz®). As such, no reserve for the receivable was deemed necessary as of June 30, 2023 or December 31, 2022.

F-41

9. Intangible Asset, Net

Intangible asset, net consists of the following:

(in thousands)	June 30, 2023	December 31, 2022
Xepi® license	$4,600	$4,600
Less: Accumulated amortization	(1,777)	(1,568)
Intangible asset, net	$2,823	$3,032

The Xepi® license intangible asset was recorded at acquisition-date fair value of $4.6 million and is amortized on a straight-line basis over the useful life of 11 years. Amortization expense for the three months ended June 30, 2023 and 2022 was $0.1 million and $0.2 million for the six months ended June 30, 2023 and 2022.

We review the Xepi® license intangible asset for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. In June 2023, upon receiving notification of complications with renewing the marketing authorization of the Xepi® product linked to the bankruptcy of the former contract manufacturer, we deemed it necessary to assess the recoverability of our Xepi® asset group. Future cash flows were estimated over the expected remaining useful life of the asset group, and we determined that, on an undiscounted basis, expected cash flows exceeded the carrying amount of the asset group.

The Company did not recognize any impairment charges during the three and six months ended June 30, 2023 and 2022.

10. Cash Balances and Statement of Cash Flows Reconciliation

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provides coverage of up to $250,000 per depositor, per financial institution. At June 30, 2023, approximately $4.2 million of the Company’s cash balances were in excess of FDIC limits. The Company has not experienced any losses on these accounts and management does not believe that the Company is exposed to any significant risks.

Restricted cash consists primarily of deposits of cash collateral held in accordance with the terms of our corporate credit cards.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash that sum to the total shown in the consolidated statements of cash flows:

(in thousands)	June 30, 2023	December 31, 2022
Cash and cash equivalents	$4,453	$17,208
Long-term restricted cash	200	200
Total cash, cash equivalent, and restricted cash shown on the consolidated statements of cash flows	$4,653	$17,408

11. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

(in thousands)	June 30, 2023	December 31, 2022
Legal settlement (See note 18)	$6,094	$6,207
Employee compensation and benefits	2,816	2,850
Professional fees	1,163	1,353
Product revenue allowances and reserves	152	82
Other	511	372
Total	$10,736	$10,864

12. Line of Credit

On May 8, 2023, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with MidCap Business Credit LLC, providing us with a revolving line of credit in the aggregate principal amount of up to $6.5 million, subject to a borrowing base and an availability block, with a maturity date of May 8, 2026. The Loan Agreement is secured by a lien on substantially all of the assets of the Company, subject to customary exceptions.

Advances under the Loan Agreement bear interest at the 30-Day Adjusted Term Secured Overnight Financing Rate (“SOFR Rate”), set monthly on the first day of the month based on 30-Day Term SOFR plus a spread adjustment of 15 basis points and subject to a floor of 2.25%, plus 4.00% calculated and charged monthly in arrears. In the event of a called event of default, a default interest rate of 3.00% percent shall be added to the aforementioned rate. Under the terms of the Loan Agreement, amounts available for advances would be subject to a borrowing base, which is a formula based on certain eligible receivables and inventory, and a block on such availability in the amount of $650,000. Currently, our borrowing capacity is limited to our eligible receivables, pending consent from Biofrontera AG to allow Midcap to obtain title to Biofrontera Inc.’s inventory in the event of bankruptcy. The borrowing base is up to 85% of accounts receivable, plus the least of (a) $3.3 million, (b) 50% of inventory, and (c) 85% of accounts receivable, less borrowing base reserve, if any, as defined in the Loan Agreement. The Loan Agreement also includes an Unused Line Fee Rate of 0.375% of the Credit Limit less all outstanding advances, which shall be paid on a monthly basis.

The interest rate as of June 30, 2023 was 5.31% and interest expense for the six months ended June 30, 2023 was negligible. The Company recorded approximately $0.2 million of costs related to the line of credit as an asset to be amortized on a straight-line basis over the term of the line of credit. The Company recognized minimal amortization expense in connection with this Line of Credit for the six months ended June 30, 2023, which is recorded as interest expense on the accompanying consolidated statement of operations.

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13. Related Party Transactions

License and Supply Agreement

On October 8, 2021, we entered into an amendment to the Ameluz LSA under which the price we pay per unit will be based upon our sales history. As a result of this amendment, the purchase price we pay the Ameluz Licensor for Ameluz® will be determined in the following manner:

●	fifty percent of the anticipated net price per unit until we generate $30 million in revenue from sales of the products we license from the Ameluz Licensor during a given Commercial Year (as defined in the Ameluz LSA);

●	forty percent of the anticipated net price per unit for all revenues we generate between $30 million and $50 million from sales of the products we license from the Ameluz Licensor; and

●	thirty percent of the anticipated net price per unit for all revenues we generate above $50 million from sales of the products we license from the Ameluz Licensor.

Under the agreement, the Company obtained an exclusive, non-transferable license to use Pharma’s technology to market and sell the licensed products, Ameluz® and BF-RhodoLED® and must purchase the licensed products exclusively from Pharma. There was no consideration paid for the transfer of the license.

Purchases of the licensed products during the three and six months ended June 30, 2023 were $10.4 million and $13.7 million, respectively, and $6.2 million and $11.5 million, respectively for the three and six months ended June 30, 2022. The purchases were recorded in inventories in the consolidated balance sheets, and, when sold, in cost of revenues, related party in the consolidated statements of operations. Amounts due and payable to Pharma as of June 30, 2023 and December 31, 2022 were $4.7 million and $1.3 million, respectively, which were recorded in accounts payable, related parties in the consolidated balance sheets.

Service Agreements

In December 2021, we entered into an Amended and Restated Master Contract Services Agreement, or “Services Agreement”, which provides for the execution of statements of work that will replace the applicable provisions of our previous intercompany services agreement dated January 1, 2016, or 2016 Services Agreement, by and among us, Biofrontera AG, Biofrontera Pharma and Biofrontera Bioscience, enabling us to continue to use the IT resources of Biofrontera AG and its wholly owned subsidiaries (the “Biofrontera Group”) as well as providing access to the Biofrontera Group’s resources with respect to quality management, regulatory affairs and medical affairs. We currently have statements of work in place regarding IT, regulatory affairs, medical affairs, and pharmacovigilance, and are continuously assessing the other services historically provided to us by Biofrontera AG to determine 1) if they will be needed, and 2) whether they can or should be obtained from other third-party providers. As of June 30, 2023, we have migrated away from Biofrontera AG to third party providers for most of our significant IT services. Expenses related to the service agreement were $0.1 million for the three and six months ended June 30, 2023 and $0.3 million and $0.4 million for the three and six months ended June 30, 2022, respectively. These expenses were recorded in selling, general and administrative, related party. Amounts due to Biofrontera AG related to the service agreement as of June 30, 2023 and December 31, 2022 were $0.2 million and $0.2 million, respectively, which were offset against other receivables, related party in the consolidated balance sheet.

Clinical Lamp Lease Agreement

On August 1, 2018, the Company executed a clinical lamp lease agreement with Biofrontera Bioscience GmbH (“Bioscience”) to provide lamps and associated services.

Total revenue related to the clinical lamp lease agreement was minimal for the three and six months ended June 30, 2023 and 2022, and was recorded as revenues, related party. Amounts due from Bioscience for clinical lamp and other reimbursements were approximately $0.5 million and $0.1 as of June 30, 2023 and December 31, 2022, respectively, which were recorded as other receivables, related party in the consolidated balance sheets.

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Others

The Company has recorded a receivable of $3.7 million and $6.4 million as of June 30, 2023 and December 31, 2022, respectively, due from Biofrontera AG for its 50% share of the balance of a legal settlement for which both parties are jointly and severally liable. See Note 8. Other Receivables, Related Party. There was no interest income recognized for the six months ended June 30, 2023 and $0.1 million of interest income for the six months ended June 30, 2022, in connection with this receivable.

As of June 30, 2023, our investment, related party is valued at $5.9 million and consists of 6,280,396 common shares of Biofrontera AG, a significant shareholder of the Company. Of these shares, 3,377,346 are not fully in our control to vote or dispose of as we see fit as they are not held in a brokerage account registered in our name, however, we are currently engaged with advisors to transfer such shares to our brokerage account.

14. Stockholders’ Equity

Under the Company’s amended and restated certificate of incorporation, dated December 21, 2020, the Company is authorized to issue 15,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $.001 per share. See Note 20. Subsequent Events for information and disclosures relating to adjustments related to the Reverse Stock Split.

The holders of common stock are entitled to one vote for each share held. Common stockholders are not entitled to receive dividends, unless declared by the Board of Directors. The Company has not declared dividends since inception. In the event of liquidation of the Company, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

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15. Equity Incentive Plans and Share-Based Payments

2021 Omnibus Incentive Plan

In 2021, our Board of Directors adopted and our shareholders approved, the 2021 Omnibus Incentive Plan (“2021 Plan). Under the original 2021 Plan, 137,500 shares are reserved and authorized for awards and the maximum contractual term is 10 years for stock options issued under the 2021 Plan. On December 12, 2022, the 2021 Plan was amended by our stockholders and the number of shares authorized for awards under the 2021 Plan was increased by 129,490 to 266,990. As of June 30, 2023, there were 152,301 shares available for future awards under the amended 2021 Plan. See Note 20. Subsequent Events for information and disclosures relating to adjustments related to the Reverse Stock Split.

Non-qualified stock options

We maintain the 2021 Plan for the benefit of our officers, directors and employees. Employee stock options granted under the 2021 Plan generally vest in equal annual installments over three years and are exercisable for a period of up to ten years from the grant date. Non-employee director options vest in equal monthly installments following the date of grant and will be fully vested on the one-year anniversary of the date of grant. All stock options are exercisable at a price as set by the Company at the time of the grant but shall not be less than the market value of the common shares underlying the option on the grant date.

The Company recognizes the grant-date fair value of share-based awards granted as compensation expense on a straight-line basis over the requisite service period. The fair value of stock options is estimated at the time of grant using the Black-Scholes (“BSM”) option pricing model, which requires the use of inputs and assumptions such as the fair value of the underlying stock, exercise price of the option, expected term, risk-free interest rate, expected volatility and dividend yield. The Company elects to account for forfeitures as they occur.

The fair value of each option was estimated on the date of the grant using the BSM option pricing model with the following assumptions:

	Six Months Ended June 30,
	2023	2022
Expected volatility	70% - 95%	55% - 65%
Expected term (in years)	6.0	5.24 -6.0
Risk-free interest rate	3.5% - 3.9%	1.79% - 2.90%
Expected dividend yield	0.0%	0.0%

Share-based compensation expense of approximately $0.2 million and $0.4 million was recorded in selling, general and administrative expenses on the accompanying consolidated statement of operations for the three and six months ended June 30, 2023, respectively and $0.2 million and $0.3 million for the three and six months ended June 30, 2022.

Options outstanding and exercisable under the employee share option plan as of June 30, 2023 and a summary of option activity during the six months then ended is presented below.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
Outstanding at December 31, 2022	86,951	$62.16
Granted	22,477	$13.98
Exercised	-	$-
Canceled or forfeited	(20,419)	$54.14
Outstanding at June 30, 2023	89,009	$51.84	8.65	$13
Exercisable at June 30, 2023	26,042	$64.95	7.54	$-

(1)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that were in the money at June 30, 2023.

As of June 30, 2023, there was $1.4 million of unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of approximately 2.1 years.

Share-Based Compensation (RSUs)

Restricted Stock Units (“RSUs”) will vest annually over two years, subject to the recipient’s continued service with the Company through the applicable vesting dates. The fair value of each RSU is estimated based on the closing market price of the Company’s common stock on the grant date.

Share-based compensation expense of $0.1 million and $0.2 million for the RSUs for the three and six months ended June 30, 2023, respectively, and $0.4 million and $0.8 million for the three and six months ended June 30, 2022 and was recorded in selling, general and administrative expenses in the accompanying consolidated statements of operations.

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	Shares	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value		Weighted Average Grant Date Fair Value
Outstanding at December 31, 2022	17,176		$		$52.2
Awarded	-		$		$-
Vested	(8,588)		$		$52.2
Canceled or forfeited	(3,817)		$		$-
Outstanding at June 30, 2023	4,771	0.88		$50	$52.2

As of June 30, 2023, there was $0.2 million of unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted-average period of approximately 0.9 years.

16. Interest Expense, net

Interest expense, net consists of the following:

	For three months ended June 30,		For six months ended June 30,
(in thousands)	2023	2022	2023	2022

Interest expense	$(32)	$(3)	$(33)	$(7)
Contract asset interest expense	(89)	(89)	(179)	(179)
Interest income – related party	40	53	94	110
Interest income – other	2	1	4	5
Interest expense, net	$(79)	$(38)	$(114)	$(71)

Interest expense is comprised primarily of interest on our Loan and Security Agreement with MidCap Business Credit LLC.

Contract asset interest expense relates to the $1.7 million contract asset in connection with the $7.3 million start-up cost financing received from Maruho under the Cutanea acquisition share purchase agreement. The contract asset is amortized on a straight-line basis using a 6% interest rate over the financing arrangement contract term, which ends on December 31, 2023.

17. Net Earnings (Loss) per Share

Basic net earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net earnings per common share are calculated by dividing net income by the diluted weighted average number of common shares outstanding during the period. The diluted shares include the dilutive effect of stock-based awards based on the treasury stock method. In periods where a net loss is recorded, no effect is given to potentially dilutive securities, since the effect would be anti-dilutive.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income (loss)	$(9,837)	$(850)	$(17,315)	$4,711

Shares:
Basic weighted average common shares outstanding	1,360,739	941,175	1,359,894	898,444
Add: Effect of dilutive securities
Stock options and restricted stock units	-	-	-	3,765
Diluted weighted average common shares outstanding	1,360,739	941,175	1,359,894	902,209

Net earnings (loss) per share:
Basic	$(7.23)	$(0.90)	$(12.73)	$5.24
Diluted	$(7.23)	$(0.90)	$(12.73)	$5.22

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The following table sets forth the weighted average of securities that were anti-dilutive for diluted EPS for the periods presented but which could potentially dilute EPS in the future:

June 30,	2023	2022
Common stock warrants	1,877,630	1,806,202
Common stock options and RSUs	106,034	42,428
Unit Purchase Options	20,182	20,182

Common stock warrants include Purchase Warrants, Inducement Warrants and warrants issued in the Initial Public Offering.

18. Commitments and Contingencies

Leases

The Company leases its corporate headquarters under an operating lease that expires in August 2025. The Company has the option to extend the term of the lease for one five (5) year period upon written notice to the landlord. The extension period has not been included in the determination of the ROU asset or the lease liability as the Company concluded that it is not reasonably certain that it would exercise this option. The Company provided the landlord with a security deposit in the amount of $0.1 million, which was recorded as other assets in the consolidated balance sheets.

The Company has also entered into a master lease agreement for its vehicles. After an initial non-cancelable twelve-month period, each vehicle is leased on a month-to-month basis. Based on historical retention experience of approximately three years, the vehicles have varying expiration dates through September 2025.

The components of lease expense for the three and six months ended June 30, 2023 were as follows (in thousands except lease term and discount rate):

Lease expense	Operating Leases
Amortization of ROU assets (operating lease cost)	$265
Interest on lease liabilities	37
Total lease expense	$302

Other Information
Operational cash flow used for operating leases	$293
Weighted -average remaining lease term (in years)	2.08
Weighted -average discount rate	6.31%

Future lease payments under non-cancelable leases as of June 30, 2023 were as follows (in thousands):

Years ending December 31,	Future lease commitments
2023	$270
2024	541
2025	350
Total future minimum lease payments	1,161
Less imputed interest	(72)
Total lease liability	$1,089

Reported as:
Operating lease liability, current	$489
Operating lease liability, non-current	600
Total	$1,089

Cutanea payments

We have a contract in which we agreed to repay to Maruho $3.6 million on December 31, 2022 and $3.7 million on December 31, 2023 in start-up cost financing paid to us in connection with the Cutanea acquisition.

We have filed for arbitration against Maruho with the International Chamber of Commerce (“ICC”) regarding issues with Maruho’s contract manufacturer that were not disclosed at the time of the Share Purchase Agreement and therefore are withholding the repayment of the start-up cost financing until a decision is reached through the arbitration process. The arbitration notes that Maruho breached the agreement with Cutanea due to undisclosed manufacturing issues and seeks damages as well as a declaration that we are not obligated to repay Maruho.

We are also obligated to share product profits with Maruho equally from January 1, 2020 through October 30, 2030. Refer to Note 3, Acquisition Contract Liabilities.

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Milestone payments with Ferrer Internacional S.A.

Under the Xepi LSA, we are obligated to make payments to Ferrer upon the occurrence of certain milestones. Specifically, we must pay Ferrer i) $2,000,000 upon the first occasion when annual net sales of Xepi® under the Xepi LSA exceed $25,000,000, and ii) $4,000,000 upon the first occasion annual net sales of Xepi® under the Xepi LSA exceed $50,000,000. No Xepi® milestones have been achieved as of the financial statement filing date.

Settlement Agreement with Biofrontera AG

Pursuant to the terms of that certain Settlement Agreement, dated as of April 11, 2023, among the Company, Biofrontera AG and certain current and former directors of the Company (the “Settlement Agreement”), the Company has committed, among other things, to take the following actions:

●	the Company will appoint as a Class I Director a director nominated by Biofrontera AG. See Note 20. Subsequent Events – New Board Member for details regarding the new appointment.
●	the Company will begin a search, pursuant to the conditions set forth in the Settlement Agreement including a strike right granted to the aforementioned director nominated by Biofrontera AG, for an additional director candidate, who is fully independent from Biofrontera AG, Deutsche Balaton Aktiengesellschaft (“DB”) and any of their respective affiliates, to be nominated for election as a Class II Director at the Company’s 2023 annual meeting of stockholders (Amended to be nominated for election in connection with the 2024 meeting);
●	the Board will increase its size to seven members, including the two directors appointed and elected pursuant to the Settlement Agreement.

In addition, the Settlement Agreement contains provisions to maintain Biofrontera AG’s representation on the Board of Directors as long as it holds at least 20% of the Company’s outstanding common stock   and to limit further increases in the size of the Board of Directors or changes to the Company’s stockholder rights plan. Under the Settlement Agreement, Biofrontera AG also agrees, subject to certain conditions, to vote in support of the directors nominated by, and the proposals recommended by, the Board of Directors.

Licensing Agreement with Optical Tools

On December 2, 2022, the Company entered into the technology transfer agreement with Optical Tools LLC (“Optical Tools”), and Stephen Tobin and Paul Sowyrda (the “Agreement”). The Agreement allowed for the transfer of the assigned patents and trademarks, and upon notification by the Company to Optical Tools, the research and development of certain prototypes. The Company paid a licensing fee of $0.2 million which was expensed during the year ended December 31, 2022.

On May 28, 2023, the Company authorized Optical Tools to design, develop, manufacture, and deliver at least two portable photodynamic therapy lamp prototypes (“PDT Device”) using the technology in the assigned patents. The PDT Device provides illumination, based on different light profiles, to the external skin surface of the human body. The Company shall reimburse Optical Tools for all reasonable out-of-pocket, material and labor costs per the agreement.

As part of the Agreement, Optical Tools will be eligible to receive regulatory and sales milestone payments totaling up to $1.0 million, and royalties of up to 3% of net revenue of certain products developed under this Agreement.

The Company did not make any milestone or royalty payments during the three or six months ended June 30, 2023 and 2022, respectively.

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Legal proceedings

At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of FASB ASC Topic 450, Contingencies. The Company expenses as incurred the legal costs related to such legal proceedings.

On November 29, 2021, the Company entered into a settlement and release agreement with respect to a lawsuit filed March 23, 2018 in the United States District Court for the District of Massachusetts in which we were alleged to have infringed on certain patents and misappropriated certain trade secrets. In the settlement, the Company and Biofrontera AG together agreed to make an aggregate payment of $22.5 million and engage a forensic expert to destroy data at issue in the litigation to settle the claims in the litigation.

While Biofrontera AG has agreed to pay fifty percent of the settlement costs, we remain jointly and severally liable to DUSA Pharmaceuticals Inc. (“DUSA”) for the full cash settlement amount, meaning that in the event Biofrontera AG does not pay all or a portion of the amount it owes under the Agreement, DUSA could compel us to pay Biofrontera AG’s share. If either we or Biofrontera AG violates the terms of the settlement agreement, we or Biofrontera AG may be liable for a greater amount. If we become liable for more than our agreed share of the aggregate settlement amount, either of these events could have a material adverse effect on our business, prospects, financial condition and/or results of operations. As of June 30, 2023, we have reflected a legal settlement liability in the amount of $6.1 million for the remaining payments due under the settlement, including the estimated remaining cost of the forensic expert and a related receivable from related party of $3.7 million for the remaining legal settlement costs to be reimbursed in accordance with the Settlement Allocation Agreement, which provided that the settlement payments, including the cost of the forensic expert, would first be made by the Company and then reimbursed by Biofrontera AG for its share. Pursuant to the Settlement Agreement, if DUSA believes Biofrontera has violated any terms of the settlement and release agreement, the parties must engage in certain alternative dispute resolution activities, including a meeting between company representatives and non-binding mediation before a court action can be initiated.

19. Retirement Plan

The Company has a defined-contribution plan under Section 401(k) of Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company matches 50% of employee contributions up to a maximum of 6% of employees’ salary.

Matching contribution costs paid by the Company were $0.1 million and negligible for the three months ended June 30, 2023 and 2022, and $0.2 million and $0.1 million for the six months ended June 30, 2023 and 2022, respectively.

20. Subsequent Events

We have completed an evaluation of subsequent events after the balance sheet date of June 30, 2023 through the date this Quarterly Report on Form 10-Q was submitted to the SEC.

Reverse Stock Split

On June 28, 2023, the Company, filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to (i) effect the Reverse Stock Split of the Company’s Common Stock, and (ii) effect a related proportional reduction in the number of the Company’s authorized shares of Common Stock from 300,000,000 to 15,000,000 (the “Authorized Share Reduction”).

Pursuant to the Amendment, the Reverse Stock Split and Authorized Share Reduction was effective at 11:59 p.m. on July 3, 2023 (the “Split Effective Time”), and the Common Stock began trading on the Nasdaq Capital Market on a post-split basis on July 5, 2023. The par value and other terms of the Common Stock were not affected.

Following the Split Effective Time, every 20 shares of Biofrontera Inc. common stock issued and outstanding were automatically combined and reclassified into one share of common stock. Outstanding equity-based awards, warrants and other equity rights were proportionately adjusted pursuant to their terms and the number of shares authorized and reserved for issuance upon vesting of restricted stock units or exercise of stock options and warrants were reduced proportionately. No fractional shares were issued as a result of the reverse stock split. Stockholders who would otherwise hold a fractional share as a result of the Reverse Stock Split received an additional share of common stock.

Under the terms of the applicable warrant agreement, the number of shares of Common Stock issuable on exercise of each warrant will be proportionately decreased. Specifically, following effectiveness of the Reverse Stock Split, every 20 shares of Common Stock that may be purchased pursuant to the exercise of public warrants now represents one share of Common Stock that may be purchased pursuant to such warrants. Accordingly, for the Company’s warrants trading under the symbol “BFRIW”, every 20 warrants will be exercisable for one share of Common Stock at an exercise price of $100.00 per share of Common Stock.

The Reverse Stock Split affected all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity (other than as a result of the rounding up of fractional shares).

New Board Member

On July 7, 2023, in connection with the Biofrontera AG settlement agreement, the board of directors of the Company appointed Heikki Lanckriet to the Board. Mr. Lanckriet will serve as a Class I Director to hold office for a term expiring at the annual meeting of the Company’s stockholders for fiscal year 2025. Mr. Lanckriet’s term as director began upon his appointment at the July 7, 2023 meeting.

Mr. Lanckriet was appointed to the Board upon the nomination of Biofrontera AG, a significant stockholder of the Company, pursuant to a settlement agreement dated as of April 11, 2023, between the Company, each member of its Board of Directors at that time and Biofrontera AG. See Note 18, “Commitments and Contingencies”.

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Up to              Shares of Common Stock

or

Up to              Pre-Funded Warrants to Purchase Common Stock

Up to              Warrants to Purchase Common Stock

Up to              Shares of Common Stock Underlying the Warrants

Up to              Shares of Common Stock Underlying the Pre-Funded Warrants

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all fees and expenses, other than the placement agent fees payable solely by Biofrontera Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee and, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Amount to be paid
SEC registration fee	$
FINRA filing fee
Accounting fees and expenses
Legal fees and expenses

Total	$

Item 14. Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Biofrontera Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent sales of unregistered securities.

We do not have any sales of unregistered securities to report that have not been previously included in a Quarterly Report on Form 10-Q or in a Current Report on Form 8-K.

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Item 16. Exhibits and financial statements.

Exhibit No.

1.1*	Form of Placement Agent Agreement

2.1#	Share and Purchase Agreement dated March 25, 2019 between Biofrontera Newderm LLC, Biofrontera AG, Maruho Co. Ltd. And Cutanea Life Sciences, Inc. (incorporated by reference to Exhibit 4.13 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021).

3.2	Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of Biofrontera Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on October 14, 2022).

3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021).

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Biofrontera Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2023).

4.1	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Company’s Form S-1 filed with the SEC on October 12, 2021).

4.2	Form of Unit Purchase Option (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021)

4.3	Warrant Agent Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2021)

4.4	Form of Purchaser Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on December 3, 2021).

4.5	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed with the SEC on December 3, 2021).

4.6	Form of Unit Purchase Option (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 3, 2021)

4.7	Form of 2022 Purchaser Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2022)

4.8	Form of 2022 Pre-funded Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2022)

4.9	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the SEC on July 28, 2022).

4.10	Stockholder Rights Agreement, dated as of October 13, 2022, between Biofrontera Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on October 14, 2022)

4.11	Amendment No. 1 to the Stockholder Rights Agreement, dated as of April 26, 2023, between Biofrontera Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on April 28, 2023).

4.12*	Form of Warrant

4.13*	Form of Pre-Funded Warrant

4.14*	Form of Warrant Agent Agreement

5.1*	Opinion of McGuireWoods LLP.

10.1#	Amended and Restated License and Supply Agreement dated June 16, 2021 by and among Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH and Biofrontera Inc. (incorporated by reference to Exhibit 10.1 to Company’s Form S-1 filed with the SEC on July 6, 2021).

10.2#	License and Supply Agreement dated March 10, 2014 by and between Ferrer Internacional, S.A. and Medimetriks Pharmaceuticals, Inc., as amended by Amendment No. 1 and Consent and Acknowledgment Agreement with respect thereto (incorporated by reference to Exhibit 4.14 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

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10.3#	Amendment No. 1 to License and Supply Agreement dated March 5, 2018 by and between Medimetriks Pharmaceuticals, Inc. and Ferrer Internacional, S.A. (incorporated by reference to Exhibit 4.15 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.4	Consent and Acknowledgement Agreement dated March 5, 2018 by and between Medimetriks Pharmaceuticals, Inc. and Ferrer Internacional, S.A. (incorporated by reference to Exhibit 4.16 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.5#	Supply Agreement dated March ___, 2018 by and between Ferrer Internacional, S.A. and Cutanea Life Sciences, Inc. (incorporated by reference to Exhibit 4.17 to Biofrontera AG’s Form 20-F filed with the SEC on April 29, 2019).

10.6†	Employment Agreement – Erica Monaco (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to the Company’s Form S-1 filed with the SEC on August 12, 2021).

10.7	Second Intercompany Revolving Loan Agreement dated March 31, 2021 by and between the Company and Biofrontera AG (incorporated by reference to Exhibit 10.7 to the Company’s Form S-1 filed with the SEC on July 6, 2021).

10.8	Amended and Restated Master Contract Services Agreement, by and among the Company, Biofrontera AG, Biofrontera Pharma GmbH and Biofrontera Bioscience GmbH (incorporated by reference to Exhibit 10.8 to the Company’s Form S-1 filed with the SEC on July 6, 2021).

10.9	Quality Agreement dated November 1, 2016, between the Company and Biofrontera Pharma GmbH (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Company’s Form S-1 filed with the SEC on July 26, 2021).

10.10	Intercompany Services Agreement dated January 1, 2016, between the Company, Biofrontera AG, Biofrontera Pharma GmbH and Biofrontera Bioscience GmbH (incorporated by reference to Exhibit 10.10 to Amendment No. 4 to the Company’s Form S-1 filed with the SEC on September 16, 2021

10.11†	Amended Employment Agreement dated October 1, 2021 – Hermann Lübbert (incorporated by reference to Exhibit 10.11 to Amendment No. 5 to the Company’s Form S-1 filed with the SEC on October 1, 2021).

10.12†	2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 to Amendment No. 6 to the Company’s Form S-1 filed with the SEC on October 12, 2021).

10.13†	Form of Restricted Stock Unit Executive Award Agreement under 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 6 to the Company’s Form S-1 filed with the SEC on October 12, 2021).

10.14†	Form of Nonqualified Stock Option Executive Award Agreement under 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 6 to the Company’s Form S-1 filed with the SEC on October 12, 2021).

10.15†	Form of Nonqualified Stock Option Award Agreement under 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.15 to Amendment No. 6 to the Company’s Form S-1 filed with the SEC on October 12, 2021).

10.16†	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.16 filed with the SEC on October 12, 2021).

10.17#	Corrected Amendment to Amended and Restated License and Supply Agreement dated October 8, 2021 by and among Biofrontera Pharma GmbH, Biofrontera Bioscience GmbH and Biofrontera Inc. (incorporated by reference to Exhibit 10.17 to Amendment No. 7 to the Company’s Form S-1 filed with the SEC on October 13, 2021).

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10.18	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on December 3, 2021).

10.19	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on December 3, 2021).

10.20	Amendment to Amended Employment Agreement effective as December 15, 2021 and dated March 2, 2022 — Herman Lübbert (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on March 8, 2022).

10.21	Amended Settlement Allocation Agreement dated March 31, 2022 between the Company and Biofrontera Bioscience GmbH, Biofrontera Pharma GmbH, Biofrontera Development GmbH, Biofrontera Neuroscience GmbH, (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on April 5, 2022).

10.22†	Amendment to Employment Agreement effective as April 1, 2022 — Erica Monaco (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on April 5, 2022).

10.23	Form of Securities Purchase Agreement for 2022 Private Placement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2022)

10.24	Form of Registration Rights Agreement for 2022 Private Placement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2022)

10.25	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2022)

10.26†	Employment Agreement —Fred Leffler (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on October 24, 2022)

10.27	Form of Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on October 31, 2022)

10.28#

Settlement Agreement dated April 11, 2023 between Biofrontera Inc., Hermann Luebbert, John J. Borer, Loretta M. Wedge, Beth J. Hoffman, Kevin D. Weber and Biofrontera AG (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the SEC on May 12. 2023)

10.29	Commitment Letter dated as of March 9, 2023 between the Company and MidCap Business Credit LLC (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q filed with the SEC on May 12. 2023)

10.30	Loan and Security Agreement, dated as of May 8, 2023, between the Company, as Borrower, and MidCap Business Credit LLC, as Lender (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q filed with the SEC on May 12. 2023)

10.31†	Confidential Settlement and General Release Agreement, dated as of May 25, 2023, between the Company and Erica Monaco (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed with the SEC on August 11. 2023)

10.32	Amendment No. 1 to Settlement Agreement dated as of October 12, 2023, between Biofrontera Inc., Hermann Luebbert, John J. Borer, Loretta M. Wedge, Beth J. Hoffman, Kevin D. Weber and Biofrontera AG (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on October 13. 2023)

10.32*	Form of Securities Purchase Agreement

21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s S-1 filed with the SEC on July 6, 2021).

23.1	Consent of Marcum LLP, independent registered public accounting firm.

23.2*	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included in the signature page).

EX-101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.

EX-101.SCH	Inline XBRL Taxonomy Extension Schema Linkbase Document

EX-101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

EX-101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

EX-101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

EX-101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

107**	Filing Fees Exhibit

*	To be filed by amendment.
**	Previously filed.
†	Indicates a management contract or compensatory plan or arrangement.
#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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Item 17. Undertakings.

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement,

(b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woburn, Commonwealth of Massachusetts, on October 13, 2023.

BIOFRONTERA INC.

By:	/s/ E. Fred Leffler, III
Name:	E. Fred Leffler, III
Title:	Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Hermann Luebbert	Chairman and Chief Executive Officer	October 13, 2023
Prof. Dr. Hermann Luebbert	(Principal Executive Officer)

/s/ E. Fred Leffler, III	Chief Financial Officer	October 13, 2023
E. Fred Leffler, III	(Principal Financial Officer and Principal Accounting Officer)

*	Director	October 13, 2023
John J. Borer

*	Director	October 13, 2023
Heikki Lanckriet

*	Director	October 13, 2023
Beth J. Hoffman

*	Director	October 13, 2023
Kevin D. Weber

*By:	/s/ Daniel Hakansson
Daniel Hakansson
Attorney-in-fact

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